Exhibit 10.1

EXECUTION COPY

$2,835,000,000

€460,000,000

CREDIT AGREEMENT

Dated as of May 18, 2012

among

BAUSCH & LOMB INCORPORATED,

as Parent Borrower,

BAUSCH & LOMB B.V.,

as Dutch Subsidiary Borrower,

WP PRISM INC.,

as Holdings,

CITIBANK, N.A.,

as Administrative Agent, Swing Line Lender

and an L/C Issuer,

JPMORGAN CHASE BANK, N.A.,

as an L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

J.P. MORGAN SECURITIES LLC and

CREDIT SUISSE SECURITIES (USA) LLC,

as Syndication Agents,

GOLDMAN SACHS BANK USA and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Documentation Agents,

CITIGROUP GLOBAL MARKETS INC.,

J.P. MORGAN SECURITIES LLC,

CREDIT SUISSE SECURITIES (USA) LLC,

GOLDMAN SACHS BANK USA, and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

BARCLAYS BANK PLC,

GENERAL ELECTRIC CAPITAL CORPORATION,

MORGAN STANLEY SENIOR FUNDING, INC., and

UBS SECURITIES LLC,

as Senior Managing Agents

i

(continued)

(continued)

(continued)

SCHEDULES
I	U.S. Guarantors
1.01A	Certain U.S. Security Interests and Guarantees
1.01B	Unrestricted Subsidiaries
1.01C	Excluded Subsidiaries
1.01D	Existing Notes
1.01E	Restructuring
1.01F	Mortgaged Properties and Mortgage Recording Offices
2.01A	Dollar Revolving Credit Commitment; Multi-Currency Revolving Credit Commitment
2.01B	Parent Term Commitment; Dutch Term Commitment; Delayed Draw Term Commitment
2.01C	Lenders
5.06	Litigation
5.12	Subsidiaries and Other Equity Investments
5.15	Intellectual Property
6.13	Post-Closing Obligations
7.01(b)	Existing Liens
7.02(g)	Existing Investments
7.02(k)	Permitted Specified Acquisitions
7.03(b)	Existing Indebtedness
7.05(k)	Scheduled Dispositions
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Form of
A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Parent Term Note
C-2	Dutch Term Note
C-3	Delayed Draw Term Note
C-4	Dollar Revolving Credit Note
C-5	Multi-Currency Revolving Credit Note
D	Compliance Certificate
E	Administrative Questionnaire
F-1	U.S. Guaranty
F-2	Dutch Holdings Guaranties
G	U.S. Security Agreement
H	Mortgage
I-1	Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP
I-2	Legal Opinion of Richards, Layton & Finger, P.A.
I-3	Legal Opinion of Nixon Peabody LLP
I-4	Legal Opinion of Stibbe N.V.
J	Foreign Lender Certification
K	Specified Prepayment Discount Notice

v

L	Specified Prepayment Discount Response
M	Discount Range Prepayment Notice
N	Discount Range Prepayment Offer
O	Solicited Discounted Prepayment Notice
P	Solicited Discounted Prepayment Offer
Q	Acceptance and Prepayment Notice
R	First Lien Intercreditor Agreement
S	Second Lien Intercreditor Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of May 18, 2012, among BAUSCH & LOMB INCORPORATED, a New York corporation (the “Parent Borrower”), BAUSCH & LOMB B.V., a private company with limited liability incorporated under the laws of the Netherlands having its corporate seat in Haarlemmermeer, the Netherlands, number trade register: 34034628 (the “Dutch Subsidiary Borrower” and together with the Parent Borrower, the “Borrowers” and each a “Borrower”), WP PRISM INC., a Delaware corporation (“Holdings”), CITIBANK, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, JPMORGAN CHASE BANK, N.A, as an L/C Issuer, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrowers have requested that the Lenders extend credit to the Borrowers in the form of (i) Parent Term Loans in an initial aggregate Dollar Amount of $1,935,000,000, (ii) Dutch Term Loans in an initial aggregate amount of €460,000,000, (iii) Delayed Draw Term Commitments in an initial aggregate Dollar Amount of $400,000,000, (iv) Dollar Revolving Credit Commitments in an initial aggregate Dollar Amount of $200,000,000 and (v) Multi-Currency Revolving Credit Commitments in an initial aggregate Dollar Amount of $300,000,000. The Dollar Revolving Credit Facility may include one or more Swing Line Loans from time to time. The Multi-Currency Revolving Credit Facility may include one or more Letters of Credit from time to time.

The proceeds of the Parent Term Loans and the Dutch Term Loans, together with a portion of the Parent Borrower’s cash on hand, will be used (x) on or about the Closing Date to finance the repayment in full of all amounts due or outstanding under the Original Credit Agreement and the payment of Transaction Expenses and (y) after the Closing Date for working capital and other general business purposes of the Parent Borrower and its Subsidiaries.

The proceeds of the Delayed Draw Term Loans made after the Closing Date until the Delayed Draw Term Commitment Expiration Date will be used to finance Permitted Acquisitions and other Investments permitted under Section 7.02 of this Agreement and to redeem, repurchase or otherwise retire any Senior Notes.

The proceeds of Revolving Credit Loans will be used for working capital and other general corporate purposes of the Borrowers and their Subsidiaries. The proceeds of Swing Line Loans will be used for working capital and other general corporate purposes of the Parent Borrower and its Subsidiaries. Letters of Credit will be used for general corporate purposes of the Parent Borrower and its Subsidiaries.

The applicable Lenders have indicated their willingness to lend, and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning assigned to such term in Section 2.05(a)(v)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.05(a)(v)(D)(3).

“Acceptance and Prepayment Notice” means an irrevocable written notice from the applicable Borrower accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.05(a)(v)(D) substantially in the form of Exhibit Q.

“Acceptance Date” has the meaning specified in Section 2.05(a)(v)(D)(2).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA (determined using the definition of “Consolidated EBITDA” and the other defined terms used therein as if references to the Parent Borrower and the Restricted Subsidiaries therein were to such Acquired Entity or Business and its Subsidiaries or such Converted Restricted Subsidiary and its Subsidiaries, as the case may be) of such Acquired Entity or Business or Converted Restricted Subsidiary, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Notes” has the meaning assigned to such term in Section 7.03(aa).

“Additional Revolving Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any (a) Incremental Revolving Loan or Revolving Commitment Increase pursuant to an Incremental Revolving Facility Amendment in accordance with Section 2.14 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15; provided that each Additional Revolving Lender shall be subject to the approval of the Administrative Agent if such consent would be required under Section 10.07(b) for an assignment of Revolving Credit Loans or Revolving Credit Commitments, as applicable, to such bank or financial institution (such approval in each case not to be unreasonably withheld or delayed) and the applicable Borrower.

“Additional Term Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any (a) Incremental Term Loan or Term Commitment Increase pursuant to an Incremental Term Facility Amendment in accordance with Section 2.14 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15; provided that each Additional Term Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent if such consent would be required under Section 10.07(b) for an assignment of Term Loans or Term Commitments, as applicable, to such bank or financial institution (such approval not to be unreasonably withheld or delayed) and the applicable Borrower.

“Administrative Agent” means Citibank, N.A., acting through one or more of its Affiliates or branches, in its capacity as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Parent Borrower and the Lenders in writing.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit E, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Arrangers, the Agents, their respective lending affiliates or any entity acting as an L/C Issuer hereunder shall be deemed to be an Affiliate of Holdings or any of its Subsidiaries.

“Affiliated Lender” means, at any time, any Lender that is a Sponsor or an Affiliate of the Sponsor (other than Holdings, the Parent Borrower or any of their respective Subsidiaries) at such time.

“Affiliated Lender Register” has the meaning specified in Section 10.07(n).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, advisors and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Documentation Agents, the Senior Managing Agents, the Supplemental Administrative Agents (if any) and the Arrangers.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Agreement Currency” has the meaning specified in Section 10.18.

“Alternative Currency” means Canadian Dollars, Sterling, Euros, Yen and each other currency (other than Dollars) that is requested by the Parent Borrower and approved in accordance with Section 1.07.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the relevant L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of such Alternative Currency with Dollars.

“Annual Financial Statements” means the consolidated balance sheets of the Parent Borrower as of each of December 31, 2011, December 25, 2010 and December 26, 2009, and the related consolidated statements of income, shareholders’ equity and cash flows for the Parent Borrower for the fiscal years then ended.

“Applicable Discount” has the meaning assigned to such term in Section 2.05(a)(v)(C)(2).

“Applicable Percentage” means, at any time with respect to any Revolving Credit Lender, the percentage of the aggregate Dollar Revolving Credit Commitments or Multi-Currency Revolving Credit Commitments, as applicable, represented by such Lender’s Dollar Revolving Credit Commitment or Multi-Currency Revolving Credit Commitment, respectively, at such time (or, if the Revolving Credit Commitments have terminated or expired, such Lender’s share of the total Dollar Revolving Credit Exposure or Multi-Currency Revolving Credit Exposure, respectively, at that time); provided that, at any time any Revolving Credit Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Dollar Revolving Credit Commitments or Multi-Currency Revolving Credit Commitments,

as applicable (disregarding any such Defaulting Lender’s Dollar Revolving Credit Commitment or Multi-Currency Revolving Credit Commitment, as applicable) represented by such Lender’s Dollar Revolving Credit Commitment or Multi-Currency Revolving Credit Commitment, respectively. If the Dollar Revolving Credit Commitments or Multi-Currency Revolving Credit Commitments, as applicable, have terminated or expired, the Applicable Percentages shall be determined based upon the Dollar Revolving Credit Commitments or Multi-Currency Revolving Credit Commitments, as applicable, most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Period” has the meaning specified in Section 10.27.

“Applicable Rate” means a percentage per annum equal to (a) at all times, (i) for Eurocurrency Rate Loans that are Parent Term Loans, 4.25%, (ii) for Eurocurrency Rate Loans that are Dutch Term Loans, 4.75%, (iii) for Eurocurrency Rate Loans that are Delayed Draw Term Loans, 3.75%, (iii) for Base Rate Loans that are Parent Term Loans, 3.25% and (iv) for Base Rate Loans that are Delayed Draw Term Loans, 2.75% and (b) at all times, (i) for Eurocurrency Rate Loans that are Revolving Credit Loans, 3.75%, (ii) for Base Rate Loans that are Dollar Revolving Credit Loans, 2.75%, (iii) for Letter of Credit fees, 3.75% and (iv) for Revolving Credit Facility facility fees, 0.50%.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the relevant L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letter of Credit, (i) the relevant L/C Issuer and (ii) the Multi-Currency Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Dollar Revolving Credit Lenders.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each in its capacity as a Joint Lead Arranger under this Agreement.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form provided by the Administrative Agent from time to time.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrowers (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(v); provided that the Borrowers shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Parent Borrower nor any of its Affiliates may act as the Auction Agent.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Amount” means, at any time (the “Reference Date”), the sum of:

(i) an amount (which amount shall not be less than zero) equal to the greater of (A) 50% of Consolidated Net Income of the Parent Borrower and the Restricted Subsidiaries for the Available Amount Reference Period (the “CNI Amount”) and (B)(x) the cumulative amount of Excess Cash Flow of the Parent Borrower and the Restricted Subsidiaries for the Available Amount Reference Period minus (y) the portion of such Excess Cash Flow that has been (or is required to be) offered to prepay the Term Loans in accordance with Section 2.05(b)(i) (the “ECF Amount”); plus

(ii) other than for purposes of determining the amount of Restricted Payments permitted to be made pursuant to Section 7.06(l)(ii), the aggregate amount of Retained Declined Proceeds retained by the Parent Borrower during the period from the Business Day immediately following the Closing Date through the Reference Date; plus

(iii) the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) received or made by the Parent Borrower (or any direct or indirect parent thereof and contributed to the Parent Borrower) during the period from the Business Day immediately following the Original Closing Date through the Reference Date; plus

(iv) to the extent not (A) already included in the calculation of Consolidated Net Income of the Parent Borrower and the Restricted Subsidiaries, (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (C) required to be applied to prepay Term Loans in accordance with Section 2.05(b)(ii), the aggregate amount of all Net Cash Proceeds received by the Parent Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from the Business Day immediately following the Closing Date through the Reference Date; minus

(v) the aggregate amount of any Investments made pursuant to Section 7.02(d)(iv)(B)(y), 7.02(j)(B)(ii) and Section 7.02(o)(ii), any Restricted Payment made pursuant to Section 7.06(l)(ii) or any payment made pursuant to Section 7.12(a)(iv)(B) during the period commencing on the Closing Date and ending on the Reference Date (and, for purposes of this clause (v), without taking account of the intended usage of the Available Amount on such Reference Date).

“Available Amount Reference Period” means, with respect to any Reference Date, the period commencing on (a) December 31, 2011 for calculation of the CNI Amount and (b) December 29, 2012 for calculation of the ECF Amount and ending on the last day of the most recent fiscal quarter or fiscal year, as applicable, for which financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a), have been received by the Administrative Agent.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as determined from time to time by the Administrative Agent as its “prime rate” and (c) LIBOR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for purposes of clause (c), LIBOR for any day shall be based on the rate determined on such day at approximately 11:00 a.m., London time, by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or LIBOR for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Rate, the Base Rate shall be determined without regard to clause (a) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate. Any change in the Base Rate due to a change in the Federal Funds Rate, the prime rate or LIBOR shall take effect at the opening of business on the effective date of such change in the Federal Funds Rate, the prime rate or LIBOR, as the case may be.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” and “Borrowers” have the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means an offer by the applicable Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.05(a)(v)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means a solicitation by the applicable Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.05(a)(v)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means a solicitation by the applicable Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(v)(D).

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Budget” has the meaning specified in Section 6.01(c).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or London and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurocurrency Rate Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euros, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euros in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euros, or any other dealings in any currency other than Dollars or Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” means, for any period, (a) the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Parent Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Parent Borrower and the Restricted Subsidiaries and (b) Capitalized Software Expenditures.

“Capital Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capital leases.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Parent Borrower and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account at Citibank, N.A. (or any successor Administrative Agent) in the name of the Administrative Agent and under the control (as such term is defined in Section 9-104 of the Uniform Commercial Code) of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent and the Parent Borrower.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent Borrower or any Restricted Subsidiary:

(1) Dollars;

(2) (a) Canadian Dollars, Yen, Sterling or Euros or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $250,000,000 (or the Dollar Amount thereof as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (7) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Parent Borrower) and in each case maturing within 12 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition;

(7) marketable short-term money market and similar funds having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Parent Borrower) and maturing within 12 months after the date of creation or acquisition thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Parent Borrower) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Parent Borrower);

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Parent Borrower); and

(11) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (10) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (11) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Bank” means any Person that is an Agent or a Lender or an Affiliate of an Agent or a Lender at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be an Agent or a Lender or an Affiliate of an Agent or a Lender.

“Cash Management Obligations” means obligations owed by the Parent Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Parent Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon).

“Change in Law” means: (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the earliest to occur of:

(a) (i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, more than fifty percent (50%) of the then outstanding voting stock of Holdings; or

(ii) at any time upon or after the consummation of a Qualifying IPO, (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the then outstanding voting stock of Holdings and (y) the percentage of the then outstanding voting stock of Holdings owned, directly or indirectly, beneficially and of record, by the Permitted Holders or (B) a majority of the board of directors of Holdings shall not consist of Continuing Directors;

(b) any “Change of Control” (or any comparable term) under the Senior Notes Indenture occurring after the Closing Date; or

(c) other than pursuant to transactions not prohibited by Section 7.04, the Parent Borrower ceases to be a direct wholly owned Subsidiary of Holdings.

Notwithstanding anything to the contrary in the foregoing, for purposes of this definition, the amount of voting stock “beneficially owned” by any group shall exclude any voting stock of which any Permitted Holder is the “beneficial owner.”

“Claims” has the meaning specified in the definition of “Environmental Claims.”

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Dollar Revolving Credit Commitments, Multi-Currency Revolving Credit Commitments, Other Revolving Credit Commitments, Parent Term Commitments, Dutch Term Commitments, Delayed Draw Term Commitments or Other Term Commitments, and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Dollar Revolving Credit Loans, Multi-Currency Revolving Credit Loans, Incremental Revolving Loans, Other Revolving Loans, Parent Term Loans, Dutch Term Loans, Delayed Draw Term Loans, Other Term Loans or Incremental Term Loans. Other Term Commitments, Other Term Loans, Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto), Incremental Revolving Loans and Incremental Term Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means May 18, 2012 or any date thereafter selected by the Parent Borrower upon not less than three (3) Business Days prior notice to the Administrative Agent, but not later than May 25, 2012.

“Closing Date L/C Issuer” has the meaning specified in the definition of “L/C Issuer”.

“CNI Amount” has the meaning specified in the definition of “Available Amount.”

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, the U.S. Collateral and the Non-U.S. Collateral.

“Collateral and Guarantee Requirement” means the collective reference to the U.S. Collateral and Guarantee Requirement and the Non-U.S. Collateral and Guarantee Requirement.

“Collateral Documents” means the collective reference to the U.S. Collateral Documents and the Non-U.S. Collateral Documents.

“Commitment” means a Term Commitment, a Delayed Draw Term Commitment, an Other Term Commitment of any Class, a Revolving Credit Commitment, an Other Revolving Credit Commitment of any Class or any combination thereof (as the context may require).

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Depreciation and Amortization Expense” means, for any period, the total amount of depreciation and amortization expense of the Parent Borrower and the Restricted Subsidiaries, including the amortization of deferred financing fees or costs and Capitalized Software Expenditures for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(a) increased (without duplication) by the following:

(i) provision for taxes based on income or profits or capital, including federal, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest relating to any tax examinations, in each case to the extent that the same were deducted (and not added back) in calculating such Consolidated Net Income and the net tax expense associated with any adjustments made pursuant to clauses (a) through (l) of the definition of “Consolidated Net Income”; plus

(ii) total interest expense of the Parent Borrower and the Restricted Subsidiaries for such period and, to the extent not reflected in such total interest expense, any losses with respect to obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk (net of interest income and gains with respect to such obligations), bank fees and costs of surety bonds in connection with financing activities, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense for such period to the extent deducted (and not added back) in computing such Consolidated Net Income; plus

(iv) the amount of any restructuring charges, integration and facilities opening costs or other business optimization expenses (including cost and expenses relating to business optimization programs and new systems design and implementation costs), one-time costs or accruals or reserves incurred in connection with acquisitions made after the Original Closing Date, project start-up costs, costs related to the closure and/or consolidation of facilities, in each case to the extent deducted (and not added back) in such period in computing such Consolidated Net Income and certified to the Administrative Agent in writing in reasonable detail by a Responsible Officer in good faith and in his reasonable business judgment; plus

(v) any other non-cash charges (collectively, the “Non-Cash Charges”), including any write-offs or write-downs reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding (x) amortization of a prepaid cash item that was paid in a prior period and (y) any such non-cash charges in respect of items that increased Consolidated Net Income in a prior period); plus

(vi) the amount of any minority interest expense consisting of Subsidiary income attributable to minority interests of third parties in any non-wholly owned Subsidiary to the extent deducted (and not added back) in such period in computing such Consolidated Net Income; plus

(vii) extraordinary losses and unusual or non-recurring charges (including but not limited to: any unusual or non-recurring operating expenses attributable to the implementation of cost-savings initiatives, investigations, lawsuits, or any extraordinary losses and unusual or non-recurring charges or expenses attributable to product recalls and brand rebuilding costs, legal judgments and settlements and fees incurred in connection with the Transaction), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans; plus

(viii) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing to the extent in the nature of interest charges; plus

(ix) any costs or expense incurred by the Parent Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Parent Borrower or net cash proceeds of an issuance of Equity Interests of the Parent Borrower (other than Disqualified Equity Interests) to the extent the same were deducted (and not added back) in such period in computing such Consolidated Net Income; plus

(x) any net loss from disposed or discontinued operations during such period; plus

(xi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) any non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period; plus

(ii) any net income from disposed or discontinued operations during such period; plus

(iii) extraordinary gains and unusual or non recurring gains.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Parent Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Parent Borrower or such Restricted Subsidiary during the same period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each

Acquired Entity or Business or Converted Restricted Subsidiary equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. For purposes of determining the Senior Secured Leverage Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business, product, product line or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations (other than if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period) by the Parent Borrower or any Restricted Subsidiary during such period (each such Person, property, business, product, product line or asset so sold, transferred or otherwise disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition) determined on a historical Pro Forma Basis.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of:

(a) the cash interest expense (including that attributable to Capital Lease Obligations), net of cash interest income, of the Parent Borrower and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Parent Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, and

(b) any cash payments made during such period by the Parent Borrower and the Restricted Subsidiaries in respect of obligations referred to in clause (ii) below relating to Funded Debt that were amortized or accrued in a previous period (other than any such obligations resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with the 2007 Transaction, any Permitted Acquisition or any Permitted Specified Acquisition), but excluding, however:

(i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest,

(ii) the accretion or accrual of discounted liabilities during such period,

(iii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133,

(iv) any one-time cash costs associated with breakage in respect of Swap Contracts for interest rates,

(v) penalties and interest relating to taxes with respect to matters existing on the Original Closing Date, and

(vi) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees.

“Consolidated Net Income” means, for any period, the aggregate of the Net Income of the Parent Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded,

(b) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Parent Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Parent Borrower or any Restricted Subsidiary in respect of such period,

(c) solely for the purpose of determining the Available Amount and Excess Cash Flow, the Net Income for such period attributable to any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Parent Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Parent Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(d) effects of adjustments in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, contingencies, and debt line items and other non-cash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(e) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments shall be excluded,

(f) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation (excluding any such charge, write-off or write-down in respect of items that were included in Consolidated Net Income in a prior period), in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(g) any non-cash compensation charge or expense, including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors, employees or consultants shall be excluded,

(h) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, incurrence or repayment of indebtedness (including such fees, expenses or charges related to the offering of the Senior Notes, the Loans and any credit facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Notes, the Loans and any credit facilities) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded,

(i) [reserved],

(j) losses or gains on asset sales (other than asset sales made in the ordinary course of business) shall be excluded,

(k) to the extent covered by insurance and actually reimbursed, or, so long as the Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is not denied by the applicable carrier in writing within 180 days following the date of the insurable event, expenses with respect to liability or casualty events or business interruption shall be excluded,

(l) any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to any Permitted Acquisition (or other Investment permitted hereunder) shall be excluded,

(m) any fees, expenses or charges relating to the acquisition of technologies and/or product rights and/or licensing fees and expenses shall be excluded, and

(n) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Swap Contracts and the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging; and

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency re-measurements of Indebtedness (including any net loss or gain resulting from obligations under any Swap Contracts for currency exchange risk).

In addition, to the extent not already included in the Consolidated Net Income of the Parent Borrower and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition or investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

“Consolidated Senior Secured Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Parent Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization accounting or, if applicable, purchase accounting in connection with the 2007 Transaction or any Permitted Acquisition, Permitted Specified Acquisition or other acquisition permitted hereunder and without giving effect to any election under Accounting Standards Codification 825-10-25, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any indebtedness at “fair value”, as defined therein), consisting of Indebtedness for borrowed money, obligations in respect of Capital Leases and debt obligations evidenced by promissory notes or similar instruments and obligations in respect of bankers’ acceptances, in each case that is that is secured by a Lien on any Collateral, minus (b) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(s) and clauses (i) and (ii) of Section 7.01(t)) included in the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as of such date; provided that Consolidated Senior Secured Debt shall not include Indebtedness in respect of (i) any Qualified Securitization Financing, (ii) any letters of credit, except to the extent of unreimbursed amounts thereunder and (iii) any obligations under Swap Contracts.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries on such date and (ii) long-term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries on such date and (ii) long-term deferred revenue, but excluding therefrom, without duplication, (A) the current portion of any Funded Debt, (B) all Indebtedness consisting of Revolving Credit Loans, Swing Line Loans and L/C Obligations to the extent otherwise included therein, (C) the current portion of interest, (D) the current portion of current and deferred income taxes and (E) the current portion of any Capital Lease Obligations.

“Continuing Directors” means the directors of Holdings on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred or Other Revolving Credit Commitments obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, outstanding Revolving Credit Loans or (in the case of Other Revolving Credit Commitments obtained pursuant to a Refinancing Amendment) Revolving Credit Commitments hereunder

(including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes any Other Revolving Credit Commitments, the unused portion of such Other Revolving Credit Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Credit Commitments or Other Revolving Credit Commitments, the amount thereof), (ii) such Indebtedness does not mature earlier than and, except in the case of Other Revolving Credit Commitments, has a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided that to the extent that such Refinanced Debt consists, in whole or in part, of Revolving Credit Commitments or Other Revolving Credit Commitments (or Revolving Credit Loans, Other Revolving Credit Loans or Swing Line Loans incurred pursuant to any Revolving Credit Commitments or Other Revolving Credit Commitments), such Revolving Credit Commitments or Other Revolving Credit Commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Fund Affiliate” means any Affiliate of any Sponsor (other than Holdings or any of its subsidiaries) that is a bona fide diversified debt fund or other entity that invests in diversified long-term debt in the ordinary course of its business.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, suspension of payments (including in relation to any procedure in the Netherlands, emergency procedure (noodregeling)), reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(vi).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations or Swing Line Loans, within one (1) Business Day of the date required to be funded by it hereunder, (b) has notified the Parent Borrower and/or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm in a manner satisfactory to the Administrative Agent and the Parent Borrower that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Delayed Draw Term Borrowing” means a borrowing consisting of Delayed Draw Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Delayed Draw Term Lenders pursuant to Section 2.01(a)(ii).

“Delayed Draw Term Commitment” means, as to each Delayed Draw Term Lender, its obligation to make Delayed Draw Term Loans to the Parent Borrower prior to the Delayed Draw Term Commitment Expiration Date pursuant to Section 2.01(a)(ii) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01B under the caption “Delayed Draw Term Commitment” or in the Assignment and Assumption pursuant to which such Delayed Draw Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Delayed Draw Term Commitments is $400,000,000.

“Delayed Draw Term Commitment Expiration Date” means October 31, 2012.

“Delayed Draw Term Lender” means, at any time, any Lender that has a Delayed Draw Term Commitment or a Delayed Draw Term Loan at such time.

“Delayed Draw Term Loan” has the meaning specified in Section 2.01(a)(ii).

“Delayed Draw Term Loan Facility” means, at any time, the aggregate amount of the Delayed Draw Term Lenders’ Delayed Draw Term Commitments at such time.

“Delayed Draw Term Note” means a promissory note of the Parent Borrower payable to any Delayed Draw Term Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the Parent Borrower to such Delayed Draw Term Lender resulting from the Delayed Draw Term Loans made by such Delayed Draw Term Lender.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.05(a)(v)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(v)(C) substantially in the form of Exhibit M.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit N, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.05(a)(v)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.05(a)(v)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.05(a)(v)(D)(3).

“Discounted Prepayment Effective Date” means, in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.05(a)(v)(B), Section 2.05(a)(v)(C) or Section 2.05(a)(v)(D), as applicable, unless a shorter period is agreed to between the Borrowers and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.05(a)(v)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA (determined using the definition of “Consolidated EBITDA” and the other defined terms used therein as if references to the Parent Borrower and the Restricted Subsidiaries therein are to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries, as the case may be) of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disposition Prepayment Percentage” has the meaning specified in Section 2.05(b)(ii)(A).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date (at the time of issuance of such Equity Interests); provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Parent Borrower or any Restricted Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Parent Borrower or such Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations.

“Documentation Agents” means each of Goldman Sachs Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a documentation agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a) with respect to an amount denominated in Dollars, such amount; and

(b) with respect to an amount denominated in an Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the relevant L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such Alternative Currency.

“Dollar Revolving Commitment Increase” has the meaning specified in Section 2.14(a)(i).

“Dollar Revolving Commitment Increase Lender” has the meaning specified in Section 2.14(c)(i).

“Dollar Revolving Credit Borrowing” means a borrowing consisting of Dollar Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Dollar Revolving Credit Lenders pursuant to Section 2.01(b)(i).

“Dollar Revolving Credit Commitment” means, as to each Dollar Revolving Credit Lender, its obligation to (a) make Dollar Revolving Credit Loans to the Parent Borrower pursuant to Section 2.01(b)(i) and (b) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01A under the caption “Dollar Revolving Credit Commitment,” or in the Assignment and Assumption or Refinancing Amendment pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Dollar Revolving Credit Commitments of all Dollar Revolving Credit Lenders shall be $200,000,000 on the Closing Date.

“Dollar Revolving Credit Exposure” means, as to each Dollar Revolving Credit Lender, the sum of the Outstanding Amount of such Revolving Credit Lender’s Dollar Revolving Credit Loans and its Pro Rata Share of the Swing Line Obligations at such time.

“Dollar Revolving Credit Facility” means, at any time, the aggregate Dollar Amount of the Dollar Revolving Credit Commitments at such time.

“Dollar Revolving Credit Lender” means, at any time, any Lender that has a Dollar Revolving Credit Commitment or Dollar Revolving Credit Exposure at such time.

“Dollar Revolving Credit Loan” has the meaning specified in Section 2.01(b)(i).

“Dollar Revolving Credit Note” means a promissory note of the Parent Borrower payable to any Dollar Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-4 hereto, evidencing the aggregate Indebtedness of the Parent Borrower to such Dollar Revolving Credit Lender resulting from the Dollar Revolving Credit Loans made by such Revolving Credit Lender.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Dutch Holdings” means Bausch & Lomb Dutch Holdings C.V.

“Dutch Holdings Guaranties” means the guaranties of the Obligations made by Dutch Holdings in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (c) of the U.S. Collateral and Guarantee Requirement, substantially in the form of Exhibit F-2.

“Dutch Parallel Debt” means in relation to an Underlying Debt an obligation to pay to the Administrative Agent an amount equal to (and in the same currency as) the amount of that Underlying Debt.

“Dutch Security Agreements” has the meaning specified in Section 10.26(a).

“Dutch Subsidiary Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Dutch Term Borrowing” means a borrowing consisting of Dutch Term Loans having the same Interest Period made by each of the Dutch Term Lenders pursuant to Section 2.01(a)(i)(2).

“Dutch Term Commitment” means, as to each Dutch Term Lender, its obligation to make a Dutch Term Loan to the Dutch Subsidiary Borrower pursuant to Section 2.01(a)(i)(2) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01B under the caption “Dutch Term Commitment” or in the Assignment and Assumption pursuant to which such Dutch Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Dutch Term Commitments is €460,000,000.

“Dutch Term Commitment Increase” has the meaning assigned to such term in Section 2.14(a)(ii).

“Dutch Term Lender” means, at any time, any Lender that has a Dutch Term Commitment or a Dutch Term Loan at such time.

“Dutch Term Loan” means a Loan made pursuant to Section 2.01(a)(i)(2).

“Dutch Term Note” means a promissory note of the Dutch Subsidiary Borrower payable to any Dutch Term Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Dutch Subsidiary Borrower to such Dutch Term Lender resulting from the Dutch Term Loans made by such Dutch Term Lender.

“ECF Amount” has the meaning specified in the definition of “Available Amount.”

“ECF Percentage” has the meaning specified in Section 2.05(b)(i).

“Eligible Assignee” means any Assignee permitted by and, to the extent applicable, consented to in accordance with Section 10.07(b); provided that neither the Parent Borrower nor any of its Affiliates shall be an Eligible Assignee, except, in the case of any Affiliated Lender, to the extent permitted under Section 10.07(k).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (excluding internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the environment, preservation or reclamation of natural resources, the presence, management or release of Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, losses, claims, actions, judgments, orders, costs, environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) compliance or non-compliance of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with Holdings or the Parent Borrower within the meaning of Section 4001 of ERISA or that, together with Holdings or the Parent Borrower, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings or the Parent Borrower or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdings or the Parent Borrower or any of their respective ERISA Affiliates from a Multiemployer Plan, notification of Holdings or the Parent Borrower or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan or a Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(c)(4) of the Code or Section 303(i)(4) of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings or the Parent Borrower or any of their respective ERISA Affiliates.

“EURIBOR” means, with respect to any Eurocurrency Rate Borrowing denominated in Euro for any Interest Period, the rate per annum equal to the Banking Federation of the European Union EURIBOR Rate (“BFEA EURIBOR”), as published by Bloomberg (or another commercially available source providing quotations of BFEA EURIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., Brussels time, two (2) TARGET Days prior to the commencement of such Interest Period, for deposits in Euro (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if such rate is not available at such time for any reason, then the “EURIBOR” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which the Administrative Agent’s London Branch (or other branch or Affiliate) would offer in the European interbank market at approximately 11:00 a.m. (London Time) two (2) TARGET Days prior to the commencement of such Interest Period for deposits in Euro for delivery on the first day of such Interest Period in same day funds in the approximate amount of such Eurocurrency Rate Loan being made, continued or converted.

Notwithstanding the foregoing, for Term Loans only, EURIBOR with respect to any applicable Interest Period will be deemed to be 1.00% per annum if the EURIBOR for such Interest Period determined pursuant to this definition would otherwise be less than 1.00% per annum.

“Euro” and “€” mean the lawful single currency of the European Union.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on (i) the applicable LIBOR (in case of Loans denominated in Dollars or any Alternative Currency other than Euro) or (ii) the applicable EURIBOR (in case of Loans denominated in Euro).

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Parent Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Parent Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(v) cash receipts in respect of Swap Contracts during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (l) of the definition of Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of Indebtedness of the Parent Borrower or the Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of the Parent Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capital Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans, (Y) all prepayments of Revolving Credit Loans and Swing Line Loans and (Z) all prepayments in respect of any other revolving credit facility, except, in the case of clauses (Y) and (Z), to the extent that there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of other Indebtedness of the Parent Borrower or the Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Parent Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Parent Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi) cash payments by the Parent Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Parent Borrower and the Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, except to the extent financed with the proceeds of Indebtedness of the Parent Borrower or the Restricted Subsidiaries,

(vii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Investments, Permitted Acquisitions and Permitted Specified Acquisitions made during such period to the extent that such Investments, Permitted Acquisitions and Permitted Specified Acquisitions were financed with internally generated cash flow of the Parent Borrower and the Restricted Subsidiaries,

(viii) the amount of Restricted Payments paid during such period pursuant to Sections 7.06(f), 7.06(g), 7.06(h), 7.06(i), 7.06(j), 7.06(k) and 7.06(l) and to the extent that such Restricted Payments were financed with internally generated cash flow of the Parent Borrower and the Restricted Subsidiaries,

(ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Parent Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(x) without duplication of amounts deducted from Excess Cash Flow in prior periods, (A) the aggregate consideration required to be paid in cash by the Parent Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period or (B) any planned cash capital expenditures by the Parent Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”), in each case relating to Permitted Acquisitions, Permitted Specified Acquisitions or other acquisitions permitted hereunder, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Parent Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Permitted Specified Acquisitions or other acquisitions permitted hereunder, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration and the Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xi) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, except to the extent financed with the proceeds of Indebtedness of the Parent Borrower or the Restricted Subsidiaries; provided that to the extent any amounts deducted pursuant to this clause (xi) are included in determining the amount of tax expense deducted in determining Consolidated Net Income for any future period, such amount shall be added to the calculation of Excess Cash Flow for such future period, and

(xii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any Securitization Subsidiary, (c) each Subsidiary listed on Schedule 1.01C hereto, (d) any Subsidiary that is prohibited by contractual requirements existing on the Closing Date or on the date of the acquisition of such Subsidiary (other than contractual requirements entered into by such Subsidiary to avoid guaranteeing the Obligations) or applicable Law from guaranteeing the Obligations, (e) any Domestic Subsidiary that is a Subsidiary of a Foreign

Subsidiary, (f) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition, a Permitted Specified Acquisition or other acquisition that is financed with secured Indebtedness incurred pursuant to Section 7.03(g) and each Restricted Subsidiary thereof that guarantees such Indebtedness; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (f) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable, (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Parent Borrower), the cost or other consequences (including any adverse tax consequences) of providing the U.S. Guaranty or the Foreign Subsidiary Guaranty, as applicable, shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (h) each Unrestricted Subsidiary.

“Existing Notes” means the series of notes of the Parent Borrower and its Subsidiaries outstanding on the Closing Date and listed on Schedule 1.01D.

“Extension Notice” has the meaning assigned to such term in Section 2.15(b).

“Facility” means the Parent Term Loans, the Dutch Term Loans, the Delayed Draw Term Loan Facility, the Dollar Revolving Credit Facility or the Multi-Currency Revolving Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (including any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Financial Covenant Event of Default” has the meaning assigned to such term in Section 8.01(b).

“First Lien Intercreditor Agreement” means a First Lien Intercreditor Agreement substantially in the form of Exhibit R among the Administrative Agent and one or more Senior Representatives for holders of Permitted First Priority Refinancing Debt, with such modifications thereto as the Administrative Agent and the Parent Borrower may reasonably agree.

“Foreign Casualty Event” has the meaning specified in Section 2.05(b)(vii).

“Foreign Disposition” has the meaning specified in Section 2.05(b)(vii).

“Foreign Lender” has the meaning specified in Section 3.01(b).

“Foreign Loan Parties” means, collectively, (i) the Dutch Subsidiary Borrower, (ii) each Foreign Subsidiary Guarantor, and (iii) each Foreign Subsidiary that had executed and delivered a non-U.S. collateral document in connection with the Original Credit Agreement, and any successor entities thereof.

“Foreign Plan” means any material employee benefit plan, program, policy, arrangement or agreement maintained, contributed to or obligated to be contributed to by, or entered into with, the Parent Borrower or any Subsidiary of the Parent Borrower with respect to employees employed outside the United States.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Guarantors” means BCF S.A.S, a company incorporated under the laws of France and registered with the Montpellier Registry of Commerce and Companies under the number 423 565 662 and any successor entities thereof.

“Foreign Subsidiary Guaranty” means, collectively, (a) the guaranties made by the Foreign Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b)(iii) of the definition of “Non-U.S. Collateral and Guarantee Requirement” and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11(b).

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries, as determined in accordance with GAAP.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Parent Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), the Administrative Agent and the Parent Borrower shall negotiate in good faith amendments to the provisions of this Agreement with the intent of having the respective positions of the Lenders and the Parent Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means the collective reference to Dutch Holdings, the U.S. Guarantors and the Foreign Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, and all wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is an Agent, a Lender, a Joint Bookrunner or an Affiliate of any of the foregoing at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of any of the foregoing.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Honor Date” has the meaning specified in Section 2.03(c).

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.05(a)(v)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.05(a)(v)(D)(3).

“Incremental Dollar Revolving Credit Loans” has the meaning assigned to such term in Section 2.14(a)(i).

“Incremental Dutch Term Loans” has the meaning assigned to such term in Section 2.14(a)(ii).

“Incremental Multi-Currency Revolving Credit Loans” has the meaning assigned to such term in Section 2.14(a)(i).

“Incremental Parent Term Loans” has the meaning assigned to such term in Section 2.14(a)(ii).

“Incremental Revolving Facilities” has the meaning assigned to such term in Section 2.14(a)(i).

“Incremental Revolving Facility Amendment” has the meaning assigned to such term in Section 2.14(b)(ii).

“Incremental Revolving Facility Closing Date” has the meaning assigned to such term in Section 2.14(b)(ii).

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.14(a)(i).

“Incremental Term Facilities” has the meaning assigned to such term in Section 2.14(a)(ii).

“Incremental Term Facility Amendment” has the meaning assigned to such term in Section 2.14(b)(iii).

“Incremental Term Facility Closing Date” has the meaning assigned to such term in Section 2.14(b)(iii).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.14(a)(ii).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all standby letters of credit, bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Senior Secured Debt (assuming it were secured by a Lien on the Collateral if that is not the case), (B) in the case of Holdings and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) if and to the extent recourse on such Indebtedness is limited to the property encumbered, the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Parent Borrower, qualified to perform the task for which it has been engaged and that is independent of the Parent Borrower and its Affiliates.

“Information” has the meaning specified in Section 10.08.

“Intellectual Property Security Agreements” has the meaning specified in the U.S. Security Agreement.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date on which such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent available to each Lender of such Eurocurrency Rate Loan, nine or twelve months (or such period of less than two months as may be consented to by the Administrative Agent), as selected by the Parent Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of (i) any return representing a return of capital with respect to such Investment and (ii) any other dividend or distribution with respect to such Investment to the extent such dividend or distribution has not increased or would not increase the Consolidated Net Income of the Parent Borrower and its Restricted Subsidiaries.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Parent Borrower.

“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the government of the United States or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Borrower and its Subsidiaries, (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b), which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the United States customarily utilized for high quality investments, in each case, consistent with the Parent Borrower’s cash management and investment practices.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Parent Borrower (or any of its Subsidiaries) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Bookrunner” means each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Judgment Currency” has the meaning specified in Section 10.18.

“Junior Financing” has the meaning specified in Section 7.12(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan, any Other Term Commitment, any Other Revolving Credit Loan or any Other Revolving Credit Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative or judicial orders, decrees, judgments, injunctions, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Multi-Currency Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the applicable Honor Date or refinanced as a Multi-Currency Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Citibank, N.A and JPMorgan Chase Bank, N.A. (each, a “Closing Date L/C Issuer”) and any other Lender that becomes a L/C Issuer in accordance with Section 2.03(l) or Section 10.07(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. The L/C Issuer may arrange for one or more Letters of Credit to be issued by one or more of its Affiliates or branches, in which case the term “L/C Issuer” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“L/C Obligations” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit (whether or not (i) such maximum amount is then in effect under any such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit or (ii) the conditions to drawing can then be satisfied) plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $200,000,000.

“Lender” means the Persons listed on Schedule 2.01C and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Revolving Facility Amendment, an Incremental Term Facility Amendment or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be denominated in Dollars or an Alternative Currency and may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Multi-Currency Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“LIBOR” means, with respect to any Eurocurrency Rate Borrowing denominated in Dollars or any Alternative Currency other than Euro for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the relevant currency (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in the relevant currency are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Interest Period; provided, further, that LIBOR with respect to Term Loans shall not be less than 1.00%.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any Capital Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed a Lien.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the U.S. Guaranty, (iv) the Foreign Subsidiary Guaranty, (v) the Dutch Holdings Guaranties, (vi) the U.S. Collateral Documents, (vii) the Non-U.S. Collateral Documents, (viii) the Issuer Documents, (ix) any Incremental Revolving Facility Amendment, (x) any Incremental Term Facility Amendment, (xi) any Refinancing Amendment and (xii) following the execution thereof, any First Lien Intercreditor Agreement and Second Lien Intercreditor Agreement.

“Loan Parties” means, collectively, Dutch Holdings, the U.S. Loan Parties and the Foreign Loan Parties.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of the Parent Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform any of their respective obligations under any Loan Document or (c) the rights and remedies of the Lenders or the Administrative Agent under the Loan Documents.

“Material Domestic Subsidiary” means, at any date of determination, each of the Parent Borrower’s Domestic Subsidiaries (a) whose total assets on the last day of the most recent Test Period were equal to or greater than 2.5% of Total Assets on such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Domestic Subsidiaries that are not U.S. Guarantors solely because they do not meet the thresholds set forth in clause (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of any Test Period or more than 5.0% of the gross revenues of the Parent Borrower and the Restricted Subsidiaries for such Test Period, then the Parent Borrower shall, not later than forty-five (45) days after the date by which financial statements for such Test Period are required to be delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and comply with the provisions of Section 6.11(a) applicable to such Subsidiary.

“Material Foreign Subsidiary” means, at any date of determination, each of the Parent Borrower’s Foreign Subsidiaries (a) whose total assets on the last day of the most recent Test Period were equal to or greater than 2.5% of Total Assets on such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Foreign Subsidiaries that do not meet the thresholds set forth in clause (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of the any Test Period or more than 5.0% of the gross revenues of the Parent Borrower and the Restricted Subsidiaries for such Test Period, then the Parent Borrower shall, not later than forty-five (45)

days after the date by which financial statements for such Test Period are required to be delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Foreign Subsidiaries as “Material Foreign Subsidiaries” to the extent required such that the foregoing condition ceases to be true.

“Material Real Property” means (i) any real property owned by any U.S. Loan Party as to which a Mortgage applied as of the Original Closing Date; and (ii) any real property acquired by any U.S. Loan Party after the Closing Date, with a fair market value in excess of $10,000,000.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means the Revolving Maturity Date or the Term Maturity Date, as applicable.

“Maximum Rate” has the meaning specified in Section 10.10.

“Minority Investment” means any Person other than a Subsidiary in which the Parent Borrower or any Restricted Subsidiary owns any Equity Interest.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs, mortgages, assignments of leases and rents, mortgage/deed of trust amendments, or other security documents granting a Lien on any Mortgaged Property made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, and any other mortgages executed and delivered pursuant to clause (g) of the U.S. Collateral and Guarantee Requirement or the Non-U.S. Collateral and Guarantee Requirement, as the case may be, or Sections 6.11(a) or 6.13(b), each substantially in the form of Exhibit H.

“Mortgaged Properties” means, initially, the owned real properties and the improvements thereto of the Loan Parties specified on Schedule 1.01F, and shall include each other Material Real Property with respect to which a Mortgage is granted pursuant to Sections 6.11(a) or 6.13(b).

“Multi-Currency Revolving Commitment Increase” has the meaning specified in Section 2.14(a)(i).

“Multi-Currency Revolving Commitment Increase Lender” has the meaning specified in Section 2.14(c)(i).

“Multi-Currency Revolving Credit Borrowing” means a borrowing consisting of Multi-Currency Revolving Credit Loans of the same Type, denominated in the same currency and having the same Interest Period made by each of the Multi-Currency Revolving Credit Lenders pursuant to Section 2.01(b)(ii).

“Multi-Currency Revolving Credit Commitment” means, as to each Multi-Currency Revolving Credit Lender, its obligation to (a) make Multi-Currency Revolving Credit Loans to the Parent Borrower pursuant to Section 2.01(b)(ii) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01A under the caption “Multi-Currency Revolving Credit Commitment,” or in the Assignment and Assumption or Refinancing Amendment pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Multi-Currency Revolving Credit Commitments of all Multi-Currency Revolving Credit Lenders shall be $300,000,000 on the Closing Date.

“Multi-Currency Revolving Credit Exposure” means, as to each Multi-Currency Revolving Credit Lender, the sum of the Outstanding Amount of such Multi-Currency Revolving Credit Lender’s Multi-Currency Revolving Credit Loans and its Pro Rata Share of the L/C Obligations at such time.

“Multi-Currency Revolving Credit Facility” means, at any time, the aggregate Dollar Amount of the Multi-Currency Revolving Credit Commitments at such time.

“Multi-Currency Revolving Credit Lender” means, at any time, any Lender that has a Multi-Currency Revolving Credit Commitment or Multi-Currency Revolving Credit Exposure at such time.

“Multi-Currency Revolving Credit Loan” has the meaning specified in Section 2.01(b)(ii).

“Multi-Currency Revolving Credit Note” means a promissory note of the Parent Borrower payable to any Multi-Currency Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-5 hereto, evidencing the aggregate Indebtedness of the Parent Borrower to such Multi-Currency Revolving Credit Lender resulting from the Multi-Currency Revolving Credit Loans made by such Multi-Currency Revolving Credit Lender.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Holdings, the Parent Borrower or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the period since December 31, 2005, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Parent Borrower or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty

Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Parent Borrower or such Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than (x) Indebtedness under the Loan Documents, (y) Permitted First Priority Refinancing Debt and (z) Permitted Second Priority Refinancing Debt), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) incurred by the Parent Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes or distributions made pursuant to Section 7.06(g)(i) or (g)(iii) paid or estimated to be payable in connection therewith (including withholding taxes imposed on the repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Parent Borrower or a wholly owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets retained by the Parent Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters, and against any indemnification obligations associated with such transaction as determined by the Parent Borrower, whether or not subject to an escrow or reserve, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $15,000,000 and (y) no such net cash proceeds meeting the requirements of subclause (x) shall constitute “Net Cash Proceeds” under this clause (a) until the aggregate amount of all such net cash proceeds shall exceed $50,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute “Net Cash Proceeds” under this clause (a)); and

(b) (i) with respect to the incurrence or issuance of any Indebtedness by the Parent Borrower or any Restricted Subsidiary or any Permitted Equity Issuance by the Parent Borrower or any direct or indirect parent of the Parent Borrower, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (B)(x) taxes or distributions made pursuant to Section 7.06(g)(i) paid or estimated to be payable in connection therewith (including withholding taxes imposed on the repatriation of any cash received in connection with such incurrence or issuance) and (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Parent Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Parent Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Parent Borrower.

“Net Funded Amount” has the meaning specified in Section 2.02(h).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Non-Cash Charges” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Loan Party” means any Subsidiary of the Parent Borrower that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-U.S. Collateral” means all the “Collateral” (or equivalent term) as defined in any Non-U.S. Collateral Document.

“Non-U.S. Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Non-U.S. Collateral Document required to be delivered pursuant to Section 6.11(b) or Section 6.13 at such time, duly executed by each Foreign Loan Party thereto;

(b) all Obligations of the Dutch Subsidiary Borrower shall have been guaranteed by Dutch Holdings pursuant to the Dutch Holdings Guaranties and unconditionally guaranteed by (i) the Parent Borrower, (ii) each U.S. Guarantor and (iii) each Foreign Subsidiary Guarantor, provided, however, that no guarantee by any Foreign Subsidiary Guarantor shall be required if (A) such Person was a Subsidiary of the Parent Borrower immediately prior to the Closing Date and such Person did not provide a substantially similar guarantee in connection with the Original Credit Agreement, (B) it is reasonably expected to result in (x) additional tax costs that are not immaterial to the Parent Borrower or any of its Affiliates or (y) any requirement on the part of the Parent Borrower or any of its Affiliates to secure any obligations or provide letters of credit, surety bonds or similar credit support with respect to any obligations, (C) such guarantee would contravene any applicable financial assistance rules, legal prohibition, regulatory condition or contractual limitation, or (D) the Parent Borrower and the Administrative Agent agree that the costs (including, but not limited to, tax, legal and administrative costs and other expenses) of obtaining any such guarantee are excessive in relation to the benefits provided;

(c) except to the extent otherwise provided hereunder or under any Non-U.S. Collateral Document, the Obligations of the Dutch Subsidiary Borrower and the Foreign Subsidiary Guaranty shall have been secured by a perfected security interest in, and mortgages on, substantially all tangible and intangible assets of the Dutch Subsidiary Borrower and each Foreign Loan Party (including accounts (other than deposit accounts or other bank or securities accounts and any Securitization Assets), inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, material owned (but not leased) real property, intercompany notes and proceeds of the foregoing), in each case, with the priority required by the Non-U.S. Collateral Documents; provided, however, that no such security interests shall be required if (i) with respect to any Person that is a Subsidiary of the Parent Borrower on the Closing Date, such Person did not provide a substantially similar security interest pursuant to the Original Credit Agreement and the collateral documents thereunder; (ii) it is reasonably expected to result in (x) additional tax costs that are not immaterial to the Parent Borrower or any of its Affiliates or (y) any requirement on the part of the Parent Borrower or any of its Affiliates to secure any obligations or provide letters of credit, surety bonds or similar credit support with respect to any obligations, (iii) such security interests would contravene any applicable financial assistance rules, legal prohibition, regulatory condition or contractual limitation, or (iv) the Parent Borrower and the Administrative Agent agree that the costs (including, but not limited to, tax, legal and administrative costs and other expenses) of obtaining any such security interests are excessive in relation to the benefits provided; and

(d) none of the Non-U.S. Collateral shall be subject to any Liens other than Liens permitted by Section 7.01.

The foregoing definition shall not require the creation or perfection of security interests in particular assets if and for so long as, in the reasonable judgment of the Administrative Agent and the Parent Borrower, the costs of creating or perfecting such security interests in such assets in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Non-U.S. Collateral Documents” means, collectively, the Non-U.S. Security Agreement, each of the collateral assignments, Security Agreement Supplements, security agreements, pledge agreements, mortgages or other similar agreements delivered to the Administrative Agent and the Lenders in compliance with the Non-U.S. Collateral and Guarantee Requirement or pursuant to Section 6.13, the Foreign Subsidiary Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent for the benefit of the Secured Parties in respect of the Dutch Term Loans.

“Non-U.S. Loan Party” means any Subsidiary of the Parent Borrower that is not a U.S. Loan Party.

“Non-U.S. Security Agreement” means, collectively, the security agreements executed by the applicable Foreign Loan Parties, together with each other Security Agreement Supplement executed and delivered in satisfaction of the Non-U.S. Collateral and Guarantee Requirement.

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b) and (b) was not (or is not simultaneously being) applied to anything other than that such particular use or transaction.

“Note” means a Parent Term Note, a Dutch Term Note, a Delayed Draw Term Note, a Dollar Revolving Credit Note or a Multi-Currency Revolving Credit Note, as the context may require.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding, (y) obligations of any Loan Party or any Restricted Subsidiary arising under any Secured Hedge Agreement and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent that they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“Offered Amount” has the meaning assigned to such term in Section 2.05(a)(v)(D)(1).

“Offered Discount” has the meaning assigned to such term in Section 2.05(a)(v)(D)(1).

“OID” has the meaning provided in Section 2.02(h).

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” means October 26, 2007.

“Original Credit Agreement” means that Credit Agreement, dated as of October 26, 2007, among the Borrowers, Holdings, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent, swingline lender and L/C issuer.

“Other Revolving Credit Commitments” means one or more Classes of revolving credit commitments hereunder or extended Revolving Credit Commitments that result from a Refinancing Amendment.

“Other Revolving Credit Loans” means the Revolving Credit Loans made pursuant to any Other Revolving Credit Commitment.

“Other Taxes” has the meaning specified in Section 3.01(g).

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the Dollar Amount thereof outstanding after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, an L/C Issuer or the Swing Line Lender, as applicable, in accordance with banking industry practices for interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent or L/C Issuer, as applicable, in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Parent Term Borrowing” means a borrowing consisting of Parent Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Parent Term Lenders pursuant to Section 2.01(a)(i)(1).

“Parent Term Commitment” means, as to each Parent Term Lender, its obligation to make a Parent Term Loan to the Parent Borrower pursuant to Section 2.01(a)(i)(1) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01B under the caption “Parent Term Commitment” or in the Assignment and Assumption pursuant to which such Parent Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Parent Term Commitments is $1,935,000,000.

“Parent Term Commitment Increase” has the meaning assigned to such term in Section 2.14(a)(ii).

“Parent Term Lender” means, at any time, any Lender that has a Parent Term Commitment or a Parent Term Loan at such time.

“Parent Term Loan” means a Loan made pursuant to Section 2.01(a)(i)(1).

“Parent Term Note” means a promissory note of the Parent Borrower payable to any Parent Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Parent Borrower to such Parent Term Lender resulting from the Parent Term Loans made by such Parent Term Lender.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning assigned to such term in Section 2.05(a)(v)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by Holdings, the Parent Borrower or any of their respective ERISA Affiliates or to which Holdings, the Parent Borrower or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since December 31, 2005.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Parent Borrower or any direct or indirect parent of the Parent Borrower.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by a Borrower in the form of one or more series of senior secured notes or senior secured loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans or Other Term Loans) or outstanding Revolving Credit Loans, (ii) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrowers or any Subsidiary other than the Collateral, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Parties and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by a Borrower, then such Borrower, the applicable Loan Parties, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means the Sponsor, Welsh, Carson, Anderson & Stowe and its Affiliates and funds and partnerships managed by any of them or any of their Affiliates (but not including, however, any of their portfolio companies) and current and former officers, directors and employees of and consultants to Holdings or any of its Subsidiaries.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized and any undrawn letter of credit thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(b) or Section 7.03(e), such modification, refinancing, refunding, renewal or extension has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof and after giving effect thereto, no Event of Default shall have occurred and be continuing, and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(b) or Junior Financing, (i) to the extent that such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be prima facie evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred only by the Person or Persons who are the obligors of the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 7.03.

“Permitted Second Priority Refinancing Debt” means secured Indebtedness incurred by a Borrower in the form of one or more series of second lien secured notes or second lien secured loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans or Other Term Loans) or outstanding Revolving Credit Loans, (ii) such Indebtedness is secured by the Collateral on a second lien, subordinated basis to the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of

Holdings, the Borrowers or any Restricted Subsidiary other than the Collateral, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the applicable Loan Parties and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Second Priority Refinancing Debt incurred by a Borrower, then the applicable Borrower, the applicable Loan Parties, the Administrative Agent and the Senior Representatives for such Indebtedness shall have executed and delivered the Second Lien Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Specified Acquisitions” means any one or more of the transactions set forth on Schedule 7.02(k) and the payment of fees and expenses in connection therewith.

“Permitted Subordinated Notes” means senior subordinated notes issued by the Parent Borrower or a U.S. Guarantor, provided that (a) the terms of such notes provide for customary subordination of such notes to the Obligations and do not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment of principal prior to the date that is ninety-one (91) days after the Latest Maturity Date (at the time of issuance of such notes), other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default and (b) the covenants, events of default, guarantees and other terms for such notes (provided that such notes shall have interest rates and redemption premiums determined by the Board of Directors of the Parent Borrower to be market rates and premiums at the time of issuance of such notes), taken as a whole, are determined by the Board of Directors of the Parent Borrower to be market terms on the date of issuance and in any event are not materially more restrictive on the Parent Borrower and the Restricted Subsidiaries, or materially less favorable to the Lenders, than the terms of the Senior Notes and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be prima facie evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Subordinated Notes Documentation” means any notes, instruments, agreements and other credit documents governing any Permitted Subordinated Notes.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by a Borrower or any Loan Party in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans or Other Term Loans) or outstanding Revolving Credit Loans, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (iii) if guaranteed, such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors and (iv) such Indebtedness is not secured by any Lien on any property or assets of Holdings, the Borrowers or any Restricted Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by Holdings, the Parent Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the applicable Security Agreement.

“Pledged Equity” has the meaning specified in the applicable Security Agreement.

“PMP” means a professional market party (professionele marktpartij) under the Dutch Financial Supervision Act (Wet op het financieel toezicht).

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date on which such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Transaction Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Parent Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Parent Borrower in good faith as a result of (a) actions taken prior to or during such Post-Transaction Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred prior to or during such Post-Transaction Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Parent Borrower and the Restricted

Subsidiaries; provided that, (i) at the election of the Parent Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent that the aggregate consideration paid in connection with such acquisition was less than $50,000,000 and (ii) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all the Equity Interests in any Subsidiary of the Parent Borrower or any division, product line, or facility used for operations of the Parent Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition, Permitted Specified Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Parent Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Parent Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Parent Borrower or the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment. If the Parent Borrower is required to be in compliance with the financial covenant set forth in Section 7.15 on a Pro Forma Basis as a condition to, or after giving Pro Forma Effect to, any Specified Transaction or other proposed action at any time prior to the last day of the first Test Period for which compliance is required under Section 7.15, then solely for the purposes of determining whether the condition to such Specified Transaction or other proposed action is met, such pro forma compliance will be required with the ratio to be in effect on the last day of such Test Period.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving Credit Facilities, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) the Parent Borrower shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent Borrower and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms (as determined in good faith by the Parent Borrower). The grant of a security interest in any Securitization Assets of the Parent Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning assigned to such term in Section 2.05(a)(v)(D)(3).

“Reference Date” has the meaning specified in the definition of “Available Amount.”

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers executed by each of (a) the Borrowers and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.15.

“Register” has the meaning specified in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejection Notice” has the meaning specified in Section 2.05(b)(vi).

“Reportable Event” means, with respect to any Plan, any of the reportable events set forth in Section 4043 of ERISA or the regulations issued thereunder, other than reportable events for which the thirty-day notice period has been waived.

“Repricing Premium” means, in connection with a Repricing Transaction, a premium (expressed as a percentage of the principal amount of such Loans to be prepaid) equal to the amount set forth below:

(a) on or prior to the first anniversary of the Closing Date, 1.0%; and

(b) thereafter, 0%.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Term Loans with the incurrence by any Loan Party of any long-term bank debt financing incurred for the primary purpose of reducing the effective interest cost or weighted average yield (as reasonably determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) to less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term Loans, but which, for the avoidance of doubt, does not include any prepayment or refinancing in connection with a Change of Control.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Requested Term Loan Amount” has the meaning specified in Section 2.02(h).

“Required Facility Lenders” means, with respect to any Facility on any date of determination, Lenders holding more than 50% of the sum of (i) the Total Outstandings under such Facility (with the aggregate Dollar Amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans, as applicable, under such Facility being deemed “held” by such Lender for purposes of this definition) and (ii) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate Dollar Amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Lenders having more than 50% of (a) the Revolving Credit Commitments or (b) after the termination or expiration of the Revolving Credit Commitments, the Revolving Credit Exposure; provided that the Revolving Credit Commitment and the Revolving Credit Exposure of any Defaulting Lender shall be excluded for the purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer or, with respect to any Domestic Subsidiary not formed as a corporation or any Foreign Subsidiary, any other similar officer or Person performing similar functions of the applicable Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary or similar officer of the applicable Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of the applicable Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references to a “Responsible Officer” herein shall refer to a Responsible Officer of the Parent Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Parent Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Parent Borrower’s or any Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Restructuring” means a collective reference to the transactions described on Schedule 1.01E.

“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(vi).

“Revaluation Date” means (a) the date of delivery of each Committed Loan Notice under the Multi-Currency Revolving Credit Facility, (b) the date of issuance, extension or renewal of any Letter of Credit denominated in an Alternative Currency, (c) the date of conversion or continuation of any Multi-Currency Revolving Credit Borrowing denominated in an Alternative Currency pursuant to Section 2.02 or (d) such additional dates as the Administrative Agent may reasonably specify.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.14(a)(i).

“Revolving Commitment Increase Lenders” has the meaning assigned to such term in Section 2.14(c)(i).

“Revolving Credit Borrowing” means the collective reference to a Dollar Revolving Credit Borrowing or a Multi-Currency Revolving Credit Borrowing.

“Revolving Credit Commitments” means the collective reference to the Dollar Revolving Credit Commitment and the Multi-Currency Revolving Credit Commitment.

“Revolving Credit Exposure” means the collective reference to the Dollar Revolving Credit Exposure and the Multi-Currency Revolving Credit Exposure.

“Revolving Credit Facilities” means the collective reference to the Dollar Revolving Credit Facility and the Multi-Currency Revolving Credit Facility.

“Revolving Credit Lenders” means the collective reference to the Dollar Revolving Credit Lenders, the Multi-Currency Revolving Credit Lenders, any other Lender under an Incremental Revolving Facility and any other Lender with an Other Revolving Credit Commitment or outstanding Other Revolving Credit Loans.

“Revolving Credit Loans” means the collective reference to the Dollar Revolving Credit Loans and the Multi-Currency Revolving Credit Loans. Unless the context shall otherwise require, the term “Revolving Credit Loans” shall include any Incremental Revolving Loans and Other Revolving Credit Loans.

“Revolving Credit Notes” means the collective reference to the Dollar Revolving Credit Notes and the Multi-Currency Revolving Credit Notes.

“Revolving Maturity Date” means, with respect to the Revolving Credit Facilities, (x) the date that is the fifth anniversary of the Closing Date or (y) with respect to any

Revolving Credit Lender that has extended its Revolving Credit Commitment pursuant to Section 2.15(b), the extended maturity date set forth in the Extension Notice delivered by the Parent Borrower and such Revolving Lender to the Administrative Agent pursuant to Section 2.15(b); provided that if, as of July 30, 2015, Senior Notes, or any Permitted Refinancing thereof, with an aggregate principal amount in excess of $350,000,000 remain outstanding with a maturity date occurring on or prior to the fifth anniversary of the Closing Date, the Revolving Maturity Date shall be the later of (but in no event later than the date referred to in clauses (x) or (y) above, as applicable) July 31, 2015 and the date occurring three months prior to the maturity date of the earliest maturing Senior Notes (including any Permitted Refinancing thereof); provided, further, that if any such day is not a Business Day, the Revolving Maturity Date shall be the Business Day immediately preceding such day.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means a Second Lien Intercreditor Agreement substantially in the form of Exhibit S among the Administrative Agent and one or more Senior Representatives for holders of Permitted Second Priority Refinancing Debt, with such modifications thereto as the Administrative Agent may reasonably agree.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent, if any, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Parent Borrower or any of its Subsidiaries pursuant to which the Parent Borrower or such Subsidiary may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Parent Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Parent Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of or exception to a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Parent Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Parent Borrower or any Subsidiary of the Parent Borrower makes an Investment and to which the Parent Borrower or any Subsidiary of the Parent Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Parent Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Parent Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Parent Borrower or any Subsidiary of the Parent Borrower, other than (y) another Securitization Subsidiary and (z) guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates Holdings, the Parent Borrower or any Restricted Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Parent Borrower or any Restricted Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Parent Borrower or any

Restricted Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Parent Borrower reasonably believes to be no less favorable to Holdings, the Parent Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Borrower and (c) to which none of Holdings, the Parent Borrower or any other Restricted Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Parent Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Parent Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means the collective reference to the U.S. Security Agreement and the Non-U.S. Security Agreement.

“Security Agreement Supplement” means any supplement to a Security Agreement delivered pursuant to the terms of such Security Agreement.

“Senior Managing Agent” means each of Barclays Bank PLC, General Electric Capital Corporation, Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as a senior managing agent under this Agreement.

“Senior Notes” means the Parent Borrower’s 9.875% senior unsecured notes due 2015.

“Senior Notes Indenture” means the Indenture for the Senior Notes, dated as of the Original Closing Date, as the same may be amended, modified, replaced or refinanced to the extent permitted by this Agreement.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a)(i) Consolidated Senior Secured Debt as of the last day of such Test Period minus (ii) any amounts paid after the Closing Date and until the last day of such Test Period in respect of any liabilities (contingent or otherwise) of the Parent Borrower and its Subsidiaries in respect of tax claims and product liability claims existing on the date hereof to (b) Consolidated EBITDA for such Test Period; provided that for purposes of Sections 2.14(a)(iii) and 7.03(aa), Senior Secured Leverage Ratio means the ratio of (a)(i) Consolidated Senior Secured Debt as of the day of incurrence of any Indebtedness specified therein minus (ii) any amounts paid after the

Closing Date and until such day of incurrence in respect of any liabilities (contingent or otherwise) of the Parent Borrower and its Subsidiaries in respect of tax claims and product liability claims existing on the date hereof to (b) Consolidated EBITDA for the Test Period then in effect.

“Similar Business” means any business conducted by the Parent Borrower and the Restricted Subsidiaries on the Closing Date and any reasonable extension thereof or any business deemed by the Parent Borrower in its reasonable judgment to be similar, related, incidental or ancillary thereto.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.05(a)(v)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.05(a)(v)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.05(a)(v)(D) substantially in the form of Exhibit O.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, substantially in the form of Exhibit P, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.05(a)(v)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Discount” has the meaning assigned to such term in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower of Specified Discount Prepayment made pursuant to Section 2.05(a)(v)(B) substantially in the form of Exhibit K.

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, substantially in the form of Exhibit L, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.05(a)(v)(B)(1).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.05(a)(v)(B)(3).

“Specified Subsidiary” means, at any date of determination, (a) each Restricted Subsidiary of the Parent Borrower (i) whose total assets on the last day of the most recent Test Period were equal to or greater than 10.0% of Total Assets on such date or (ii) whose gross revenues for such Test Period were equal to or greater than 10.0% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case of (i) and (ii) determined in accordance with GAAP and (b) each other Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(h) and that, when such Subsidiary’s total assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(h) would constitute a Specified Subsidiary under clause (a) above.

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation (as a Restricted Subsidiary or Unrestricted Subsidiary) or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Sponsor” means Warburg Pincus LLC and its Affiliates and funds or partnerships managed by it or any of their Affiliates, but not including, however, any of their portfolio companies.

“Spot Rate” means, on any day, with respect to any currency other than Dollars (for purposes of determining the Dollar Equivalent thereof) or Dollars (for purposes of determining the Alternative Currency Equivalent thereof), the rate at which such currency may be exchanged into Dollars or the applicable Alternative Currency, as the case may be, as set forth at approximately 11:00 a.m., New York City time, on such date on the applicable Bloomberg Key Cross Currency Rates Page. In the event that any such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates selected by the Administrative Agent for such purpose, or, at the discretion of the Administrative Agent, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time in such market, on such date for the purchase of Dollars or the applicable Alternative Currency, as the case may be, for delivery two (2) Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Parent Borrower or any Subsidiary of the Parent Borrower that the Parent Borrower has determined in good faith to be customary in a Securitization Financing.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Submitted Amount” has the meaning assigned to such term in Section 2.05(a)(v)(C)(1).

“Submitted Discount” has the meaning assigned to such term in Section 2.05(a)(v)(C)(1).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Supplemental Administrative Agent” has the meaning specified in Section 9.13 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options,

forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date on which such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Citibank, N.A., in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to $50,000,000. The Swing Line Sublimit is part of, and not in addition to, the Dollar Revolving Credit Commitments.

“Syndication Agent” means each of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, as a syndication agent under this Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Borrowing” means the collective reference to a Parent Term Borrowing, a Dutch Term Borrowing and a Delayed Draw Term Borrowing.

“Term Commitment” means the collective reference to a Parent Term Commitment, a Dutch Term Commitment and a Delayed Draw Term Commitment.

“Term Commitment Increases” has the meaning assigned to such term in Section 2.14(a)(ii).

“Term Lender” means the collective reference to a Parent Term Lender, a Dutch Term Lender, a Delayed Draw Term Lender, any other Lender under an Incremental Term Facility and any other Lender with outstanding Other Term Loans.

“Term Loan” means the collective reference to a Parent Term Loan, a Dutch Term Loan and a Delayed Draw Term Loan. Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans and Other Term Loans.

“Term Maturity Date” means (a) with respect to the Parent Term Loans and the Dutch Term Loans, (x) the date that is the seventh anniversary of the Closing Date or (y) with respect to any Parent Term Lender or Dutch Term Lender that has extended the maturity date of its Parent Term Loans or Dutch Term Loans, as applicable, pursuant to Section 2.15(b), the extended maturity date set forth in the Extension Notice delivered by the Parent Borrower and such Parent Term Lender or Dutch Term Lender, as applicable, to the Administrative Agent pursuant to Section 2.15(b); provided that if, as of July 30, 2015, Senior Notes, or any Permitted Refinancing thereof, with an aggregate principal amount in excess of $350,000,000 remain outstanding with a maturity date occurring on or prior to the seventh anniversary of the Closing Date, the Term Maturity Date for the Parent Term Loans and Dutch Term Loans shall be the later of (but in no event later than the date referred to in clauses (x) or (y) above, as applicable) July 31, 2015 and the date occurring three months prior to the maturity date of the earliest maturing Senior Notes (including any Permitted Refinancing thereof); provided, further, that if any such day is not a Business Day, the Term Maturity Date for the Parent Term Loans and Dutch Term Loans shall be the Business Day immediately preceding such day, and (b) with respect to the Delayed Draw Term Loans, (x) September 30, 2015 or (y) with respect to any Delayed Draw Term Lender that has extended the maturity date of its Delayed Draw Term Loans pursuant to Section 2.15(b), the extended maturity date set forth in the Extension Notice delivered by the Parent Borrower and such Delayed Draw Term Lender to the Administrative Agent pursuant to Section 2.15(b); provided that if, as of July 30, 2015, Senior Notes, or any Permitted Refinancing thereof, with an aggregate principal amount in excess of $350,000,000 remain outstanding with a maturity date occurring on or prior to September 30, 2015, the Term Maturity Date for the Delayed Draw Term Loans shall be July 31, 2015; provided, further, that if any such day is not a Business Day, the Term Maturity Date for the Delayed Draw Term Loans shall be the Business Day immediately preceding such day.

“Term Note” means the collective reference to a Parent Term Note, a Dutch Term Note and a Delayed Draw Term Note.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Parent Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b); provided that, prior to the first date on which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Parent Borrower ended March 31, 2012. A Test Period may be designated by reference to the last day thereof (i.e., the “March 31, 2012 Test Period” refers to the period of four consecutive fiscal quarters of the Parent Borrower ended March 31, 2012), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $50,000,000.

“Total Assets” means the total assets of the Parent Borrower and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Parent Borrower delivered pursuant to Section 6.01(a).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the funding of the Term Loans and, as applicable, any Revolving Credit Borrowing on the Closing Date, (b) the repayment on the Closing Date of all obligations due or outstanding under the Original Credit Agreement, (c) the consummation of any other transactions in connection with the foregoing and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“2007 Transaction” means, collectively, (a) the equity contribution to Holdings and to WP Prism Merger Sub Inc. in connection with the merger of WP Prism Merger Sub Inc. with and into the Parent Borrower, (b) the merger of WP Prism Merger Sub Inc. with and into the Parent Borrower, (c) the issuance of the Senior Notes, (d) the funding of loans on the

Original Closing Date, (e) the repayment of certain existing indebtedness of the Parent Borrower and its Subsidiaries on the Original Closing Date, (f) the consummation of any other transactions in connection with the foregoing and (g) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Underlying Debt” means in relation to a Loan Party and at any time, each obligation (whether present or future, actual or contingent) owing by that Loan Party to a Secured Party under the Loan Documents (including for the avoidance of doubt any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Loan Document, in each case whether or not anticipated as of the date of this Agreement) excluding that Loan Party’s Dutch Parallel Debts.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent that it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of the Parent Borrower listed on Schedule 1.01B, (ii) each Securitization Subsidiary, (iii) any Subsidiary of the Parent Borrower designated by the board of directors of the Parent Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the date hereof and (iv) any Subsidiary of an Unrestricted Subsidiary, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Parent Borrower in accordance with Section 6.14 or ceases to be a Subsidiary of the Parent Borrower.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Collateral” means all the “Collateral” (or equivalent term) as defined in any U.S. Collateral Document and shall include the Mortgaged Properties.

“U.S. Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each U.S. Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or pursuant to Section 6.11(a) or Section 6.13 at such time, duly executed by each Loan Party thereto;

(b) all Obligations of the Borrowers shall have been unconditionally guaranteed by Holdings and each Restricted Subsidiary of the Parent Borrower that is a wholly owned Material Domestic Subsidiary and not an Excluded Subsidiary including those that are listed on Schedule I hereto (each, a “U.S. Guarantor”);

(c) (i) the Dutch Holdings Guaranties shall have been delivered to the Administrative Agent, duly executed by Dutch Holdings and (ii) the Obligations of Dutch Holdings thereunder shall have been secured by a pledge of 65% of the issued and outstanding voting Equity Interests (and 100% of the issued and outstanding non-voting Equity Interests, if any) of the Dutch Subsidiary Borrower held by Dutch Holdings;

(d) the Obligations of the Borrowers and the U.S. Guaranty shall have been secured by a first-priority security interest in (i) all the Equity Interests of the Parent Borrower, (ii) all Equity Interests (other than Equity Interests of Unrestricted Subsidiaries and any Equity Interest of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(g)) of each wholly owned Material Domestic Subsidiary of the Parent Borrower or any U.S. Guarantor that is the direct Subsidiary of the Parent Borrower or such U.S. Guarantor and (iii) 65% of the issued and outstanding voting Equity Interests (and 100% of the issued and outstanding non-voting Equity Interests, if any) of each wholly owned Material Foreign Subsidiary that is directly owned by the Parent Borrower or any Domestic Subsidiary of the Parent Borrower that is a U.S. Guarantor (with such reductions in the amount of Equity Interests pledged as may be necessary to take into account Equity Interests that have been indirectly pledged through a pledge of Equity Interests in any Domestic Subsidiary that is disregarded for purposes of U.S. federal income tax);

(e) except to the extent otherwise provided hereunder or under any U.S. Collateral Document, the Obligations of the Borrowers and the U.S. Guaranty shall have been secured by a perfected security interest (to the extent such security interest may be perfected by delivering certificated securities, filing financing statements under the Uniform Commercial Code or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in substantially all tangible and intangible personal property of the Parent Borrower and each U.S. Guarantor (including accounts (other than deposit accounts or other bank or securities accounts and any Securitization Assets), inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, and proceeds of the foregoing), in each case, with the priority required by the U.S. Collateral Documents;

(f) none of the U.S. Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(g) (i) each of the U.S. Collateral Documents, in form and substance reasonably satisfactory to the Administrative Agent, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Administrative Agent and shall be in full force and effect, (ii) each of such U.S. Collateral Documents shall have been filed and recorded in the recording office as specified on Schedule 1.01F (or a lender’s title insurance policy, in form and substance acceptable to the Administrative Agent, insuring such U.S. Collateral Document as a first lien on such Mortgaged Property (subject to any Lien permitted by Section 7.01) shall have been received by the Administrative Agent) and, in connection therewith, the Administrative Agent shall have received evidence reasonably satisfactory to it of each such filing and recordation and (iii) the Administrative Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be requested by the Administrative Agent, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than those permitted under Section 7.01, together with such legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Administrative Agent.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as, in the reasonable judgment of the Administrative Agent and the Parent Borrower, the cost of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom, or would reasonably be expected to cause the inclusion of income by any Borrower under section 956 of the Code.

The Administrative Agent may grant extensions of time for the perfection of security interests in particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the U.S. Loan Parties on such date) where it reasonably determines, in consultation with the Parent Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the U.S. Collateral Documents.

“U.S. Collateral Documents” means, collectively, the U.S. Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 4.01(a)(iii), Section 6.11(a) or Section 6.13, the U.S. Guaranty, the Dutch Holdings Guaranties, and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent for the benefit of the Secured Parties (other than the Non-U.S. Collateral Documents), in each case executed by one or more Loan Parties.

“U.S. Guarantor” has the meaning specified in the definition of “U.S. Collateral and Guarantee Requirement.”

“U.S. Guaranty” means (a) the guaranty made by Holdings and the other U.S. Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “U.S. Collateral and Guarantee Requirement,” substantially in the form of Exhibit F-1 and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11(a).

“U.S. Lender” has the meaning specified in Section 3.01(e).

“U.S. Loan Parties” means, collectively, (i) Holdings, (ii) the Parent Borrower and (iii) each other U.S. Guarantor.

“U.S. Security Agreement” means, collectively, the U.S. Security Agreement executed by the applicable U.S. Loan Parties, substantially in the form of Exhibit G, together with each other Security Agreement Supplement executed and delivered pursuant to Section 6.11(a).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of Holdings, the Parent Borrower or any of their respective ERISA Affiliates as a result of a complete or partial withdrawal from a Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Annual Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Interest Coverage Ratio and the Senior Secured Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

SECTION 1.04. Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York, New York time (daylight or standard, as applicable).

SECTION 1.07. Additional Alternative Currencies.

(a) The Parent Borrower may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than Dollars or those specifically listed in the definition of “Alternative Currency.” In the case of any such request with respect to the making of Multi-Currency Revolving Credit Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Multi-Currency Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed to by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, each L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Multi-Currency Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify each L/C Issuer thereof. Each Multi-Currency Revolving Credit Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or each L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after its receipt of such request as to whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Multi-Currency Revolving Credit Lender or a L/C Issuer, as the case may be, to respond to such request within the time period specified in the last sentence of clause (b) above shall be deemed to be a refusal by such Multi-Currency Revolving Credit Lender or such L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Multi-Currency Revolving Credit Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Parent Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Multi-Currency Revolving Credit Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and each L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Parent

Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Administrative Agent shall promptly so notify the Parent Borrower.

SECTION 1.08. Currency Equivalents Generally.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

(c) Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness is incurred or such Investment is made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or made at any time under such Sections.

(d) For purposes of determining compliance under Sections 7.02, 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Net Income in the Parent Borrower’s annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

SECTION 1.09. Change in Currency.

(a) Each obligation of any Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Multi-Currency Revolving Credit Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Multi-Currency Revolving Credit Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01. The Loans.

(a) The Term Borrowings.

(i) Subject to the terms and conditions set forth herein, (1) each Parent Term Lender severally agrees to make to the Parent Borrower a single loan denominated in Dollars in an aggregate principal amount equal to such Parent Term Lender’s Parent Term Commitment on the Closing Date, and (2) each Dutch Term Lender severally agrees to make to the Dutch Subsidiary Borrower a single loan denominated in Euros in an aggregate principal amount equal to such Dutch Term Lender’s Dutch Term Commitment on the Closing Date; provided that each Dutch Term Lender, at its option, may make such loan by causing any foreign or domestic branch or Affiliate of such Dutch Term Lender to make such loan; provided, further, that any exercise of such option shall not affect the obligation of the Dutch Subsidiary Borrower to repay such loan in accordance with the terms of this Agreement.

(ii) Subject to the terms and conditions set forth herein, each Delayed Draw Term Lender severally agrees to make to the Parent Borrower up to three (3) loans denominated in Dollars as elected by the Parent Borrower pursuant to Section 2.02 (each such loan, a “Delayed Draw Term Loan”) from time to time on any Business Day after the Closing Date until the Delayed Draw Term Commitment Expiration Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Delayed Draw Term Lender’s Delayed Draw Term Commitment.

(iii) Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Parent Term Loans and Delayed Draw Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, and Dutch Term Loans must be Eurocurrency Rate Loans, in each case as further provided herein.

(b) The Dollar Revolving Credit Borrowing and the Multi-Currency Revolving Credit Borrowing. Subject to the terms and conditions set forth herein, (i) each Dollar Revolving Credit Lender severally agrees to make loans denominated in Dollars to the Parent Borrower as elected by the Parent Borrower pursuant to Section 2.02 (each such loan, a “Dollar Revolving Credit Loan”) from time to time, on any Business Day from and after the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Dollar Revolving Credit Commitment; provided that after giving effect to any Dollar Revolving Credit Borrowing, the aggregate Outstanding Amount of the Dollar Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Dollar Revolving Credit Commitment; and (ii) each Multi-Currency Revolving Credit Lender severally agrees to make loans denominated in Dollars or an Alternative Currency to the Parent Borrower as elected by the Parent Borrower pursuant to Section 2.02 (each such loan, a “Multi-Currency Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Multi-Currency Revolving Credit Commitment; provided that after giving effect to any Multi-Currency Revolving Credit Borrowing, the aggregate Outstanding Amount of the Multi-Currency Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Multi-Currency Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Parent Borrower may borrow under this Section 2.01(b), prepay under Section 2.05 and reborrow under this Section 2.01(b). Dollar Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein, and Multi-Currency Revolving Credit Loans (other than Multi-Currency Revolving Credit Loans denominated in Dollars which may be Base Rate Loans or Eurocurrency Rate Loans) must be Eurocurrency Rate Loans, as further provided herein.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing (other than Swing Line Borrowings with respect to which this Section 2.02 shall not apply), each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Parent Borrower’s irrevocable notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Dollars or any conversion of Base Rate Loans to Eurocurrency Rate Loans, (ii) four (4) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in an Alternative Currency, and (iii) one Business Day before the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in subclause (i) or (ii) above may be delivered not later than 9:00 a.m. two (2) Business Days prior to the Closing Date in the case of the initial Credit Extensions. Each notice by the Parent Borrower pursuant to this Section 2.02(a) must be made by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Each Borrowing of, conversion to or continuation of, Eurocurrency Rate Loans shall be in a principal Dollar Amount of $2,500,000 or Euro amount of €2,500,000 or a whole multiple of the Dollar Amount of $500,000 or Euro amount of €500,000 in excess thereof in the case of Term Loans or Revolving Credit Loans; provided that the initial Delayed Draw Term Borrowing shall be in a principal amount of $100,000,000 or a whole multiple of $1,000,000 in excess thereof and any subsequent Delayed Draw Term Borrowing shall be in a principal amount of $50,000,000 or a whole multiple of $1,000,000 in excess thereof (provided that such subsequent Delayed Draw Term Borrowing may be less than $50,000,000 if such amount represents the aggregate amount of the remaining unfunded Delayed Draw Term Commitments). Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice shall specify as to (i) whether the Parent Borrower is requesting a Parent Term Borrowing, a Dutch Term Borrowing, a Delayed Draw Term Borrowing, a Dollar Revolving Credit Borrowing, a Multi-Currency Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the currency in which the Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) in the case of Revolving Credit Loans denominated in Dollars, whether such Revolving Credit Loans are being borrowed under the Dollar Revolving Credit Facility or the Multi-Currency Revolving Credit Facility. If the Parent Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans (unless the Loan being made or continued is denominated in an Alternative Currency, in which case it shall be made or continued as a Eurocurrency Rate Loan with an Interest Period of one month). Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.

If the Parent Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Rate Loans denominated in an Alternative Currency), it will be deemed to have specified an Interest Period of one month. If no currency is specified, the requested Borrowing shall be in Dollars.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the applicable Class of the amount (and currency) of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Parent Borrower, the Administrative Agent shall notify each Lender of the applicable Class of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in an Alternative Currency described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time in the case of any Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent in the Committed Loan Notice.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, the Administrative Agent or the Required Facility Lenders may require that no Loans under the applicable Facility may be converted to or continued as Eurocurrency Rate Loans and the Required Facility Lenders under the Multi-Currency Revolving Credit Facility may require that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be redenominated into Dollars in the amount of the Dollar Amount thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of such interest rate by the Administrative Agent shall be prima facie evidence of the correct interest rate in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following its determination of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect unless otherwise agreed between the Parent Borrower and the Administrative Agent.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but, other than as expressly provided herein with respect to the L/C Obligations and Swing Line Obligations of a Defaulting Lender, no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the relevant Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date on which such amount is made available to the applicable Borrower to the date on which such amount is repaid to the Administrative Agent at, (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing, and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(h) The Term Loans will be made and issued with an original issue discount (“OID”) of one percent (1.0%) of the aggregate principal amount of the Term Loans such that the proceeds of the Term Loans will be advanced net of the OID (which OID will be retained by the Lenders, such net amount of the Term Loans being the “Net Funded Amount” and the aggregate principal amount of the Term Loans being the “Requested Term Loan Amount”. The amount of the OID will be the difference between the Requested Term Loan Amount and the Net Funded Amount. For all purposes other than funding, the aggregate outstanding principal amount of the Term Loans immediately after giving effect to the Borrowing thereof, and the amount of the Term Loans repayable hereunder, will be the Requested Term Loan Amount. The OID will be allocated ratably among the Lenders according to their respective Pro Rata Share.

SECTION 2.03. Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Multi-Currency Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in an Alternative Currency for the account of the Parent Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Parent Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit and (B) the Multi-Currency Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that L/C Issuers shall not be obligated to make L/C Credit Extensions with respect to Letters of Credit, and Multi-Currency Revolving Credit Lenders shall not be obligated to participate in Letters of Credit if, as of the date of the applicable Letter of Credit, (x) the Multi-Currency Revolving Credit Exposure of any Multi-Currency Revolving Credit Lender would exceed such Lender’s Multi-Currency Revolving Credit Commitment, (y) in the case of a Closing Date L/C Issuer, the Outstanding Amount of all L/C Obligations with respect to Letters of Credit issued by such Closing Date L/C Issuer would exceed $100,000,000 or (z) the Outstanding Amount of all L/C Obligations would exceed the L/C Sublimit. Each request by the Parent Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Parent Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Parent Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Parent Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall not issue any Letter of Credit if:

(1) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless otherwise agreed by the L/C Issuer and the Administrative Agent; or

(2) the expiry date of such requested Letter of Credit would occur after the applicable Letter of Credit Expiration Date, unless

(1) each Appropriate Lender shall have approved such expiry date or (2) the Outstanding Amount of the L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized in an amount equal to at least 101% of the Outstanding Amount of such L/C Obligations.

(iii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally; or

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency.

(iv) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each L/C Issuer shall act on behalf of the Appropriate Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Parent Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer (it being understood, for the avoidance of doubt, that the Parent Borrower may make such a request to any L/C Issuer, in its sole discretion, but that the obligations of the L/C Issuers hereunder shall be several and not joint). Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 noon at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree to in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the currency in which the requested Letter of Credit will be denominated; and (h) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the relevant L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Parent Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Multi-Currency Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Multi-Currency Revolving Credit Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Parent Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Such notice may be issued at the discretion of the relevant L/C Issuer or at the request of the Parent Borrower. Unless otherwise directed by the relevant L/C Issuer, the Parent Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time until an expiry date not later than the applicable Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would not be permitted, or would have no obligation at such time, to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received actual notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Credit Lender, as applicable, or the Parent Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Parent Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Parent Borrower shall reimburse the relevant L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option made in writing to the Parent Borrower prior to issuance of the applicable Letter of Credit) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Parent Borrower shall have notified the relevant L/C Issuer promptly following its receipt of the notice of drawing that the Parent Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the relevant L/C Issuer shall notify the Parent Borrower of the Dollar Amount of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the first Business Day following the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the first Business Day following the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Parent Borrower shall reimburse the L/C Issuer in an amount equal to the amount of such drawing and in the applicable currency. If the Parent Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the Dollar Amount thereof in the case of an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, the Parent Borrower shall be deemed to have requested a Multi-Currency Revolving Credit Borrowing of Base Rate Loans, in each case to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Multi-Currency Revolving Credit Commitments of the Multi-Currency Revolving Credit Lenders, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Multi-Currency Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m. on the second Business Day following the date that notice was provided by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Multi-Currency Revolving Credit Lender that so makes funds available shall be deemed to have made a Multi-Currency Revolving Credit Loan that is a Base Rate Loan to the Parent Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount of a Letter of Credit that is not fully refinanced by a Multi-Currency Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Parent Borrower shall be deemed to have incurred from the relevant L/C Issuer a L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Multi-Currency Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute a L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Multi-Currency Revolving Credit Lender funds its Multi-Currency Revolving Credit Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Multi-Currency Revolving Credit Lender’s obligation to make Multi-Currency Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Parent Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Multi-Currency Revolving Credit Lender’s obligation to make Multi-Currency Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Parent Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Parent Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Multi-Currency Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date on which such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the relevant L/C Issuer submitted to any Multi-Currency Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be prima facie evidence of the correct amount owing under this Section 2.03(c)(vi) absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Appropriate Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Parent Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Multi-Currency Revolving Credit Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Multi-Currency Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date on which such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The Obligations of the Multi-Currency Revolving Credit Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Parent Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Parent Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the U.S. Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Parent Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Parent Borrower to the extent permitted by applicable Law) suffered by the Parent Borrower that are caused by acts or omissions of such L/C Issuer constituting gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f) Role of L/C Issuers. Each Lender and the Parent Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Parent Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Parent Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(f); provided that anything in such clauses to the contrary notwithstanding, the Parent Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Parent Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Parent Borrower that were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. If (i) any Event of Default occurs and is continuing and the Required Lenders require the Parent Borrower to Cash Collateralize its L/C Obligations pursuant to Section 8.02(c) or (ii) an Event of Default set forth under Section 8.01(f) occurs and is continuing, then the Parent Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m. on (x) in the case of the immediately preceding clause (i), (1) the Business Day on which that the Parent Borrower receives notice thereof, if such notice is received on such day prior to 11:00 a.m. or (2) if clause (1) above does not apply, the Business Day immediately following the day on which that the Parent Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Multi-Currency Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Multi-Currency Revolving Credit Lenders). The Parent Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Multi-Currency Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents selected by the Administrative Agent in its sole discretion. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent that the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Parent

Borrower. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral shall be promptly refunded to the Parent Borrower.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant L/C Issuer and the Parent Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Parent Borrower shall pay to the Administrative Agent for the account of each Multi-Currency Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum Dollar Amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Parent Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Parent Borrower shall pay directly to each L/C Issuer for its own account the reasonable and customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l) Addition of an L/C Issuer.

(i) A Multi-Currency Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Parent Borrower, the Administrative Agent and such Multi-Currency Revolving Credit Lender. The Administrative Agent shall notify the Multi-Currency Revolving Credit Lenders of any such additional L/C Issuer.

(ii) On the last Business Day of each month (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time together with such other information as the Administrative Agent may from time to time reasonably request.

(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Parent Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit; provided that all such Letters of Credit may only be issued at the request of the Parent Borrower pursuant to Section 2.03(b). The Parent Borrower hereby acknowledges that the issuance of any such Letter of Credit for the account of Subsidiaries inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Parent Borrower from time to time on any Business Day (other than the Closing Date) until the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Dollar Revolving Credit Loans of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Dollar Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Dollar Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Dollar Revolving Credit Commitment then in effect. Within the foregoing limits, and subject to the other terms and conditions hereof, the Parent Borrower may borrow under this Section 2.04, prepay under Section 2.05 and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Swing Line Loans shall only be denominated in Dollars. Immediately upon the making of a Swing Line Loan, each Dollar Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Parent Borrower’s irrevocable notice to the Swing Line Lender. Each such notice must be received by the Swing Line Lender not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 (and any amount in excess of $500,000 shall be an integral multiple of $100,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such notice must be made promptly by delivery to the Swing Line Lender of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Parent Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Parent Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Dollar Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Dollar Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Parent Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Dollar Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar denominated payments not later than 1:00 p.m. on the date specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Dollar Revolving Credit Lender that so makes funds available shall be deemed to have made a Dollar Revolving Credit Loan that is a Base Rate Loan to the Parent Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Dollar Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Dollar Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Dollar Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Dollar Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date on which such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Dollar Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Dollar Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Dollar Revolving Credit Lender’s obligation to make Dollar Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Parent Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Dollar Revolving Credit Lender’s obligation to make Dollar Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Parent Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Dollar Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Dollar Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date on which such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Dollar Revolving Credit Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Parent Borrower for interest on the Swing Line Loans. Until each Dollar Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Parent Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender at the office specified to the Parent Borrower in writing by the Swing Line Lender from time to time.

SECTION 2.05. Prepayments.

(a) Optional.

(i) The Borrowers may, upon notice by the Parent Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans of any Class and Revolving Credit Loans in whole or in part without premium or penalty; provided that all prepayments under this Section 2.05(a)(i) shall be accompanied by the Repricing Premium, if applicable; provided, further, that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time in the case of Loans denominated in Dollars or London, England time in the case of Loans denominated in an Alternative Currency) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four (4) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in an Alternative Currency and (C) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (2) any partial prepayment of Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or €2,500,000, as applicable, or a whole multiple of $500,000 or €500,000, as applicable, in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding (it being understood that Base Rate Loans shall be denominated in Dollars only). Notwithstanding anything to the contrary contained in this Section 2.05(a)(i), the Borrowers may on the Closing Date, upon one (1) hour notice by the Parent Borrower to the Administrative Agent, voluntarily prepay in part in any principal amount Term Loans of any Class without premium or penalty to the extent necessary for the Parent Borrower to be in compliance with the Fixed Charge Coverage Ratio set forth in Section 4.09(a) of the Senior Notes Indenture and the Consolidated Secured Leverage Ratio set forth in Section 4.12(2) of the Senior Notes Indenture. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued and unpaid interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of principal of, and interest on, Multi-Currency Revolving Credit Loans shall be made in the relevant Alternative Currency (even if the Parent Borrower is required to convert currency to do so). Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) The Parent Borrower may, upon notice to the Swing Line Lender, at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. All Swing Line Loans shall be denominated in Dollars only.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers may rescind any notice of prepayment under Section 2.05(a)(i) or Section 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing is not consummated or is otherwise delayed.

(iv) Voluntary prepayments of Term Loans shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) in a manner determined at the discretion of the Parent Borrower and specified in the notice of prepayment.

(v) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, each Borrower may offer to prepay the outstanding Term Loans on the following basis:

(A) Each Borrower shall have the right to offer to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.05(a)(v); provided that (x) the applicable Borrower shall not make any Borrowing of Revolving Credit Loans to fund any Discounted Term Loan Prepayment and (y) the applicable Borrower shall not initiate any action under this Section 2.05(a)(v) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by such Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date such Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of such Borrower’s election not to accept any Solicited Discounted Prepayment Offers; provided, further, that any Term Loan that is prepaid will be automatically and irrevocably cancelled.

(B) (1) Subject to the proviso to subsection (A) above, each Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent (and the Administrative Agent, if it is not acting as Auction Agent) with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available to each Term Lender or, at the sole discretion of such Borrower, each Lender with respect to one or more Classes of Term Loans, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section) and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans, (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10,000,000 or €10,000,000, as applicable, and whole increments of $500,000 or €500,000, as applicable, in excess thereof and (IV)

each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the Class of such Lender’s Term Loans to be prepaid at the Specified Discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Notwithstanding the foregoing, a relevant Term Lender receiving such a Specified Discount Prepayment Notice may choose not to respond. Any such Term Lender, and any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date, shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the applicable Borrower will make prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Term Loans of any Class accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount for such Class, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts of Term Loans of the applicable Class accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the applicable Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the applicable Borrower (and the Administrative Agent, if it is not

acting as Auction Agent) of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes of Term Loans to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the applicable Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, each Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent (and the Administrative Agent, if it is not acting as Auction Agent) with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended to each Term Lender or, at the sole discretion of such Borrower, each Lender with respect to one or more Classes of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by the applicable Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section) and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans, (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000 or €10,000,000, as applicable, and whole increments of $500,000 or €500,000, as applicable, in excess thereof and (IV) each such solicitation by the applicable Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer that may be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Notwithstanding the foregoing, a relevant Term Lender receiving a Discount Range Prepayment Notice may choose not to respond. Any such Term Lender, and any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range with respect to the applicable Borrower Solicitation of Discount Range Prepayment Offers.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the applicable Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the applicable Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the

Classes of Term Loans specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount with respect to any Class of Term Loans by all Participating Lenders offered at a discount to par equal to or greater than the Applicable Discount exceeds the Discounted Range Prepayment Amount with respect to such Loans, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par equal to or greater than the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the respective Submitted Amount with respect to such Class of Term Loans of each such Identified Participating Lender and the Auction Agent (in consultation with the applicable Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the applicable Borrower (and the Administrative Agent, if it is not acting as Auction Agent) of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes of Term Loans to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount, Classes and Type(s) of Term Loans of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the applicable Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, each Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended to each Term Lender or, at the sole discretion of such Borrower, each Lender with respect to one or more Classes of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted

Prepayment Amount”) and the Class or Classes of Term Loans such Borrower is willing to prepay at a discount (it being understood that different Solicited Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section) and the Type(s) of Term Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans, (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000 or €10,000,000, as applicable, and whole increments of $500,000 or €500,000, as applicable, in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Notwithstanding the foregoing, a relevant Term Lender receiving such Solicited Discounted Prepayment Notice may choose not to respond. Any such Term Lender, and any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount with respect to the applicable Borrower Solicitation of Discounted Prepayment Offers.

(2) The Auction Agent shall promptly provide the applicable Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If such Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), such Borrower shall submit an Acceptance and

Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from such Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the applicable Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by such Borrower at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the applicable Borrower elects to accept any Acceptable Discount, then such Borrower agrees to accept all Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The applicable Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes of Term Loans specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount with respect to any Class of Term Loans by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount with respect to such Class of Term Loans, prepayment of the principal amount of the Term Loans of such Class for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the respective Offered Amount with respect to such Class of Term Loans of each such Identified Qualifying Lender and the Auction Agent (in consultation with the applicable Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the

Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the applicable Borrower (and the Administrative Agent, if it is not acting as Auction Agent) of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount, Classes and Type(s) of Term Loans of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, the Borrowers and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent, with the provisions in this Section 2.05(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrowers.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(v), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Borrowers and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as activities of the Auction Agent.

(J) Each Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, respectively (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b) Mandatory.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrowers shall offer to prepay, subject to clauses (b)(vi) and (c) of this Section 2.05, an aggregate principal amount of Term Loans (on a pro rata basis based on the Dollar Amount thereof) equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess

Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended December 28, 2013) minus (B) the sum of (i) all voluntary prepayments of Term Loans made pursuant to Section 2.05(a)(i) during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans during such fiscal year to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), to the extent that such prepayments are not funded with the proceeds of Indebtedness; provided that (x) the ECF Percentage shall be 25% if the Senior Secured Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 3.5 to 1.0 and greater than 3.0 to 1.0 and (y) the ECF Percentage shall be 0% if the Senior Secured Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 3.0 to 1.0.

(ii) (A) If (1)(x) the Parent Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition to a Loan Party), (e), (g), (h), (k), (m), (n) or (p)) or (y) any Casualty Event occurs, which results in the realization or receipt by the Parent Borrower or such Restricted Subsidiary of Net Cash Proceeds and (2) the Senior Secured Leverage Ratio for the Test Period immediately preceding such Disposition or Casualty Event is greater than 3.0 to 1.0 (calculated on a Pro Forma Basis), the Borrowers shall offer to prepay on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds, subject to clauses (b)(v), (b)(vi) and (c) of this Section 2.05, an aggregate principal amount of Term Loans (on a pro rata basis based on the Dollar Amount thereof) equal to 100% (such percentage as it may be reduced as described below, the “Disposition Prepayment Percentage”) of all Net Cash Proceeds realized or received; provided that the Disposition Prepayment Percentage shall be 75% if the Senior Secured Leverage Ratio for the Test Period immediately preceding such Disposition or Casualty Event was less than or equal to 3.0 to 1.0; provided, further, that (I) no prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Parent Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) and (II) the Parent Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase Permitted First Priority Refinancing Debt to the extent any document governing such Permitted First Priority Refinancing Debt requires the Parent Borrower to prepay or make an offer to purchase such Permitted First Priority Refinancing Debt with such Net Cash Proceeds, in each case in an amount not to exceed the product of (X) the amount of such Net Cash Proceeds and (Y) a fraction, the numerator of which is the outstanding principal amount of the Permitted First Priority Refinancing Debt with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted First Priority Refinancing Debt and the outstanding principal amount of Term Loans.

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition permitted by Section 7.05(p) or any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Parent Borrower, the Parent Borrower or the applicable Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within (x) fifteen months following receipt of such Net Cash Proceeds or (y) if the Parent Borrower or the applicable Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within fifteen months following the receipt thereof, within the later of (1) fifteen months following the receipt thereof and (2) one hundred and eighty (180) days following the date of such legally binding commitment; provided that (i) so long as an Event of Default under Section 8.01(a) or (f) shall have occurred and be continuing, the Parent Borrower or such Restricted Subsidiary shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Parent Borrower or such Restricted Subsidiary entered into at a time when no Event of Default is continuing) and (ii) if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, and subject to clauses (b)(v) and (b)(vi) of this Section 2.05, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the date on which the Parent Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.05.

(iii) If the Parent Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03 (but subject to Section 7.03(w)), the Borrowers shall offer to prepay, subject to clauses (b)(vii) and (c) of this Section 2.05, an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv) If, on any date (including, in the case of clause (B) below, as a result of changes in Dollar Amounts on any Revaluation Date), (A) the aggregate Dollar Revolving Credit Exposure exceeds the aggregate Dollar Revolving Credit Commitments then in effect, the Parent Borrower shall promptly prepay or cause to be promptly prepaid Dollar Revolving Credit Loans and Swing Line Loans in an aggregate principal amount equal to such excess, or (B) the aggregate Multi-Currency Revolving Credit Exposure exceeds the aggregate Multi-Currency Revolving Credit Commitments then in effect, the Parent Borrower shall promptly prepay or cause to be promptly prepaid Multi-Currency Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate principal amount equal to such excess.

(v) (X) Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied to the remaining scheduled installments of principal of one or more Classes of Term Loans determined at the discretion of the Parent Borrower and specified to the Administrative Agent; and (Y) each such prepayment shall be paid to the Appropriate Lenders of such Class or Classes in accordance with their respective pro rata shares of such Class or Classes.

(vi) The Parent Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of the Parent Borrower’s prepayment notice and of such Term Lender’s pro rata share of the prepayment. Each Term Lender may reject all of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Parent Borrower no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be offered to the Term Lenders not so declining such prepayment on a pro rata basis in accordance with the Dollar Amounts of the Term Loans of such Lender (with such non-declining Term Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent that such non-declining Term Lenders elect to decline their pro rata share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Parent Borrower (“Retained Declined Proceeds”).

(vii) Notwithstanding any other provisions of this Section 2.05(b), (A) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.05(b)(ii) (a “Foreign Disposition”), or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will be used to offer to prepay Dutch Term Loans instead of the Parent Term Loans and the Delayed Draw Term Loans. To the extent applicable local law prohibits or delays the repatriation of Net Cash Proceeds for application to the Term Loans, then the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b)

but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit such repatriation (the Borrowers hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(b) to the extent provided herein and (B) to the extent that the Parent Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event would have a material adverse tax cost consequence with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected will be offered to prepay Dutch Term Loans instead of the Parent Term Loans and the Delayed Draw Term Loans. To the extent repatriation for the purpose of paying Dutch Term Loans could have a material adverse tax cost consequence, then the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.05(b), (x) the Parent Borrower applies an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Parent Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

If all Term Lenders of a Class elect to accept a mandatory prepayment described above, then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans of such Class that are Base Rate Loans to the full extent thereof before application to Term Loans of such Class that are Eurocurrency Rate Loans and, in any event, in a manner that is designed to minimize the amount of any payments required to be made by the Borrowers pursuant to Section 3.05; provided, however, that, if at the time of any prepayment pursuant to Section 2.05(b) there shall be Term Borrowings of different Types or Eurocurrency Rate Term Borrowings of the applicable Class with different Interest Periods, and if some but not all Term Lenders of the applicable Class shall have accepted such mandatory prepayment, then the aggregate amount of such mandatory prepayment shall be allocated ratably to each outstanding applicable Term Borrowing of the accepting Term Lenders.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Parent Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Parent Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Parent Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05.

SECTION 2.06. Termination or Reduction of Commitments.

(a) Optional. The Parent Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one Business Day prior to the date of termination or reduction, (ii) any such partial reduction by the Parent Borrower shall be in an aggregate amount of $1,000,000 or €1,000,000, as applicable, or any whole multiple of $500,000 or €500,000, as applicable, in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Swing Line Sublimit exceeds the amount of the Dollar Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. Except as provided above, the amount of any such Dollar Revolving Credit Commitment reduction shall not be applied to the Swing Line Sublimit unless otherwise specified by the Parent Borrower. Notwithstanding the foregoing, the Parent Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Parent Term Commitment of each Parent Term Lender shall be automatically and permanently reduced to $0 upon the making of such Parent Term Lender’s Parent Term Loans pursuant to Section 2.01(a)(i)(1). The Dutch Term Commitment of each Dutch Term Lender shall be automatically and permanently reduced to €0 upon the making of such Dutch Term Lender’s Dutch Term Loans pursuant to Section 2.01(a)(i)(2). The Delayed Draw Term Commitments shall be reduced by the amount of any Borrowing pursuant to Section 2.01(a)(ii) and shall terminate at the Delayed Draw Term Commitment Expiration Date. The Revolving Credit Commitments shall terminate on the Maturity Date for the Revolving Credit Facilities.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All facility fees or commitment fees accrued until the effective date of any termination of the Dollar Revolving Credit Commitments, Multi-Currency Revolving Credit Commitments or Delayed Draw Term Commitments, as applicable, shall be paid on the effective date of such termination.

SECTION 2.07. Repayment of Loans.

(a) Term Loans. (i) The Parent Borrower shall repay the Parent Term Loans to the Administrative Agent for the ratable account of the Parent Term Lenders (A) on the last Business Day of each March, June, September and December, commencing with the last Business Day of September 2012, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Parent Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments as directed by the Parent Borrower pursuant to Section 2.05) and (B) on the Maturity Date for such Parent Term Loans, the aggregate principal amount of all such Parent Term Loans outstanding on such date.

(ii) The Dutch Subsidiary Borrower shall repay the Dutch Term Loans to the Administrative Agent for the ratable account of the Dutch Term Lenders (A) on the last Business Day of each March, June, September and December, commencing with the last Business Day of September 2012, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Dutch Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments as directed by the Parent Borrower pursuant to Section 2.05) and (B) on the Maturity Date for such Dutch Term Loans, the aggregate principal amount of all such Dutch Term Loans outstanding on such date.

(iii) The Parent Borrower shall repay to the Administrative Agent for the ratable account of the Delayed Draw Term Lenders (A) on the last Business Day of each March, June, September and December, commencing with the last Business Day of March 2013, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Delayed Draw Term Loans outstanding on the Delayed Draw Term Commitment Expiration Date (which payments shall be reduced as a result of the application of prepayments as directed by the Parent Borrower pursuant to Section 2.05) and (B) on the Maturity Date for such Delayed Draw Term Loans, the aggregate principal amount of all Delayed Draw Term Loans outstanding on such date.

(b) Revolving Credit Loans. The Parent Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facilities the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Parent Borrower shall repay each Swing Line Loan on the Maturity Date for the Dollar Revolving Credit Facility to the Swing Line Lender in accordance with Section 2.04(f).

(d) For the avoidance of doubt, all Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in the currency in which they were made.

SECTION 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i)(A) each Eurocurrency Rate Loan denominated in Dollars or an Alternative Currency other than Euro shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR for such Interest Period plus the Applicable Rate and (B) each Eurocurrency Rate Loan denominated in Euro shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the EURIBOR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Dollar Revolving Credit Loans. For the avoidance of doubt, each Multi-Currency Revolving Credit Loan (other than a Multi-Currency Revolving Credit Loan denominated in Dollars) shall be a Eurocurrency Rate Loan.

(b) The Borrowers shall pay interest on past due amounts (other than any amount payable in respect of its Dutch Parallel Debt) hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest on each Loan shall be payable in the currency in which each Loan was made.

SECTION 2.09. Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Revolving Credit Facility Fee. With respect to each Revolving Credit Facility, the Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender for such Facility in accordance with its Pro Rata Share, a facility fee equal to the Applicable Rate with respect to facility fees times the actual daily amount of the Revolving Credit Commitment (whether used or unused) for such Facility; provided that any facility fee accrued with respect to the undrawn portion of any of the Revolving Credit Commitments under such Facility of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Parent Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such facility fee shall otherwise have been due and payable by the Parent Borrower prior to such time; provided, further, that no facility fee shall accrue on the undrawn portion of any of the Revolving Credit Commitments under any Facility of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The facility fees for a Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, on the Maturity Date for such Facility and upon termination of the Commitments; provided, however, that if there shall be any Revolving Credit Exposure under a Facility after the termination of the Commitments for such Facility, then the facility fee will continue to accrue on the daily amount of such Revolving Credit Exposure to but excluding the date on which such Revolving Credit Exposure is no longer outstanding. The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Delayed Draw Term Loan Commitment Fee. With respect to the Delayed Draw Term Commitments, the Parent Borrower shall pay to the Administrative Agent for the account of each Delayed Draw Term Lender in accordance with its Pro Rata Share, a commitment fee equal to (i) from the Closing Date through and including June 30, 2012, 1.00%, (ii) from and including July 1, 2012 through and including August 15, 2012, 1.875%, and (iii) from and including August 16, 2012 to but excluding the Delayed Draw Term Commitment Expiration Date, 4.75%, in each case, per annum times the actual daily amount of the outstanding Delayed Draw Term Commitments during such period; provided that such fee shall cease to accrue following the termination of any such commitments; provided, further, that any commitment fee accrued with respect to the Delayed Draw Term Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Parent Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Parent Borrower prior to such time; and provided, further, that no commitment fee shall accrue on the Delayed Draw Term Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees for the Delayed Draw Term Commitments shall accrue at all times from the Closing Date until the Delayed Draw Term Commitment Expiration Date, and shall be due and payable quarterly in arrears on the last

Business Day of each June and September, commencing with the first such date to occur after the Closing Date, on the Delayed Draw Term Commitment Expiration Date and upon any termination of the Delayed Draw Term Commitments. Such commitment fee shall be calculated quarterly in arrears.

(c) Other Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Parent Borrower and the applicable Agent).

SECTION 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be prima facie evidence absent manifest error.

SECTION 2.11. Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence absent manifest error of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

SECTION 2.12. Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m. (or in the case of an Alternative Currency, the Applicable Time) on the date specified herein. If, for any reason, the Borrowers are prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrowers shall make such payment in Dollars in the Dollar Amount of the Alternative Currency payment amount on the date of payment, as determined by the Administrative Agent in accordance with the terms of this Agreement. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m. in the case of payments in Dollars, or (ii) after the Applicable Time in the case of payments in an Alternative Currency, shall in each case be deemed received, in the Administrative Agent’s sole discretion, on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (except as otherwise expressly provided herein), and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Parent Borrower has notified the Administrative Agent, prior to the date on which any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender or an L/C Issuer hereunder, that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender or L/C Issuer. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender or L/C Issuer shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or L/C Issuer in Same Day Funds, together with interest thereon in respect of each day from the date on which such amount was made available by the Administrative Agent to such Lender or L/C Issuer to the date on which such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

A notice of the Administrative Agent to any Lender or the Parent Borrower with respect to any amount owing under this Section 2.12(c) shall be prima facie evidence absent manifest error of the correct amount thereof.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon; and provided, further, that in no event shall any Lender, as a result of the receipt by such Lender of any amount from any Foreign Loan Party, be required to purchase any participation or subparticipation in any Loan, L/C Obligation or Swing Line Loan that is an Obligation of the Parent Borrower. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be prima facie evidence absence manifest error of the participations purchased under this Section 2.13) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14. Incremental Credit Extensions.

(a) (i) At any time and from time to time after the Closing Date, subject to the terms and conditions set forth herein, the Parent Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available to each of the Lenders), request to effect (x) increases in the aggregate amount of the Dollar Revolving Credit Commitments (each such increase, a “Dollar Revolving Commitment Increase”) or increases in the amount of the Multi-Currency Revolving Credit Commitments (each such increase, an “Multi-Currency Revolving Commitment Increase” and, together with any Dollar Revolving Commitment Increase, the “Revolving Commitment Increases”) or (y) one or more additional credit facility tranches of Dollar Revolving Credit Loans to the Parent Borrower (“Incremental Dollar Revolving Credit Loans”) or one or more additional credit facility tranches of Multi-Currency Revolving Credit Loans to the Parent Borrower (“Incremental Multi-Currency Revolving Credit Loans” and, together with the Incremental Dollar Revolving Credit Loans, the “Incremental Revolving Loans”; together with the Revolving Commitment Increases, the “Incremental Revolving Facilities”) from one or more Additional Revolving Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Revolving Facility Amendment referred to below, (A) no Event of Default shall have occurred and be continuing or shall result therefrom, (B) the Parent Borrower shall be in compliance on a Pro Forma Basis with the covenant contained in Section 7.15 (whether or not such covenant is required to be complied with at such time) recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.01(a) or (b), (C) the Parent Borrower shall have delivered a certificate of a Responsible Officer to the effect set forth in clauses (A) and (B) above, together with reasonably detailed calculations demonstrating compliance with clause (B) above and clause (iii) below, (D) in the case of a Revolving Commitment Increase, the maturity date of such Revolving Commitment Increase shall be the Revolving Maturity Date, such Revolving Commitment Increase shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Maturity Date and such Revolving Commitment Increase shall be on the same terms governing the Revolving Commitments pursuant to this Agreement, (E) in the case of any Incremental Revolving Loans, the maturity date thereof shall be no earlier than the Revolving Maturity Date and such Incremental Revolving Loans shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Maturity Date, (F) the interest rate margins applicable to any Incremental Revolving Facility shall be determined by the Parent Borrower and the lenders thereunder; provided that in the event that the interest rate margins for any Incremental Revolving Facility are higher than the interest rate margins for the Revolving Loans by more than 50 basis points, then the interest rate margins for the Revolving Loans shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Revolving Facility minus 50 basis points; provided, further, that, in determining the interest rate margins applicable to the Incremental Revolving Facility and the Revolving Credit Loans, (x) OID or upfront fees (which shall be deemed to constitute like amounts of OID for purposes of this determination) payable by the Parent Borrower to the Revolving Credit Lenders or any Additional Revolving Lenders in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity), (y) arrangement or commitment fees shall be excluded and (z) if the Incremental

Revolving Facility includes an interest rate floor greater than the interest rate floor applicable to the Revolving Credit Loans, such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin for the Revolving Credit Loans shall be required, to the extent an increase in the interest rate floor in the Revolving Credit Loans would cause an increase in the interest rate then in effect, and in such case the interest rate floor (but not the interest rate margin) applicable to the Revolving Credit Loans shall be increased by such increased amount, and (G) any Incremental Revolving Facility Amendment shall be on the terms and pursuant to documentation to be determined by the Parent Borrower and the Additional Revolving Lenders with the applicable Incremental Revolving Facilities; provided that to the extent such terms and documentation are not consistent with this Agreement (except to the extent permitted by clause (F) above), they shall be reasonably satisfactory to the Administrative Agent; provided, further, that no L/C Issuer or Swing Line Lender shall be required to act as “issuing bank” or “swingline lender” under any such Incremental Revolving Facility without its written consent. Each Incremental Revolving Facility made available to the Parent Borrower shall be in an aggregate principal amount that is not less than a Dollar Amount of $25,000,000 and integral multiples of $1,000,000 in excess thereof; provided that such amount may be less than a Dollar Amount of $25,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Revolving Facilities set forth above.

(ii) At any time and from time to time after the Closing Date, subject to the terms and conditions set forth herein, the Parent Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available to each of the Lenders), request to effect (x) increases in the aggregate amount of the Parent Term Commitments (each such increase, a “Parent Term Commitment Increase”) or increases in the amount of the Dutch Term Commitments (each such increase, a “Dutch Term Commitment Increase”, and together with the Parent Term Commitment Increase, the “Term Commitment Increases”) or (y) one or more additional tranches of Parent Term Loans to the Parent Borrower (“Incremental Parent Term Loans”) or one or more additional tranches of Dutch Term Loans to the Dutch Subsidiary Borrower (“Incremental Dutch Term Loans” and, together with the Incremental Parent Term Loans, the “Incremental Term Loans”; together with the Term Commitment Increases, the “Incremental Term Facilities”) from one or more Additional Term Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Term Facility Amendment referred to below, (A) no Event Default shall have occurred and be continuing or shall result therefrom, (B) the Parent Borrower shall be in compliance on a Pro Forma Basis with the covenant contained in Section 7.15 (whether or not such covenant is required to be complied with at such time) recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.01(a) or (b), (C) the Parent Borrower shall have delivered a certificate of a Responsible Officer to the effect set forth in clauses (A) and (B) above, together with reasonably detailed calculations demonstrating compliance with clause (B) above and clause (iii)below, (D) in the case of a Term Commitment Increase, the maturity date of such Term Commitment Increase shall be the Term Maturity Date for the Parent Term Loans and Dutch Term Loans, (E) in the case of Incremental Term Loans, the maturity date thereof shall be no earlier than the Term Maturity Date for the Parent Term Loans and Dutch Term Loans and the Weighted Average Life to Maturity of any such Incremental Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of the Parent Term Loans and Dutch Term Loans, (F) the interest rate margins and, subject to clause (E), the amortization schedule for any Incremental Term Facility shall be determined by the Parent Borrower and lenders thereunder; provided that in the event that the interest rate margins for any Incremental Term Facility are higher than the interest rate margins for the Parent Term Loans or Dutch Term Loans by more than 50 basis points, then the interest rate margins for the Parent Term Loans or Dutch Term Loans, as the case may be, shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Facility minus 50 basis points; provided, further, that, in determining the interest rate margins applicable to the Incremental Term Facility and the Term Loans (x) OID or upfront fees (which shall be deemed to constitute like amounts of OID for purposes of this determination) payable by the Parent Borrower to the Term Lenders or any Additional Term Lenders in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity), (y) arrangement or commitment fees shall be excluded and (z) if the Incremental Term Facility includes an interest rate floor greater than the interest rate floor applicable to the Term Loans, such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin for the Term Loans shall be required, to the extent an increase in the interest rate floor in the Term Loans would cause an increase in the interest rate then in effect, and in such case the interest rate floor (but not the interest rate margin) applicable to the Term Loans shall be increased by such increased amount, and (G) any Incremental Term Facility Amendment shall be on the terms and pursuant to documentation to be determined by the Parent Borrower and the Additional Term Lenders with the applicable Incremental Term Facilities; provided that to the extent such terms and documentation are not consistent with this Agreement (except to the extent permitted by clause (F) above), they shall be reasonably satisfactory to the Administrative Agent. Each Incremental Term Facility funded to the Parent Borrower shall be in an aggregate principal amount that is not less than a Dollar Amount of $25,000,000 and integral multiples of $1,000,000 in excess thereof; provided that such amount may be less than a Dollar Amount of $25,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Term Facility set forth above. Each Incremental Term Facility funded to the Dutch Subsidiary Borrower shall be in an aggregate principal amount that is not less than €20,000,000 (provided that such amount may be less than €20,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Term Facility set forth above).

(iii) The Loan Parties may only incur any Incremental Term Facility or obtain any commitments in respect of any Incremental Revolving Facility pursuant to the preceding clauses (i) and (ii) if (x) immediately before and after such incurrence, no Default shall have occurred and be continuing and (y) the Senior Secured Leverage Ratio as of the date of any such incurrence of an Incremental Term Facility or the effectiveness of any such commitments in respect of an Incremental Revolving Facility, as the case may be, would be equal to or less than 4.5 to 1.0, calculated on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom and treating, in the case of any such commitments in respect of an Incremental Revolving Facility, the proposed amount thereof as fully drawn), as if such Indebtedness had been incurred and the application of the proceeds therefrom had occurred on the date of such incurrence; provided that any cash proceeds assumed to be received from any borrowing under any Incremental Term Facility or Incremental Revolving Facility at such time that are not applied substantially concurrently with such borrowing shall not reduce the numerator in the calculation of the Senior Secured Leverage Ratio.

(b) (i) Each notice from the Parent Borrower pursuant to this Section shall set forth the requested amount of the relevant Incremental Revolving Facility or Incremental Term Facility. The Borrowers may use the proceeds of the Incremental Revolving Facility or Incremental Term Facility for any purpose not prohibited by this Agreement

(ii) Commitments in respect of any Incremental Revolving Facility shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Revolving Credit Lender’s Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Revolving Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrower, such Additional Revolving Lender and the Administrative Agent. Incremental Revolving Facilities may be provided, subject to the prior written consent of the Parent Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Incremental Revolving Facility or, unless it agrees, be obligated to provide any Incremental Revolving Loan or Revolving Commitment Increase and that any existing Lender who does not respond to a request by the Parent Borrower with respect to an Incremental Revolving Facility shall be deemed to have declined to provide any Incremental Revolving Loan or Revolving Commitment Increase thereunder) or by any Additional Revolving Lender. An Incremental Revolving Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Revolving Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Revolving Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Revolving Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such

Credit Extension” in Section 4.02 shall be deemed to refer to the Incremental Revolving Facility Closing Date) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(iii) Commitments in respect of any Incremental Term Facility shall become Commitments (or in the case of any Term Commitment Increase to be provided by an existing Term Lender, an increase in such Term Lender’s Term Commitment) under this Agreement pursuant to an amendment (an “Incremental Term Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents executed by the applicable Borrower, such Additional Term Lender and the Administrative Agent. Incremental Term Facilities may be provided, subject to the prior written consent of the Parent Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Incremental Term Facility or, unless it agrees, be obligated to provide any Incremental Term Loan or Term Commitment Increase and that any existing Lender who does not respond to a request by the Parent Borrower with respect to an Incremental Term Facility shall be deemed to have declined to provide any Incremental Term Loan or Term Commitment Increase thereunder) or by any Additional Term Lender. An Incremental Term Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Term Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Term Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Term Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” in Section 4.02 shall be deemed to refer to the Incremental Term Facility Closing Date) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(c) (i) Upon each increase in (A) the Dollar Revolving Credit Commitments pursuant to this Section 2.14, (x) each Dollar Revolving Credit Lender immediately prior to such increase shall automatically and without further act be deemed to have assigned to each Additional Revolving Lender providing a portion of the Dollar Revolving Commitment Increase (each a “Dollar Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender shall automatically and without further act be deemed to have assumed, a portion of such Dollar Revolving Credit Lender’s participations hereunder in outstanding Dollar Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Dollar Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Dollar Revolving Credit Lender (including each such Dollar Revolving Commitment Increase Lender) shall equal the percentage of the aggregate Dollar Revolving Credit Commitments of all Dollar Revolving Credit Lenders represented by such Dollar Revolving Credit Lender’s Revolving Credit Commitment and (y) if, on the date of such increase, there are any Dollar Revolving Credit Loans outstanding, such Dollar Revolving Credit Loans shall on or prior to the effectiveness of such Dollar Revolving Commitment Increase be prepaid from the proceeds of additional Dollar Revolving Credit Loans made hereunder (reflecting such increase in Dollar Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Dollar Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05 and (B) the Multi-Currency Revolving Credit Commitments pursuant to this Section 2.14, (x) each Multi-Currency Revolving Credit Lender immediately prior to such increase shall automatically and without further act be deemed to have assigned to each Additional Revolving Lender providing a portion of the Multi-Currency Revolving Commitment Increase (each an “Multi-Currency Revolving Commitment Increase Lender” and together with each Dollar Revolving Commitment Increase Lender, the “Revolving Commitment Increase Lenders”) in respect of such increase, and each such Multi-Currency Revolving Commitment Increase Lender shall automatically and without further act be deemed to have assumed, a portion of such Multi-Currency Revolving Credit Lender’s participations hereunder in outstanding Multi-Currency Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Multi-Currency Letters of Credit held by each Multi-Currency Revolving Credit Lender (including each such Multi-Currency Revolving Commitment Increase Lender) shall equal the percentage of the aggregate Multi-Currency Revolving Credit Commitments of all Multi-Currency Revolving Credit Lenders represented by such Multi-Currency Revolving Credit Lender’s Revolving Credit Commitment and (y) if, on the date of such increase, there are any Multi-Currency Revolving Credit Loans outstanding, such Multi-Currency Revolving Credit Loans shall on or prior to the effectiveness of such Multi-Currency Revolving Commitment Increase be prepaid from the proceeds of additional Multi-Currency Revolving Credit Loans made hereunder (reflecting such increase in Multi-Currency Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Multi-Currency Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(ii) Upon each Incremental Term Facility pursuant to this Section, each Additional Term Lender shall make an additional term loan to the applicable Borrower in a principal amount equal to such Lender’s Incremental Term Facility. Any such term loan shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents

(d) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

SECTION 2.15. Refinancing Amendments; Maturity Extension.

(a) At any time after the Closing Date, the Borrowers may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (a) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans) or (b) all or any portion of the Revolving Credit Loans (or unused Revolving Credit Commitments) under this Agreement (which for purposes of this clause (b) will be deemed to include any then outstanding Other Revolving Credit Loans and Other Revolving Credit Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Credit Loans or Other Revolving Credit Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, (iii) (x) with respect to any Other Revolving Credit Loans or Other Revolving Credit Commitments, will have a maturity date that is not prior to the maturity date of Revolving Credit Loans (or unused Revolving Credit Commitments) being refinanced and (y) with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced and (iv) will have terms and conditions that are substantially identical to, or less favorable to the investors providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the applicable Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.15 shall be in an aggregate principal amount that is (x) not less than $25,000,000 or €25,000,000, as applicable, in the case of Other Term Loans, or $10,000,000 in the case of Other Revolving Credit Loans and (y) an integral multiple of $1,000,000 or

€10,000,000, as applicable, in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Parent Borrower, or the provision to the Parent Borrower of Swing Line Loans, pursuant to any Other Revolving Credit Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swing Line Loans under the Revolving Credit Commitments. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b) At any time after the Closing Date, the Parent Borrower and any Lender may agree, by notice to the Administrative Agent (each such notice, an “Extension Notice”), to extend the maturity date of such Lender’s Revolving Credit Commitments and/or Term Loans to the extended maturity date specified in such Extension Notice (it being understood that no Lender shall be obligated to agree to any such extension of the maturity date with respect to its Revolving Credit Commitments and/or Term Loans and that any Lender who does not respond to a request by the Parent Borrower with respect to an extension of such maturity date shall be deemed to have declined to extend such maturity date).

(c) This Section 2.15 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

SECTION 2.16. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Credit Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each L/C Issuer and the Swing Line Lender hereunder; third, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Credit Lender, if so determined by the Administrative Agent and the Parent Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Parent Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Parent Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or a payment made by the L/C Issuer pursuant to a Letter of Credit and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.03(g). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.03(g) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Each Defaulting Lender shall be entitled to receive a facility fee pursuant to Section 2.09(a) for a period during which that Lender is a Defaulting Lender only to the extent allocable to the outstanding principal amount of the Revolving Loans funded by it. No Defaulting Lender shall be entitled to receive or accrue any commitment fee pursuant to Section 2.09(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 2.03(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which the Defaulting Lender has provided Cash Collateral pursuant to Section 2.03(g).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans and Letters of Credit pursuant to Sections 2.03 and 2.04 and the payments of participation fees pursuant to Sections 2.03(i) and 2.03(j), the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Credit Loans of that Lender.

(b) Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent, Swing Line Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Parent Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes.

(a) Any and all payments by the Borrowers (the term Borrower under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed by reason of any connection between it and any jurisdiction other than by executing or entering into any Loan Document, receiving payments thereunder or having been a party to, performed its obligations under, or enforced, any Loan Documents, (ii) franchise (and similar) taxes imposed on it in lieu of net income taxes, (iii) any withholding taxes imposed in respect of an Assignee or a Participant (which Assignee or Participant becomes an Assignee or Participant pursuant to an assignment or participation under Section 10.07) on the date on which it becomes an Assignee or Participant to the extent that such tax is in excess of the tax that would have been applicable had the assigning Lender not assigned its interest or the selling Lender not sold a participation arising under any Loan Document (unless such assignment is at the express written request of the Parent Borrower); (iv) U.S. federal withholding tax imposed pursuant to FATCA (including, for the avoidance of doubt, taxes withheld pursuant to an agreement with the United States government described in Section 1471(b)(1) of the Code), and (v) any withholding taxes imposed as a result of the failure of any Agent or Lender to comply with the provisions of Section 3.01(b), (c), (d) or (e) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities being hereinafter referred to as “Taxes”). If a Borrower or a Guarantor is required to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or Guarantor shall make such deductions, (iii) such Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority in accordance with applicable law, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), such Borrower or Guarantor shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent that such a receipt has been made available to such Borrower or Guarantor, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Agent or Lender. If a Borrower or Guarantor fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant taxing authority, or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence that has been made available to such Borrower or Guarantor, such Borrower or Guarantor shall indemnify such Agent and such Lender for any incremental Taxes that may become payable by such Agent or such Lender arising out of such failure, within fifteen (15) days after written demand therefor, which written demand shall include a copy of the notice of assessment or other evidence of the requirement to pay such amount received from the relevant taxing authority. Such notice or assessment or other evidence from the relevant tax authority as to the amount of such payment or liability delivered to such Borrower or Guarantor by such Agent or Lender shall be conclusive absent manifest error.

(b) To the extent that it is legally able to do so, each Agent or Lender (including an Assignee to which a Lender assigns its interest in accordance with Section 10.07 and any Participant to which a Lender sells its interest or a portion thereof in accordance with Section 10.07(e)) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each a “Foreign Lender”) agrees to complete and deliver to the Parent Borrower and the Administrative Agent prior to the date on which the first payment is due hereunder, an accurate, complete and original signed copy of whichever of the following is applicable: (i) IRS Form W-8BEN certifying that it is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest to zero; (ii) IRS Form W-8ECI certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; or (iii) if the Foreign Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrowers within the meaning of Section 864(d) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit J and an IRS Form W-8BEN, certifying that the Foreign Lender is not a United States person. Each Agent or Lender agrees to comply with any other certification, identification, information, documentation or other reporting requirement if (i) such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of deduction or withholding of any Taxes for which a Borrower or Guarantor is required to pay additional amounts pursuant to Section 3.01(a) hereof and (ii) at least thirty (30) days prior to the first Interest Payment Date with respect to which such Borrower shall apply this clause (b), such Borrower or Guarantor shall have notified the Agent or Lender that the Agent or Lender will be required to comply with such requirement.

(c) If a payment made to or for the account of any Agent or any Lender (including an Assignee to which a Lender assigns its interest in accordance with Section 10.07 and any Participant to which a Lender sells its interest or a portion thereof in accordance with Section 10.07(e)) under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Agent or Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b), as applicable), such Agent or Lender shall deliver to the Parent Borrower and the Administrative

Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for the purposes of this subsection 3.01(c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d) Thereafter and from time to time, each Lender shall, to the extent that it is legally entitled to do so, (i) promptly submit to the Parent Borrower and the Administrative Agent additional duly completed and signed forms or certificates (or successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available to secure an exemption from or reduction in the rate of U.S. federal withholding tax (A) on or before the date on which any such form, certificate or other evidence expires or becomes obsolete, (B) after the occurrence of a change in the Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Parent Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent, and (ii) promptly notify the Parent Borrower and the Administrative Agent of any change in the Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.

(e) Each Agent or Lender that is a “United States person” (within the meaning of Section 7701(a)(3) of the Code) (each a “U.S. Lender”) agrees to complete and deliver to the Parent Borrower and the Administrative Agent an accurate, complete and original signed IRS Form W-9 or successor form certifying that such Agent or Lender is not subject to United States backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date on which it becomes a party to this Agreement), (ii) on or before the date on which such form expires or becomes obsolete, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Parent Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent.

(f) Notwithstanding anything else herein to the contrary, if a Lender or an Agent is subject to withholding tax at a rate in excess of zero percent at the time when such Lender or such Agent first becomes a party to this Agreement (or changes its place of organization or its place of doing business, or designates a new Lending Office other than at the written request of the Parent Borrower to change such Lending Office), such withholding tax (including additions to tax, penalties and interest imposed with respect to such withholding tax) shall be considered excluded from Taxes and no indemnity payments or additional amounts shall be required to be paid in respect thereof under Sections 3.01(a) or (h) with respect to such Lender or such Agent, except to the extent such Lender or such Agent (or its assignor, if any) was entitled, at the time of designation of a new Lending Office or change of its place of organization or place of doing business (or assignment), to receive indemnity payments or additional amounts pursuant to Sections 3.01(a) or (h).

(g) The Borrowers agree to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a Participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested or required in writing by the Parent Borrower (all such non-excluded taxes described in this Section 3.01(g) being hereinafter referred to as “Other Taxes”).

(h) If any Taxes or Other Taxes are directly asserted against any Agent or Lender with respect to any payment received by such Agent or Lender in respect of any Loan Document, such Agent or Lender may pay such Taxes or Other Taxes and the Borrowers will promptly pay such additional amounts so that each of such Agent and such Lender receives an amount equal to the sum that it would have received had no such Taxes or Other Taxes been asserted whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. Payments under this Section 3.01(h) shall be made within fifteen (15) days after the date on which the Parent Borrower receives from such Agent or Lender written demand for payment, which written demand shall include a copy of the notice of assessment or other evidence of the requirement to pay such amount received from the relevant taxing authority. Such notice or assessment or other evidence from the relevant tax authority as to the amount of such payment or liability delivered to such Borrower or Guarantor by such Agent or Lender shall be conclusive absent manifest error.

(i) An Assignee or a Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the interest subject to the Assignment or the participation sold to such Participant at the time of the Assignment or the sale of the Participation, unless the Assignment or the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent.

(j) If any Lender or Agent has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrowers pursuant to this Section 3.01, such Lender or Agent shall remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrowers, net of all reasonable, documented out-of-pocket expenses of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrowers, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the taxing authority) to such party in the event that such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall provide the Parent Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential in its reasonable discretion). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to make available its tax returns (or any other information that it deems confidential) to a Borrower or any other Person or require any Lender to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remission or repayments to which it may be entitled.

(k) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (h) with respect to such Lender it will, if requested by the Parent Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan or Letter of Credit affected by such event and by completing and delivering or filing any tax related forms which would reduce or eliminate any amount of Taxes or Other Taxes required to be deducted or withheld or paid by the Borrowers; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal, regulatory or other disadvantage, and provided, further, that nothing in this Section 3.01(k) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.01(a) or (h). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Agent or Lender in connection with any such designation or assignment.

(l) Subject to the foregoing in this Section 3.01, the Borrowers, the Guarantors and any Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(m) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register and (iii) any taxes (including excluded from the definition of Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the lender from any other source against any amount due to the Administrative Agent under this Section 3.01(m).

SECTION 3.02. Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Eurocurrency Rate Loans, or to determine or charge interest rates based upon the LIBOR or EURIBOR, as applicable, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue any affected Eurocurrency Rate Loans or to convert Base Rate Loans to such Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans and shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all then outstanding affected Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03. Inability to Determine Rates. If the Required Lenders determine that by reason of any changes affecting the applicable interbank eurodollar market adequate and reasonable means do not exist for determining the LIBOR or EURIBOR, as applicable, for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that such interest rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, in each case due to circumstances arising on or after the date hereof, the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain any affected Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any L/C Issuer; or

(ii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting Loans into or maintaining any Eurocurrency Rate Loans (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or L/C Issuer of participating in, issuing any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer in connection with any of the foregoing, then, from time to time within fifteen (15) days after demand by such Lender or L/C Issuer, the Borrowers shall pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such increased costs actually incurred or reduction actually suffered. Notwithstanding the foregoing, this paragraph will not apply to any such increased costs or reductions resulting from taxes covered by Section 3.01, or which would have been so covered but for an exclusion included therein. At any time when any Eurocurrency Rate Loan is affected by the circumstances described in this Section 3.04(a), the Borrowers may either (i) if the affected Eurocurrency Rate Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date on which the Parent Borrower receives any such demand from such Lender or (ii) if the affected Eurocurrency Rate Loan is then outstanding and is denominated in Dollars, upon at least three (3) Business Days’ notice to the Administrative Agent, require the affected Lender to convert such Eurocurrency Rate Loan into a Base Rate Loan, if applicable.

(b) If any Lender or L/C Issuer determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such request to the Administrative Agent given in accordance with Section 3.06) could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or L/C Issuer, the Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will reasonably compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction actually suffered.

(c) The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that the Parent Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice at least fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from the Borrowers’ receipt of such notice.

(d) A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(e) Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Notwithstanding any other provision of this Section, no Lender or L/C Issuer shall demand compensation for any increased cost or reduction pursuant to this Section 3.04 if it shall not at the time be the general policy or practice of such Lender or L/C Issuer to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

SECTION 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the calculation of the requested amount, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan, whether voluntary, mandatory, automatic, by reason of acceleration or otherwise;

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan in violation of its obligation to do so) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Parent Borrower; or

(c) the assignment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan, which assignment was required by the Parent Borrower pursuant to Section 3.07(a);

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Eurocurrency Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

SECTION 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Parent Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be prima facie evidence of the correct amount thereof in the absence of manifest error. In determining such amount, such Agent or Lender may use any commercially reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrowers shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date on which that such Lender notifies the

Parent Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice from the Parent Borrower to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If any Lender gives notice to the Parent Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Parent Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrowers, in the case of clauses (i) and (iii) only) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents. No such replacement shall be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrowers or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof). Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment (regardless of whether such replaced Lender has executed an Assignment and Assumption or delivered its Notes to the Borrowers or the Administrative Agent), the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time when it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Parent Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of any such consent, waiver or amendment requiring the agreement of all the Lenders with respect to a certain Class of Loans, the Required Facility Lenders with respect to such Class) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

(e) Notwithstanding the foregoing, this Section 3.07 may only be utilized with respect to a Non-Consenting Lender in respect of any amendment to this Agreement after the Closing Date and prior to the one year anniversary of the Closing Date that has the effect of reducing the Applicable Rate for the Parent Term Loans or Dutch Term Loans, as the case may be, if such Non-Consenting Lender is paid a fee equal to 1.0% of the principal amount of such Lender’s Parent Term Loans or Dutch Term Loans, as the case may be, required to be assigned pursuant to this Section 3.07.

SECTION 3.08. Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions to Credit Extensions

SECTION 4.01. Conditions to Initial Credit Extension. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Parent Borrower and the Administrative Agent or except as provided in Schedule 6.13 (notwithstanding the provisions of Section 10.01):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement and the U.S. Guaranty;

(ii) a Note executed by the relevant Borrower in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Closing Date;

(iii) each U.S. Collateral Document set forth on Schedule 1.01A required to be executed on the Closing Date as indicated on such schedule, duly executed by each U.S. Loan Party thereto, together with:

(A) certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt endorsed in blank;

(B) to the extent required under the U.S. Collateral and Guarantee Requirement, opinions of local counsel for the U.S. Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; and

(C) evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the U.S. Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(v) an opinion from Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Loan Parties substantially in the form of Exhibit I-1;

(vi) an opinion from Richards, Layton & Finger, P.A., Delaware counsel to the Loan Parties substantially in the from of Exhibit I-2;

(vii) an opinion from Nixon Peabody LLP, California counsel to Iolab Corporation substantially in the form of Exhibit I-3;

(viii) an opinion from Stibbe N.V., Dutch counsel to the Loan Parties substantially in the form of Exhibit I-4;

(ix) a certificate attesting to the Solvency of the Parent Borrower and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transaction, from the Chief Financial Officer of the Parent Borrower;

(x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee and/or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Administrative Agent shall have requested in writing to be so named;

(xi) [reserved]; and

(xii) copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties.

(b) All Transaction Expenses required to be paid to the Lenders and the Agents hereunder and invoiced on or before the Closing Date shall have been paid in full in cash or directed by the Parent Borrower to be paid with the proceeds of the Term Loans or Revolving Credit Loans made on the Closing Date.

(c) Substantially simultaneously with the initial Credit Extension on the Closing Date, the Borrowers shall have paid in full all of the Obligations (as defined in the Original Credit Agreement) owing under the Original Credit Agreement (other than Obligations with respect to Letters of Credit (as defined in the Original Credit Agreement) incurred and outstanding as of the date hereof that shall remain outstanding following the Closing Date) and terminated all outstanding Commitments (as defined in the Original Credit Agreement) thereunder.

(d) [reserved].

(e) [reserved].

(f) [reserved].

(g) The Arrangers shall have received on or prior to the Closing Date all documentation and other information reasonably requested in writing by them at least five (5) Business Days prior to the Closing Date in order to allow the Arrangers and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Parent Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Parent Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

The Parent Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Material Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent that such concept exists in such jurisdiction), (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent that such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action. Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party nor the consummation of the Transaction will (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such

Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable material Law; except with respect to any conflict, breach, contravention or payment (but not creation of Liens) referred to in clauses (b) and (c), to the extent that such conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the Transaction, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) governmental consents or approvals, if any, that may be required to give effect to the Non-U.S. Collateral Documents, (iii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (iv) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect. The Dutch Subsidiary Borrower does not require a license under the Dutch Markets Supervision Act (wet op het financieel toezicht).

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a) The Annual Financial Statements fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) Since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Parent Borrower and its Subsidiaries for each fiscal year ending after the

Closing Date until the fifth anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date, and all Budgets delivered pursuant to Section 6.01 have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time such forecasts were made available to the Administrative Agent, it being understood that projections as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.

SECTION 5.06. Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent Borrower or any Restricted Subsidiary that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Parent Borrower or its Subsidiaries pending or, to the knowledge of the Parent Borrower, threatened; (b) hours worked by, and payments made based on hours worked by, employees of each of the Parent Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters; and (c) all payments due from any of the Parent Borrower or its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.08. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business (including the Mortgaged Properties), free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Loan Party and each of its Subsidiaries is in compliance with all Environmental Laws in all jurisdictions in which each Loan Party and each of its Subsidiaries, as the case may be, is currently doing business (including having obtained, maintained and complied with all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Subsidiaries has received notice of any pending, or to the knowledge of the Parent Borrower, threatened Environmental Claim or has become subject to or knows of any basis for any other Environmental Liability.

(b) None of the Loan Parties or any of their respective Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned or operated real estate or facility relating to its business in a manner that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. Taxes. Except as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Parent Borrower and its Subsidiaries have timely filed all Federal and state and other tax returns and reports required to be filed, and have timely paid all Federal and state and other taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which reasonably adequate reserves have been provided in accordance with GAAP.

SECTION 5.11. ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred within the one-year period prior to the date on which this representation is made or deemed made; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, in each case, whether or not waived; (iii) none of Holdings, the Parent Borrower nor any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) none of Holdings, the Parent Borrower nor any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to any Multiemployer Plan; and (v) none of Holdings, the Parent Borrower nor any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Except where non-compliance or the incurrence of a material obligation would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and none of Holdings, the Parent Borrower or any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12. Subsidiaries. As of the Closing Date, neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in each Loan Party and its Material Subsidiaries have been validly issued and are fully paid and nonassessable, and all Equity Interests owned by Holdings or any other Loan Party are owned free and clear of all security interests of any person except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Parent Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13. Margin Regulations; Investment Company Act.

(a) No proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U issued by the FRB.

(b) None of the Loan Parties is required to register as an investment company under the Investment Company Act of 1940, as amended.

SECTION 5.14. Disclosure. None of the factual information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered as required hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such factual information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading as to the Parent Borrower and its consolidated Subsidiaries taken together; it being understood that for purposes of this Section 5.14, such factual information and data shall not include projections, forecasts and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.15. Intellectual Property; Licenses, Etc. Except as set forth on Schedule 5.15, each of the Loan Parties and their respective Subsidiaries own, or have a valid license or right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Parent Borrower, the operation of the respective businesses of the Parent Borrower or any of its Subsidiaries as currently conducted does not infringe upon or misappropriate any rights held by any Person except for such infringements or misappropriations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Parent Borrower, threatened against any Loan Party or Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Solvency. On the Closing Date after giving effect to the Transaction, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 5.17. Subordination of Junior Financing. The Obligations are “Designated Senior Debt,” “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder that is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized), the Parent Borrower shall, and shall, other than the covenants set forth in Sections 6.01, 6.02 and 6.03, cause each Restricted Subsidiary to:

SECTION 6.01. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent Borrower, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower

(commencing with the fiscal quarter ended March 31, 2012), a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP applicable to unaudited interim financial statements, subject only to changes resulting from audit, normal year-end adjustments and the absence of footnotes;

(c) within ninety (90) days after the end of each fiscal year (beginning with the fiscal year ending December 29, 2012) of the Parent Borrower, a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Parent Borrower for its internal use (including a projected consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Budget”), which Budget shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Budget, it being understood that actual results may vary from such Budget and that such variations may be material; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) or 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Parent Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent company of the Parent Borrower that holds all of the Equity Interests of the Parent Borrower or (B) the Parent Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent that such information relates to a parent company of the Parent Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent Borrower (or such parent company), on the one hand, and the information relating to the Parent Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent that such information is for an annual fiscal year and provided in lieu of information required to be provided under Section 6.01(a), such balance sheets and financial statements shall be accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Any financial statements required to be delivered pursuant to Section 6.01(b) prior to the first date of delivery of financial statements pursuant to Section 6.01(a) following the Closing Date shall not be required to contain all purchase accounting adjustments relating to the Transaction which may be required by GAAP to the extent that it is not practicable to include any such adjustments in such financial statements.

SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Parent Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent that such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c) promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of the Senior Notes Indenture or any Permitted Subordinated Notes Documentation, in each case, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(d) together with the delivery of the financial statements pursuant to Section 6.01(a) and the corresponding Compliance Certificate pursuant to Section 6.02(a), (i) a report setting forth the information required by Section 3.03(b) of the U.S. Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last such report), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary of the Parent Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list; and

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower files such documents with the SEC or posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Parent Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing or posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein to the contrary, in every instance the Parent Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders through the Platform and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 6.03. Notices. Promptly after a Responsible Officer of the Parent Borrower obtains actual knowledge thereof, notify the Administrative Agent for prompt further notification to each Lender:

(a) of the occurrence of any Default; and

(b) of (i) any dispute, litigation, investigation or proceeding between any Loan Party and any Governmental Authority, (ii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event that, in any case described in clauses (i), (ii) or (iii) above, has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party has taken and/or proposes to take with respect thereto.

SECTION 6.04. Payment of Obligations. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent that (i) any such tax, assessment, charge or levy is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established, if required, in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all corporate rights and privileges (including its good standing) except, in the case of (a) or (b), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or pursuant to a transaction permitted by Article VII. The foregoing shall not restrict in any way any conversion of a corporation, a limited liability company or another entity to a different legal form at any time following the Closing.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and consistent with past practice.

SECTION 6.07. Maintenance of Insurance. Maintain with insurance companies that the Parent Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in a Similar Business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in a Similar Business) as are customarily carried under similar circumstances by such other Persons; provided that, notwithstanding the foregoing, in no event shall the Parent Borrower or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice.

SECTION 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect. Do or cause to be done all things necessary to ensure that the Dutch Subsidiary Borrower does not require a license under the Dutch Markets Supervision Act (wet op het financieel toezicht).

SECTION 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Parent Borrower or any Restricted Subsidiary, as the case may be.

SECTION 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender, in each case subject to the provisions of Section 10.08 hereof, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than copies of the records of the board of directors of such Loan Party or such Restricted Subsidiary) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Parent Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower; provided that, so long as no Event of Default has occurred and is continuing, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one such time shall be at the Parent Borrower’s expense; provided, further, that when an Event of Default exists, the

Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing as often as may be reasonably necessary at the expense of the Parent Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Parent Borrower the opportunity to participate in any discussions with the Parent Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrowers or any Restricted Subsidiary will be required to disclose, or permit the inspection, examination, making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.11. Covenant to Guarantee Obligations and Give Security.

(a) At the Parent Borrower’s expense, subject to the provisions of the U.S. Collateral and Guarantee Requirement and any applicable limitation in any U.S. Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the U.S. Collateral and Guarantee Requirement continues to be satisfied, including:

(i) upon the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by the Parent Borrower or any U.S. Guarantor, the designation in accordance with Section 6.14 of any existing direct or indirect wholly owned Material Domestic Subsidiary as a Restricted Subsidiary or any Domestic Subsidiary becoming a wholly owned Material Domestic Subsidiary:

(A) within forty-five (45) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree to in its reasonable discretion:

(1) cause each such Material Domestic Subsidiary that is required to become a U.S. Guarantor under the U.S. Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Material Real Properties owned by such Material Domestic Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(2) cause each such Material Domestic Subsidiary that is required to become a U.S. Guarantor pursuant to the U.S. Collateral and Guarantee Requirement to deliver to the Administrative Agent duly executed Mortgages, a policy or policies of title insurance and legal opinions as set forth in paragraph (g) of the U.S. Collateral and Guarantee

Requirement with respect to any Material Real Property, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the U.S. Collateral and Guarantee Requirement;

(3) cause each such Material Domestic Subsidiary that is required to become a U.S. Guarantor pursuant to the U.S. Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the U.S. Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Administrative Agent;

(4) take and cause such Material Domestic Subsidiary and each direct or indirect parent company of such Material Domestic Subsidiary that is required to become a U.S. Guarantor pursuant to the U.S. Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of financing statements under the Uniform Commercial Code and the delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the U.S. Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(B) within forty-five (45) days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the U.S. Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request; provided that, notwithstanding the foregoing, any such opinion shall not be required to be delivered prior to the expiration of the 45-day period specified in clause (A) above or, if earlier, the date on which the requirements specified in sub-paragraphs (1) through (4) of clause (A) above have been satisfied; and

(ii) (A) the Borrowers shall obtain the security interests and Guarantees set forth on Schedule 1.01A on or prior to the dates corresponding to such security interests and Guarantees set forth on Schedule 1.01A; and

(B) after the Closing Date, promptly after the acquisition of any Material Real Property by the Parent Borrower or any U.S. Guarantor, and such Material Real Property shall not already be subject to a perfected Lien pursuant to the applicable Collateral and Guarantee Requirement, the Parent Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such Material Real Property to be subjected to a Lien to the extent required by the U.S. Collateral and Guarantee Requirement and will take, or cause the relevant U.S. Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b).

(b) At the Parent Borrower’s expense, subject to the provisions of the Non-U.S. Collateral and Guarantee Requirement and any applicable limitation in any Non-U.S. Collateral Document, use commercially reasonable efforts to take all action necessary or reasonably requested by the Administrative Agent to ensure that (i) each Non-U.S. Collateral Document is executed and delivered and (ii) the Non-U.S. Collateral and Guarantee Requirement is satisfied, in each case within 120 days after the Closing Date or such longer period as is reasonably necessary and continues to be satisfied thereafter. The Administrative Agent may grant extensions of time for the perfection of security interests in and with respect to particular assets (including extensions beyond the date that is 120 days after the Closing Date for the perfection of security interests in the assets of the Foreign Loan Parties on such date) where it reasonably determines, in consultation with the Parent Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Non-U.S. Collateral Documents.

SECTION 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

SECTION 6.13. Further Assurances and Post-Closing Conditions. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document:

(a) Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b) In the case of any Material Real Property, at the Parent Borrower’s expense, provide the Administrative Agent with Mortgages with respect to such owned real property within ninety (90) days (or such longer period as the Administrative Agent may agree to in its sole discretion) after the acquisition of, or, if requested by the Administrative Agent, entry into, or renewal of, a ground lease in respect of, such real property in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii) opinions of local counsel to the U.S. Loan Parties in states in which the real properties are located, to the extent reasonably required by the Administrative Agent, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;

(iii) such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken; and

(iv) each other requirement set forth in paragraph (g) of the U.S. Collateral and Guarantee Requirement, including the issuance of a policy or policies of title insurance by a nationally recognized title insurance company required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Administrative Agent or the Lenders.

Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that within the time periods set forth in Schedule 6.13, or within such longer period or periods that the Administrative Agent in its sole discretion may permit, the Loan Parties shall comply with the obligations set forth on Schedule 6.13.

SECTION 6.14. Designation of Subsidiaries. The board of directors of the Parent Borrower, an authorized committee thereof, or an officer to whom such authority has been delegated by the board or such committee, may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing and (ii) immediately after giving effect to any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the Parent Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenant set forth in Section 7.15 (whether or not such covenant is required to be complied with at such time) recomputed as of the most recent Test Period (and, as a condition precedent to the effectiveness of any such designation, the Parent Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating satisfaction of such test) and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the Senior Notes or any Junior Financing or any other Indebtedness of any Loan Party. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower therein at the date of designation in an amount equal to the net book value of the Parent Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized), the Parent Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to, directly or indirectly (subject to Sections 1.08(c) and (d) and the last two sentences of Section 6.14 and, solely with respect to Section 7.14, nor shall Holdings):

SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to any Loan Document;

(b) Liens existing on the date hereof; provided that any Lien securing Indebtedness in excess of $10,000,000 in the aggregate (when taken together with all other Liens outstanding in reliance on this clause (b) that are not set forth on Schedule 7.01(b)) shall only be permitted in reliance on this clause (b) to the extent that such Lien is listed on Schedule 7.01(b);

(c) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established, to the extent required, in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business, so long as, in each case, such Liens arise in the ordinary course of business;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or employee welfare legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Borrower or any Restricted Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Parent Borrower or any Restricted Subsidiary and their respective Subsidiaries, taken as a whole, and any exception on the title policies issued in connection with the Mortgaged Properties;

(h) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) (i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (A) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (ii) Liens on assets of Restricted Subsidiaries that are Non-Loan Parties securing Indebtedness of such Restricted Subsidiaries that is permitted pursuant to Section 7.03(n);

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business (including the provision of software under an open source license) which do not (i) interfere in any material respect with the business of the Parent Borrower, any Restricted Subsidiary and their respective Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity or securities trading accounts or other commodities or securities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j), Section 7.02(o) or Section 7.02(p) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent that such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary incurred pursuant to Section 7.03(b), Section 7.03(g), Section 7.03(n) or Section 7.03(t);

(o) Liens in favor of the Parent Borrower or any Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d); provided, that any such Lien on any Collateral shall be expressly junior in priority to the Liens on the Collateral securing the Obligations pursuant to one or more writings satisfactory to the Administrative Agent;

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e) or (g);

(q) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower or such Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;

(u) Liens solely on any cash earnest money deposits made by the Parent Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(v) (i) Liens on the Equity Interests of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition, Permitted Specified Acquisition or any other acquisition permitted hereunder to secure Indebtedness incurred pursuant to Section 7.03(g) in connection with such Permitted Acquisition, such Permitted Specified Acquisition or such other acquisition; and (ii) Liens on the assets of such Restricted Subsidiary and any of its Subsidiaries to secure Indebtedness (or to secure a Guarantee of such Indebtedness) incurred pursuant to Section 7.03(g) in connection with such Permitted Acquisition, such Permitted Specified Acquisition or such other acquisition;

(w) ground leases in respect of real property on which facilities owned or leased by the Parent Borrower, any Restricted Subsidiary or any of their respective Subsidiaries are located;

(x) Liens arising from precautionary financing statement or similar filings under the Uniform Commercial Code;

(y) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z) Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(aa) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Parent Borrower or any Restricted Subsidiary and their respective Subsidiaries, taken as a whole;

(bb) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(cc) Liens securing letters of credit in a currency other than Dollars and Alternative Currencies permitted under Section 7.03(p) in an aggregate amount at any time outstanding not to exceed $50,000,000;

(dd) Liens on the Collateral securing Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Additional Notes;

(ee) the modification, replacement, renewal or extension of any Lien permitted by this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(e), and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03; and

(ff) other Liens (other than Liens on cash and deposit and securities accounts) securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $100,000,000.

SECTION 7.02. Investments. Make or hold any Investments, except:

(a) Investments by the Parent Borrower or any Restricted Subsidiary in assets that are Cash Equivalents or Investment Grade Securities;

(b) loans or advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof), the Parent Borrower and any Restricted Subsidiary (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof; provided that, to the extent that such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Parent Borrower in cash) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding under this clause (iii) not to exceed $10,000,000;

(c) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d) Investments (i) by any U.S. Loan Party in any other U.S. Loan Party (other than Holdings), (ii) by any Non-U.S. Loan Party in any other Non-U.S. Loan Party that is a Restricted Subsidiary, (iii) by any Non-U.S. Loan Party in any U.S. Loan Party (other than Holdings); (iv) by any U.S. Loan Party in any Non-U.S. Loan Party that is a Restricted Subsidiary; provided that (A) any such Investments made pursuant to this clause (iv) in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Administrative Agent for the benefit of the Lenders (it being understood and agreed that any Investments permitted under this clause (iv) that are not so evidenced as of the Closing Date are not required to be so evidenced and pledged until the date that is ninety (90) days after the Closing Date) and (B) the aggregate amount of Investments made pursuant to this clause (iv), when aggregated with all Investments made pursuant to Section 7.02(j)(B), shall not exceed at any time outstanding the sum of (x) the greater of $200,000,000 and 2.75% of Total Assets and (y) the Available Amount at such time; and (v) Investments made or otherwise arising in connection with the Restructuring.

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03 (other than 7.03(d)), 7.04, 7.05 and 7.06, respectively;

(g) Investments existing on the date hereof or made pursuant to legally binding written contracts in existence on the date hereof and, in each case, set forth on Schedule 7.02(g) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing that is not materially adverse to the Lenders; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 7.02;

(h) Investments in Swap Contracts permitted under Section 7.03(f);

(i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Subsidiary of the Parent Borrower (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(j) (each, a “Permitted Acquisition”):

(A) to the extent required by the Collateral and Guarantee Requirement and the Collateral Documents, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (A) shall not override any provisions of the Collateral and Guarantee Requirement);

(B) the aggregate amount of Investments made pursuant to this Clause (B) in Persons that do not become Loan Parties, when aggregated with all Investments made pursuant to Section 7.02(d)(iv), shall not exceed at any time outstanding the sum of (i) the greater of $200,000,000 and 2.75% of Total Assets and (ii) the Available Amount at such time;

(C) the acquired property, assets, business or Person is in a business permitted under Section 7.07;

(D) the board of directors (or similar governing body) of the Person to be so purchased or acquired shall not have indicated publicly its opposition to the consummation of such purchase or acquisition (which opposition has not been publicly withdrawn);

(E) (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Parent Borrower shall be in compliance on a Pro Forma Basis with the financial covenant set forth in Section 7.15 (whether or not such covenant is required to be complied with at such time) recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.01(a) or (b) and, satisfaction of such test shall be evidenced by a certificate from a Responsible Officer of the Parent Borrower demonstrating such satisfaction calculated in reasonable detail; and

(F) the Parent Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (j) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(k) any Permitted Specified Acquisition as set forth on Schedule 7.02(k), and any Investment in any Restricted Subsidiary that directly, or through another Restricted Subsidiary, utilizes the proceeds of such Investment to make any Permitted Specified Acquisition;

(l) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 7.06(f) or (g);

(o) other Investments that do not exceed in the aggregate at any time outstanding the sum of (i) $200,000,000, determined as of the date of such Investment, and (ii) the Available Amount at such time;

(p) Investments in joint ventures (regardless of the legal form) or Unrestricted Subsidiaries not to exceed in the aggregate at any time outstanding $200,000,000, determined as of the date of such Investment;

(q) advances of payroll payments to employees in the ordinary course of business;

(r) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or of any direct or indirect parent thereof);

(s) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into the Parent Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(t) Guarantees by the Parent Borrower or any of the Restricted Subsidiaries of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) advances, loans or extensions of trade credit in the ordinary course of business by the Parent Borrower or any of the Restricted Subsidiaries;

(v) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(w) (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or as equity, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing; and

(x) Investments made by any Restricted Subsidiary that is a Non-U.S. Loan Party to the extent that such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment made pursuant to clauses (d)(iv), (j)(B), (o) or (p) of this Section 7.02.

SECTION 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness; provided that the Parent Borrower and any Restricted Subsidiary may incur Indebtedness if (x) immediately before and after such incurrence, no Default shall have occurred and be continuing and (y) the Interest

Coverage Ratio for the most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred would not be less than 2.0 to 1.0, calculated on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred and the application of the proceeds therefrom had occurred on the first day of such Test Period; provided that Restricted Subsidiaries that are Non-Loan Parties may not incur Indebtedness pursuant to the foregoing exception in an aggregate principal amount at any time outstanding in excess of $100,000,000, determined at the time of incurrence. The limitations set forth in the immediately preceding sentence shall not apply to any of the following items:

(a) Indebtedness of any Loan Party under the Loan Documents;

(b) (i) Indebtedness existing on the date hereof; provided that any Indebtedness that is in excess of $10,000,000 in the aggregate (when taken together with all other Indebtedness outstanding in reliance on this clause (b) that is not set forth on Schedule 7.03(b)) shall only be permitted under this clause (b) to the extent that such Indebtedness is set forth on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the date hereof or created, incurred, assumed or otherwise arising in connection with the Restructuring; provided that all such Indebtedness of any U.S. Loan Party owed to any Non-U.S. Loan Party shall be subject to the subordination terms set forth in Section 5.03 of the U.S. Security Agreement;

(c) Guarantees by the Parent Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Parent Borrower or any Restricted Subsidiary otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of the Senior Notes or any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the U.S. Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the U.S. Guaranty of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or a Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that, all such Indebtedness of any Non-U.S. Loan Party owed to any U.S. Loan Party shall be subject to the limitations set forth in Section 7.02(d)(iv) and all such Indebtedness of any U.S. Loan Party owed to any Non-U.S. Loan Party shall be subject to the subordination terms set forth in Section 5.03 of the U.S. Security Agreement;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capital Leases) of the Parent Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction, repair, replacement or improvement of fixed or capital assets;

provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted under Section 7.05(f), (iii) Indebtedness arising under Capital Leases other than those in effect on the date hereof or entered into pursuant to subclauses (i) and (ii) of this clause (e) and, in each case, any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness at any one time outstanding incurred pursuant to this clause (e) shall not exceed the greater of $75,000,000 and 1.0% of Total Assets, in each case determined at the time of incurrence;

(f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks and not for speculative purposes and Guarantees thereof;

(g) Indebtedness of the Parent Borrower or any Restricted Subsidiary (A) assumed in connection with any Permitted Acquisition, any Permitted Specified Acquisition or any other acquisition permitted pursuant to Section 7.02 or (B) incurred to finance a Permitted Acquisition, a Permitted Specified Acquisition or any other acquisition permitted pursuant to Section 7.02, for both (A) and (B) above, that is unsecured or secured only by the assets or business acquired in the applicable Permitted Acquisition, Permitted Specified Acquisition or other acquisition (and any Permitted Refinancing of the foregoing) and so long as the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this clause (g) does not exceed the greater of $75,000,000 and 1.0% of Total Assets, in each case determined at the time of incurrence;

(h) Indebtedness of the Parent Borrower or any Restricted Subsidiary (A) assumed in connection with any Permitted Acquisition, any Permitted Specified Acquisition or any other acquisition permitted pursuant to Section 7.02 or (B) incurred to finance a Permitted Acquisition, a Permitted Specified Acquisition or any other acquisition permitted pursuant to Section 7.02 (and any Permitted Refinancing of the foregoing); provided in each case that such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof (x) is unsecured or is subordinated to the Obligations on customary terms, (y) both immediately prior and after giving effect thereto, (1) no Default shall exist or result therefrom and (2) the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this clause (h) does not exceed $150,000,000, and (z) in the case of Indebtedness incurred under subclause (B) above, such Indebtedness matures at least ninety-one (91) days after the Latest Maturity Date (at the time of incurrence of such Indebtedness) and has a Weighted Average Life to Maturity that is longer than the remaining Weighted Average Life to Maturity of the Parent Term Loans and Delayed Draw Term Loans; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); provided, further, that notwithstanding anything contained in the Loan Documents to the contrary, the only obligors with respect to any Indebtedness incurred pursuant to subclause (A) of this clause (h) or any Permitted Refinancing of Indebtedness in respect thereof shall be those Persons who were obligors with respect to such Indebtedness immediately prior to such Permitted Acquisition, Permitted Specified Acquisition or other acquisition permitted hereunder;

(i) Indebtedness representing deferred compensation to employees of the Parent Borrower and its Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent Borrower (or any direct or indirect parent thereof) permitted by Section 7.06;

(k) Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l) Indebtedness consisting of obligations of the Parent Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the 2007 Transaction, Permitted Acquisitions or Permitted Specified Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(n) Indebtedness in an aggregate principal amount at any time outstanding not to exceed $200,000,000, determined at the time of incurrence;

(o) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(q) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Parent Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Parent Borrower or any Securitization Subsidiary in an aggregate principal amount at any time outstanding not to exceed $200,000,000, determined at the time of incurrence;

(s) Indebtedness in respect of the Senior Notes (including any guarantees thereof), the exchange notes and related exchange guarantees to be issued in exchange for such Senior Notes pursuant to the registration rights agreement entered into in connection with the issuance of the Senior Notes and any Permitted Refinancing thereof;

(t) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (t) and then outstanding, does not exceed 5.0% of Foreign Subsidiary Total Assets;

(u) Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees;

(v) Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; and

(w) Indebtedness in respect of (i) Permitted Subordinated Notes to the extent the Net Cash Proceeds therefrom are immediately after the receipt thereof, offered to prepay the Term Loans in accordance with Section 2.05(b) and (ii) any Permitted Refinancing of the foregoing;

(x) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(y) Permitted Unsecured Refinancing Debt, and any Permitted Refinancing thereof;

(z) Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, and any Permitted Refinancing thereof;

(aa) Indebtedness in respect of one or more series of senior unsecured notes or senior secured notes that will be secured by the Collateral on a pari passu or junior basis with the Obligations, that are issued or made in lieu of Incremental Revolving Loans, Revolving Commitment Increases, Incremental Term Loans and/or Term Commitment Increases pursuant to an indenture or a note purchase agreement or otherwise and any extensions, renewals, refinancings and replacements thereof (the “Additional Notes”); provided that (i) such Additional Notes are not scheduled to mature prior to the date that is 91 days after the Latest Maturity Date then in effect, (ii) such Indebtedness may only be incurred if the Senior Secured Leverage Ratio as of the date of such incurrence would be equal to or less than 4.5 to 1.0, calculated on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred and the application of the proceeds therefrom had occurred on the date of such incurrence (provided that (x) if unsecured Additional Notes are to be incurred pursuant to this Section 7.03(aa), the aggregate principal amount of such unsecured Additional Notes shall be deemed to be Consolidated Senior Secured Debt solely for purposes of calculating the Senior Secured Leverage Ratio under this Section 7.03(aa)(ii) and (y) any cash proceeds assumed to be received from the issuance of such Additional Notes at such time that are not applied substantially concurrently with such issuance shall not reduce the numerator in the calculation of the Senior Secured Leverage Ratio), (iii) such Additional Notes shall not be subject to any Guarantee by any Person other than a Loan Party, (iv) in the case of Additional Notes that are secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Parent Borrower or any Restricted Subsidiary other than any asset constituting Collateral, (v) at the time of such incurrence (except in the case of any extension, renewal, refinancing or replacement thereof that does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, renewed, refinanced or replaced) and immediately after giving effect thereto, the Parent Borrower shall be in compliance with the covenant set forth in Section 7.15 (whether or not such covenant is required to be complied with at such time) on a Pro Forma Basis as of the end of the most recent Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or (b), (vi) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (vii) if such Additional Notes are secured, the security agreements relating to such Additional Notes shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (viii) if such Additional Notes are secured, such Additional Notes and the trustee under the indenture governing such Additional Notes shall be subject to the First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement, as applicable; provided that if such Additional Notes are issued pursuant to an indenture that has not previously been made subject thereto, then Holdings, the Parent Borrower, the U.S. Loan Parties, the Administrative Agent and the trustee for such Additional Notes shall have executed and delivered the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, as applicable, and (ix) the documentation with respect to any Additional Notes contains no mandatory prepayment, repurchase or redemption provisions except with respect to change of control and asset sale offers that are customary for high yield notes of such type; and

(bb) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (aa) above.

Notwithstanding the foregoing, no Restricted Subsidiary that is a Non-U.S. Loan Party will guarantee any Indebtedness for borrowed money of a U.S. Loan Party unless such Restricted Subsidiary becomes a Guarantor.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date on which such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (b) through (x) (other than clause (s)) above, the Parent Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses as so classified at such time by the Parent Borrower; provided that (i) all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred on such date in reliance only on the exception in clause (a) of Section 7.03, and (ii) all Indebtedness outstanding under the Senior Notes will be deemed to have been incurred on such date in reliance only on the exception of clause (s) of Section 7.03.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) Holdings or any Restricted Subsidiary may merge or consolidate with the Parent Borrower (including a merger, the purpose of which is to reorganize the Parent Borrower into a new jurisdiction); provided that (x) the Parent Borrower shall be the continuing or surviving Person, (y) such merger or consolidation does not result in the Parent Borrower ceasing to be formed under the Laws of the United States, any state thereof or the District of Columbia and (z) in the case of a merger or consolidation of Holdings with and into the Parent Borrower, after giving effect to such merger or consolidation, the direct parent of the Parent Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(b) (i) any Restricted Subsidiary that is a Non-Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is a Non-Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Parent Borrower determines in good faith that such action is in the best interests of the Parent Borrower and the Restricted Subsidiaries and if not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a U.S. Loan Party, then (i) the transferee must be a U.S. Loan Party, or (ii) to the extent constituting an Investment or giving rise to the incurrence of Indebtedness, such Investment must be a permitted Investment in or such Indebtedness must be Indebtedness of a Restricted Subsidiary which is a Non-U.S. Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as no Default exists or would result therefrom and the Parent Borrower would be in compliance with the financial covenant set forth in Section 7.15 (calculated on a Pro Forma Basis), the Parent Borrower may merge with any other Person; provided that (i) the Parent Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Parent Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Parent Borrower under this Agreement and the other Loan Documents to which the Parent Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the

Administrative Agent, (C) each U.S. Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the U.S. Guaranty confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (D) each U.S. Loan Party (other than the Parent Borrower), unless it is the other party to such merger or consolidation, shall have by a supplement to the U.S. Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Parent Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Parent Borrower under this Agreement;

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or consolidate with any Person other than the Parent Borrower (i) in order to effect an Investment permitted pursuant to Section 7.02 or (ii) for any other purpose; provided that (A) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the applicable requirements of Section 6.11; and (B) in the case of subclause (ii) only, if (1) the merger or consolidation involves a Guarantor and such Guarantor is not the surviving Person, the surviving Restricted Subsidiary shall expressly assume all the obligations of such Guarantor under this Agreement and the other Loan Documents to which the Guarantor is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (2) the Parent Borrower shall be in compliance with the financial covenant set forth in Section 7.15 (calculated on a Pro Forma Basis);

(f) [reserved]; and

(g) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

SECTION 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Parent Borrower and any Restricted Subsidiary;

(b) Dispositions of inventory, goods held for sale in the ordinary course of business and Disposition of immaterial assets (including failure to pursue or allowing any registrations or any applications for registration of any IP Rights to lapse or go abandoned in the ordinary course of business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) Dispositions of property to the Parent Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a U.S. Loan Party (i) the transferee thereof must be a U.S. Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) Dispositions permitted by Sections 7.02, 7.04 and 7.06 and Liens permitted by Section 7.01;

(f) Dispositions of property acquired or constructed by the Parent Borrower or any Restricted Subsidiary after the Closing Date pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of in reliance on this clause (f) shall not exceed $200,000,000;

(g) Dispositions of Cash Equivalents and Investment Grade Securities;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $25,000,000, the Parent Borrower or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(l) and clauses (i) and (ii) of Section 7.01(t));

(k) Dispositions listed on Schedule 7.05(k) (“Scheduled Dispositions”);

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(n) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(o) the unwinding of any Swap Contract; and

(p) any Disposition of Securitization Assets to a Securitization Subsidiary;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(e), Section 7.05(i), Section 7.05(l), Section 7.05(m) and except for Dispositions from a U.S. Loan Party to another U.S. Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent that any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a U.S. Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Parent Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Parent Borrower and to any Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Parent Borrower and any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) (i) the Parent Borrower may redeem in whole or in part any of its Equity Interests for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby or (ii) the Parent Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) [reserved];

(d) to the extent constituting Restricted Payments, the Parent Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, 7.04 or 7.08;

(e) repurchases of Equity Interests in Holdings, the Parent Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or the vesting of restricted stock if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding taxes;

(f) the Parent Borrower may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent Borrower (or of any such direct or indirect parent of the Parent Borrower) from any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Parent Borrower (or any direct or indirect parent company of the Parent Borrower) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director or consultant of the Parent Borrower (or any direct or indirect parent of the Parent Borrower) or any of its Subsidiaries; provided, that the aggregate amount of Restricted Payments made under this clause (f) does not exceed $20,000,000 in each fiscal year (which amount shall be increased to $25,000,000 following the consummation of a Qualifying IPO) (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of $30,000,000 in any fiscal year (which shall increase to $35,000,000 subsequent to the consummation of a Qualifying IPO));

(g) the Parent Borrower may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings:

(i) the proceeds of which will be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) the tax liability to each foreign, federal, state or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by Holdings (or such direct or indirect parent of Holdings) that includes the Parent Borrower or any of its Subsidiaries, to the extent that such tax liability does not exceed the lesser of (A) the taxes that would have been payable by the Parent Borrower, the Restricted Subsidiaries or their respective Subsidiaries as a stand-alone group and (B) the actual tax liability of Holdings’ consolidated, combined, unitary or affiliated group (or, if Holdings is not the parent of the actual group, the taxes that would have been paid by Holdings, the Parent Borrower or the Parent Borrower’s

Subsidiaries as a stand-alone group), in each case, reduced by any such payments paid or to be paid directly by the Parent Borrower, the Restricted Subsidiaries or their respective Subsidiaries;

(ii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) Holdings’ operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of Holdings’ Subsidiaries;

(iii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent company thereof to pay) franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Parent Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Parent Borrower or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Parent Borrower or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) costs, fees and expenses (other than to Affiliates) related to any equity or debt offering permitted by this Agreement (whether or not successful); and

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent that such salaries, bonuses and other benefits are attributable to the ownership or operation of the Parent Borrower and the Restricted Subsidiaries;

(h) the Parent Borrower or any of the Restricted Subsidiaries may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i) the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if on the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing;

(j) the declaration and payment of dividends on the Parent Borrower’s common stock (or any of its direct or indirect parent companies) following the first public offering of the Parent Borrower’s common stock (or the common stock of any of its direct or indirect parent companies after the Closing Date, of up to 6% per annum of the net proceeds received by or contributed to the Parent Borrower (or such parent company of the Parent Borrower) in or from any such public offering, other than public offerings with respect to the Parent Borrower’s common stock (or common stock of any of the Parent Borrower’s direct or indirect parent companies) registered on Form S–4 or Form S–8;

(k) payments made or expected to be made by the Parent Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable by any of their respective future, present or former employees, directors, managers or consultants (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of their respective Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options; and

(l) in addition to the foregoing Restricted Payments and so long as no Default shall have occurred and be continuing or would result therefrom, the Parent Borrower and the Restricted Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed the sum of (i) $100,000,000 and (ii) the Available Amount at such time.

SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

SECTION 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent Borrower, whether or not in the ordinary course of business, other than:

(a) transactions between or among the Parent Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction,

(b) transactions on terms substantially as favorable to the Parent Borrower or any Restricted Subsidiary as would be obtainable by the Parent Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate,

(c) the Transaction and the payment of fees and expenses related to the Transaction,

(d) the issuance of Equity Interests (other than Disqualified Equity Interests) to any officer, director, employee or consultant of the Parent Borrower or any of the Restricted Subsidiaries or any direct or indirect parent of the Parent Borrower in connection with the Transaction,

(e) Investments permitted under Section 7.02,

(f) employment and severance arrangements between the Parent Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option and equity incentive plans and employee benefit plans and arrangements,

(g) payments by the Parent Borrower (and any direct or indirect parent company thereof) and the Restricted Subsidiaries pursuant to the tax sharing agreements among the Parent Borrower (and any such direct or indirect parent company thereof) and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Parent Borrower and the Restricted Subsidiaries;

(h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Parent Borrower and the Restricted Subsidiaries or any direct or indirect parent of the Parent Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Parent Borrower and the Restricted Subsidiaries,

(i) any agreement, instrument or arrangement as in effect as of the Closing Date and involving consideration in excess of $10,000,000 in the aggregate, set forth on Schedule 7.08, or any amendment to the foregoing (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole in any material respect as compared to the applicable agreement as in effect on the Closing Date as reasonably determined in good faith by the Parent Borrower),

(j) Restricted Payments permitted under Section 7.06,

(k) customary payments by the Parent Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Parent Borrower, in good faith;

(l) transactions in which the Parent Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08,

(m) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Parent Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Parent Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party,

(n) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Parent Borrower, any of its Subsidiaries or any direct or indirect parent thereof,

(o) investments by the Permitted Holders in securities of the Parent Borrower or any of the Restricted Subsidiaries so long as the investment is being offered generally to other investors on the same or more favorable terms, and

(p) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing.

SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is a Non-Loan Party to make Restricted Payments to any Loan Party or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent that Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14,

(iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.03,

(iv) arise in connection with any Lien permitted by Section 7.01(u) or any Disposition permitted by Section 7.05,

(v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business,

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent of any negative pledge that relates to the property financed by such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) or is subject thereto and the proceeds and products of such property,

(vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), 7.03(g) or 7.03(r) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to Section 7.03(g) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness,

(ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent Borrower or any Restricted Subsidiary,

(x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,

(xii) are customary restrictions contained in the Senior Notes Indenture,

(xiii) arise in connection with cash or other deposits permitted under Section 7.01, and

(xiv) (x) restrictions described in clause (a) above, but only to the extent such restrictions do not materially adversely affect the ability of the Non-Loan Parties, taken as a whole, to transfer cash to one or more Loan Parties or (y) restrictions described in clause (b) above, but only to the extent such restrictions do not apply to assets that would constitute material Collateral.

SECTION 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement.

SECTION 7.11. Accounting Changes. Make any change in fiscal year except upon written notice to the Administrative Agent, in which case, the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.12. Prepayments, Etc. of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) any Permitted Subordinated Notes or any other Indebtedness that is subordinated to the Obligations expressly by its terms (other than Indebtedness among the Parent Borrower and its Restricted Subsidiaries) (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Cash Proceeds of any Permitted Refinancing, to the extent not required to prepay any Term Loans pursuant to Section 2.05(b) or the prepayment thereof with Declined Retained Proceeds, (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of the Parent Borrower or any Restricted Subsidiary owed to Holdings, the Parent Borrower or a Restricted Subsidiary or the prepayment of any Permitted Subordinated Notes issued by the Parent Borrower or any Restricted Subsidiary to Holdings, the Parent Borrower or any Restricted Subsidiary or the prepayment of any Junior Financing with the proceeds of any other Junior Financing and (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the sum of (A) $50,000,000, determined at the time of such payment, and (B) the Available Amount at such time.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Arrangers.

SECTION 7.13. Equity Interests of Certain Restricted Subsidiaries. Permit any Domestic Subsidiary that is a wholly owned Restricted Subsidiary to become a non-wholly owned Subsidiary, except (i) to the extent that such Restricted Subsidiary continues to be a Guarantor, (ii) in connection with a Disposition of all or substantially all of the assets or all of the Equity Interests of such Restricted Subsidiary permitted by Section 7.05 or (iii) as a result of the designation of such Restricted Subsidiary as an Unrestricted Subsidiary pursuant to Section 6.14.

SECTION 7.14. Holdings. In the case of Holdings, create, incur or suffer to exist any Liens on Equity Interests of the Parent Borrower, other than non-consensual Liens that arise solely by operation of Law, or conduct, transact or otherwise engage in any business or operations other than: (i) its ownership of the Equity Interests of the Parent Borrower and other Subsidiaries, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the incurrence of the Guarantees, and the performance of its obligations with respect to the Loan Documents, the Senior Notes, the Existing Notes or any Permitted Subordinated Notes, (iv) any public offering of its common stock or any other issuance of its Equity Interests or any transaction permitted under Section 7.04, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings, the Parent Borrower and other Subsidiaries, (vii) holding any cash or property received in connection with Restricted Payments made by the Parent Borrower or any Restricted Subsidiary in accordance with Section 7.06 pending application thereof by Holdings, (viii) providing indemnification to officers and directors of Holdings or any of its direct or indirect parent companies, (ix) conducting, transacting or otherwise engaging in any business or operations of the type that it conducts, transacts or engages in on the Closing Date, and (x) business or operations incidental to each of the foregoing.

SECTION 7.15. Financial Covenant. For the benefit of the Revolving Credit Commitments and Revolving Credit Loans, Other Revolving Credit Commitments, Other Revolving Credit Loans and any Incremental Revolving Facility only, the Parent Borrower will not permit the Senior Secured Leverage Ratio as of the last day of any fiscal quarter of the Parent Borrower ending on any date during a period set forth below to exceed the ratio set forth below opposite such period if, at any time during such fiscal quarter, any Revolving Credit Loans or Swing Line Loans were outstanding or the aggregate outstanding amount of the L/C Obligations exceeded $75,000,000:

Fiscal Year	March	June	September	December

2012	N/A	6.50:1	6.50:1	6.50:1
2013	6.50:1	6.50:1	6.50:1	6.50:1
2014	6.50:1	6.50:1	6.50:1	6.00:1
2015	6.00:1	6.00:1	6.00:1	5.50:1
and thereafter	5.50:1	5.50:1	5.50:1	5.50:1

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01. Events of Default. Each of the events referred to in clauses (a) through (m) of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. A Borrower fails, or any Guarantor fails, to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Borrower or any Restricted Subsidiary or, in the case of Section 7.14, Holdings, fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03 or 6.05(a) (solely with respect to the Borrowers) or Article VII (other than Section 7.14 with respect to the Borrowers or the Restricted Subsidiaries), provided that a Default as a result of a breach of Section 7.15 (a “Financial Covenant Event of Default”) is subject to cure pursuant to Section 8.04; provided, further, that a Financial Covenant Event of Default shall not constitute an Event of Default with respect to any Term Loan or any Credit Agreement Refinancing Indebtedness (unless consisting of Revolving Credit Facilities) unless and until the Required Revolving Lenders have declared all such amounts outstanding under the Revolving Credit Loans to be immediately due and payable in accordance with this Agreement and only for so long as such declaration has not been rescinded; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Parent Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty or certification made by any Loan Party herein, in any other Loan Document, or in any certificate required to be delivered pursuant hereto or thereto shall be untrue in any material respect when made; or

(e) Cross-Default. Holdings, the Borrowers or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness; or

(f) Insolvency Proceedings, Etc. Holdings, the Parent Borrower or any Specified Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Holdings, any Borrower or any Subsidiary gives notice under section 36(2) of the 1990 Tax Collection Act (Invorderingswet 1990) (irrespective of whether this notice is pursuant to section 60 of the Act on Financing of Social Insurances (Wet financiering sociale verzekeringen)); or

(h) Judgments. There is entered against any Loan Party or any Specified Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) ERISA. (i) An ERISA Event has occurred that has resulted in or would reasonably be expected to result in liability of Holdings, the Parent Borrower or any of their respective ERISA Affiliates in an aggregate amount that results in or would reasonably be expected to result in a Material Adverse Effect or (ii) Holdings, the Parent Borrower or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that results in or would reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(k) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file continuation statements under the Uniform Commercial Code or otherwise comply with applicable Laws regarding the ongoing perfection of security interests and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage, or

(ii) any of the Equity Interests owned by the Parent Borrower or any Restricted Subsidiary that is a Guarantor ceasing to be pledged pursuant to the U.S. Security Agreement free of Liens other than Liens created by the U.S. Security Agreement or any nonconsensual Liens arising solely by operation of Law or as otherwise permitted hereunder; or

(l) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation governing Junior Financing with an aggregate principal amount of not less than the Threshold Amount or (ii) the subordination provisions set forth in any Junior Financing Documentation governing Junior Financing with an aggregate principal amount of not less than the Threshold Amount shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Junior Financing, if applicable; or

(m) Change of Control. There occurs any Change of Control.

SECTION 8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of the Required Lenders (or, in the case of a Financial Covenant Event of Default, at the request of the Required Revolving Lenders), take any or all of the following actions:

(a) declare Commitments of each Lender (or each Revolving Credit Lender, as the case may be) and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans (or all outstanding Revolving Credit Loans, as the case may be), all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Parent Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders (or the Revolving Credit Lenders, as the case may be) all rights and remedies available to it and such Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Parent Borrower under the Bankruptcy Code of the United States, the Commitments of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Parent Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), and subject to the terms of any First lien Intercreditor Agreement and/or Second Lien Intercreditor Agreement, as applicable, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrowers on the assumption that each Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.02(g) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrowers or made available to the Administrative Agent by any such Lender, (b) with respect to the Swing Line Lender, the aggregate amount, if any, of participations in respect of any outstanding Swing Line Loan that shall not have been funded by the Dollar Revolving Credit Lenders in accordance with Section 2.04(c) and (c) with respect to any L/C Issuer, the aggregate amount, if any, of participations in respect of any outstanding L/C Advances that shall not have been funded by the Multi-Currency Revolving Credit Lenders in accordance with Section 2.03(c), in each case payable to the Administrative Agent, the Swing Line Lender or any L/C Issuer, as applicable, ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, the Swap Termination Value under Secured Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Seventh, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Parent Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Parent Borrower.

SECTION 8.04. Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 8.01, in the event that the Parent Borrower fails (or, but for the operation of this Section 8.04, would fail) to comply with the financial covenant set forth in Section 7.15 and until the expiration of the tenth Business Day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, the Parent Borrower may engage in a Permitted Equity Issuance and apply the amount of the Net Cash Proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter; provided that such net cash proceeds (i) are actually received by the Parent Borrower no later than ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (ii) are Not Otherwise Applied and (iii) do not exceed the aggregate amount necessary to comply with Section 7.15 for any applicable period. If, after giving effect to the foregoing increase to Consolidated EBITDA, the Parent Borrower shall then be in compliance with the requirements of Section 7.15, the Parent Borrower shall be deemed to have satisfied such requirements as of the relevant date of determination with the same effect as though there had been (or would have been) no failure to comply therewith at such date, and the failure to comply that occurred (or would have occurred) shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section 8.04(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.15 and shall not result in any adjustment to any amounts (including, without limitation, Consolidated Senior Secured Debt) other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

(b) In each period of four fiscal quarters, there shall be at least one fiscal quarter in which no cure set forth in Section 8.04(a) is made.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01. Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The provisions of this Article IX, other than Section 9.09 and Section 9.11, are solely for the benefit of the Administrative Agent and the Lenders, and the Borrowers shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank and/or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Agents to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact including for the purpose of any Borrowing or payment in Alternative Currencies, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 9.04. Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall have first received such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall have first been indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults on the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Parent Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall severally indemnify upon demand the Administrative Agent and each other Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent and each other Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from (a) such Agent-Related Person’s own gross negligence, bad faith or willful misconduct, or (b) a material breach of any obligations under any Loan Document by the Administrative Agent or such Agent-Related Person, in each case as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence, bad faith, willful misconduct or a material breach of any such obligations for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08. Agents in Their Individual Capacities. Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such Agent were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans, each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include each Agent in its individual capacity.

SECTION 9.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Parent Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, subject to the consent of the Parent Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of the Parent Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Parent Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 9.09). After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

If the Administrative Agent resigns in accordance with this Article IX, each Loan Party shall execute such documents and take all such other action as is necessary or (in the opinion of the Administrative Agent) desirable in connection with the substitution, in accordance with applicable law, of the successor Administrative Agent as creditor of the Dutch Parallel Debts and as beneficiary of any lien securing the Dutch Parallel Debts.

Any resignation by Citibank, N.A. as Administrative Agent pursuant to this Section 9.09 shall also constitute its resignation as an L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by Citibank, N.A., if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer effectively to assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

SECTION 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(g) and (h), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11. Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit and any other obligation (including a guarantee that is contingent in nature), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, the Borrowers or other Domestic Subsidiaries of Holdings that are Restricted Subsidiaries, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its Obligations pursuant to clause (c) below;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c) that any Guarantor shall be automatically released from its Obligations if (i) in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder or (ii) in the case of Holdings, as a result of a transaction permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Senior Notes or any Junior Financing; and

(d) if any Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer) and the Parent Borrower notifies the Administrative Agent in writing that it wishes such Guarantor to be released from its Obligations, (i) such Subsidiary shall be automatically released from its Obligations and (ii) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary shall be automatically released; provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of the Senior Notes or any Junior Financing.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its Obligations pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Parent Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its Obligations, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12. Other Agents; Arrangers and Managers. Except as expressly provided herein, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “senior managing agent,” “joint bookrunner” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each

Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to such Supplemental Administrative Agent such rights, powers, privileges and duties, the Parent Borrower or Holdings, as applicable, shall, or shall cause such other Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X

Miscellaneous

SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement including in Section 2.14 with respect to any Incremental Revolving Facility Amendment or Section 2.15 with respect to any Refinancing Amendment, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Parent Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Parent Borrower or such other applicable Loan Party, as the case may be (or, in respect of any waiver, amendment or modification of Section 7.15, only the Required Revolving Lenders), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal, interest or fees under Section 2.07 , 2.08 or 2.09 or the applicable Refinancing Amendment without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans under Section 2.05(b) shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of Senior Secured Leverage Ratio that does not result in a reduction of the Applicable Rate in the component definitions thereof shall not constitute a reduction in the rate of interest or fees); provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change any provision of the definition of “Pro Rata Share” or any pro rata provision of Section 2.05(b)(v)(Y), 2.06(c), 2.13 or 8.03 without the written consent of each Lender affected thereby;

(e) other than in a transaction permitted under Section 7.04 or Section 7.05, or as provided in Section 9.11, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender (other than a Defaulting Lender);

(f) except as expressly provided in the Collateral Documents, other than in a transaction permitted under Section 7.04 or Section 7.05, or as provided in Section 9.11, release all or substantially all of the aggregate value of the U.S. Guaranty, the Dutch Holdings Guaranties and the Foreign Subsidiary Guaranty without the written consent of each Lender (other than a Defaulting Lender);

(g) change the currency in which any Loan is denominated of any Loan without the written consent of the Lender holding such Loans;

(h) waive any condition set forth in Section 4.02 as to any Credit Extension under any Revolving Credit Facility or the Delayed Draw Term Loan Facility without the written consent of the Required Facility Lenders under such Facility;

(i) change any provision of this Section 10.01 or the definition of “Required Lenders” without the written consent of each Lender (other than a Defaulting Lender);

(j) change the definition of “Required Facility Lenders” without the consent of each Lender (other than a Defaulting Lender) under the relevant Facility; or

(k) change the definition of “Required Revolving Lenders” without the consent of each Revolving Credit Lender (other than a Defaulting Lender).

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of a L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the consent of Required Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different from such amendment that affects other Facilities.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

Notwithstanding anything to the contrary contained in Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Parent Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary contained in Section 10.01, the Administrative Agent and the Parent Borrower may amend any Loan Document to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Lender; provided, however, that no such amendment shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period.

SECTION 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties from time to time; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers, the Administrative Agent, the L/C Issuers and the Swing Line Lender from time to time.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) the actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY

OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE EFFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent-Related Persons have any liability to the Borrowers, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Party have any liability to the Borrowers, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04. Attorney Costs and Expenses. The Borrowers agree (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, each Syndication Agent, each Documentation Agent, each Senior Managing Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cravath Swaine & Moore LLP and one local and foreign counsel in each relevant jurisdiction, and (b) to pay or reimburse the Administrative Agent, the Syndication Agent, each Documentation Agent, the Arrangers and any Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent, the Syndication Agent, each Documentation Agent and the Arrangers). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05. Indemnification by the Borrowers. The Borrowers shall indemnify and hold harmless each Agent, each Lender, the Arrangers and their respective Affiliates, directors, officers, employees, agents, trustees or advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrowers, any Subsidiary of the Borrowers or any other Loan Party, or any Environmental Liability related in any way to or arising out of the activities or operations of the Borrowers, any Subsidiary of the Borrowers or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee or agent of such Indemnitee, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any affiliate, director, officer, employee or agent of such Indemnitee or (z) any proceeding that does not involve an act or omission of the Borrowers or any of its respective Affiliates and that is brought by and to the extent that it involves a claim of an Indemnitee against any other Indemnitee (other than an Agent acting in its capacity as such). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrowers shall contribute the maximum portion that is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing contained in this sentence shall limit the indemnity obligations of the Borrowers to the extent set forth in this Section 10.05 or the reimbursement obligations of the Borrowers to the extent set forth in Section 10.04. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after written demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final, non-appealable judgment of a court of competent jurisdiction that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date on which such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Loan Parties may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, it being understood that the Parent Borrower shall have the right to withhold its consent if the Parent Borrower would be required to obtain the consent of, or make a filing or registration with, a Governmental Agency) of:

(A) the Parent Borrower; provided that no consent of the Parent Borrower shall be required for an assignment to (1) a Lender, an Affiliate of a Lender or an Approved Fund (except in the case of an assignment of a Revolving Credit Loan or a Revolving Credit Commitment to a Person that is not then a Revolving Credit Lender, in which case the consent of the Parent Borrower shall be required), (2) during the primary syndication of the Facilities, Persons identified by the Administrative Agent to the Parent Borrower, and approved by the Parent Borrower, on or prior to the Closing Date, or (3) if an Event of Default under Section 8.01(a) or, solely with respect to the Parent Borrower, Section 8.01(f) has occurred and is continuing, any Assignee; provided, further, that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund;

(C) solely in the case of any assignment under the Multi-Currency Revolving Credit Facility under which such Person is an L/C Issuer, each L/C Issuer at the time of such assignment; provided that no consent of any L/C Issuer shall be required for an assignment to an Agent or any Affiliate thereof; and

(D) in the case of any assignment under the Dollar Revolving Credit Facility, the Swing Line Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) a Dollar Amount of $2,500,000 (in the case of the Revolving Credit Facilities), (y) $1,000,000 (in the case of a Parent Term Loan or Delayed Draw Term Loan) or (z) €1,000,000 (in the case of a Dutch Term Loan) (provided that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of complying with such minimum assignment amount) unless each of the Parent Borrower and the Administrative Agent otherwise consents; provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Section 8.01(a) or, solely with respect to the Parent Borrower, Section 8.01(f) has occurred and is continuing, (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any, and (3) in respect of the Dutch Term Loans, any assignment shall at all times equal at least €100,000, unless the Assignee is a PMP;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (x) only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender and (y) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any Assignment;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms;

(D) the Assignee shall comply with Sections 3.01(b), (c), (d) or (e), as applicable;

(E) no such assignment shall be made (A) to Holdings or any of its Subsidiaries except as permitted under Section 2.05(a)(v), (B) other than in accordance with subsection (k) below, to any of the Parent Borrower’s Affiliates or (C) to a natural person; and

(F) the Assignee shall represent and warrant to the Administrative Agent that it is not an Affiliated Lender or identify itself as an Affiliated Lender.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Subject to the acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) (and, in the case of an assignment by or to an Affiliated Lender, recordation in the Affiliated Lender Register in accordance with Section 10.07(n)), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note to the Parent Borrower, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. In no event shall any assignment be effective if the assigning Lender is the payee of any note and such Note is not assigned and delivered to the Assignee or surrendered to the Parent Borrower. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable by the Borrowers to each Lender in respect of their respective Loans, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The requirements of this Section 10.07(d) are intended to result in any and all Borrowings being in “registered form” for purposes of Sections 163(f), 871, 881 and any other applicable provision of the Code, and shall be interpreted and applied in a manner consistent therewith.

Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Parent Borrower, the Swing Line Lender and each L/C Issuer to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (d).

(e) Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Swing Line Lender or the L/C Issuers, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) in respect of the Dutch Term Loans any transfer shall at all times equal at least €100,000, unless the Participant is a PMP, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements and limitations therein, including the requirements of Sections 3.01(b), (c), (d) or (e), as applicable), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register complying with the requirements of Section 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. Entries in the Participant Register shall be presumed correct, absent manifest error and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) An Assignee or a Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the interest subject to the Assignment or the participation sold to such Participant at the time of the Assignment or sale of the participation.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including their obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Parent Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Parent Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such thirty-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified, in consultation with the Parent Borrower, a successor L/C Issuer or Swing Line Lender willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Parent Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(k) Any Lender may, at any time, assign all or a portion of its Term Loans to a Person who is or will become, after such assignment, an Affiliated Lender and any Affiliated Lender may assign Term Loans, subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) each Affiliated Lender (other than a Debt Fund Affiliate) that (A) purchases any Loans pursuant to this clause (k) shall represent and warrant to the seller and (B) sells any Loan hereunder shall represent and warrant to the buyer, in each case, that it does not possess material non-public information with respect to Holdings and its Subsidiaries (or other information that may be material to a decision by any Lender to participate in such assignment) or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information);

(iii) the Parent Borrower shall have consented to such assignment; provided that in no event shall the Parent Borrower consent to any assignment to any Affiliate if the conditions set forth in clause (ii), (iv) or (v) of this clause (k) are not satisfied prior to and immediately after giving effect to such assignment;

(iv) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders (other than Debt Fund Affiliates) may not exceed 20% of the original principal amount of all Term Loans at such time outstanding;

(v) no interest in the Revolving Credit Facility may be assigned to any Affiliated Lender (other than a Debt Fund Affiliate); and

(vi) in addition to the requirements of clause (c) above, such assignment shall only become effective upon being recorded in the Affiliated Lender Register as provided in clause (n) below.

(l) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(m), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender (other than Debt Fund Affiliates) shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(A) all Loans held by any Affiliated Lenders (other than Debt Fund Affiliates) shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any action;

(B) all Loans held by Affiliated Lenders (other than Debt Fund Affiliates) shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders; and

(C) all Loans held by Debt Fund Affiliates shall be deemed to be not outstanding to the extent such Loans would account for more than 50% of the amount of Loans and Commitments included in determining whether the Required Lenders have taken or consented to any action (it being understood that such excess amount of Loans and Commitments shall be deemed not to be outstanding on a pro rata basis among all Debt Fund Affiliates in accordance with the respective amounts of such Loans and Commitments held by them).

(m) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, to the fullest extent permitted by applicable Law (i) each Affiliated Lender (other than any Debt Fund Affiliate) hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Parent Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Parent Borrower and (ii) no Affiliated Lender (other than a Debt Fund Affiliate) may bring any action or make any claim against any Agent hereunder.

(n) The Parent Borrower shall maintain at its offices a copy of each Assignment and Assumption delivered to it by any Affiliated Lender and each other notification from an Affiliated Lender referred to below (the “Affiliated Lender Register”). Each Affiliated Lender shall advise the Parent Borrower and the Administrative Agent in writing of (i) any proposed acquisition or disposition of Term Loans by such Affiliated Lender, (ii) any prepayment of such Lender’s Term Loans pursuant to Section 2.05(a)(v) and (iii) whether such Lender is a Debt Fund Affiliate. The Parent Borrower shall advise the Administrative Agent (in the same manner specified by Schedule 10.02 for non-borrowing notices) in writing of any proposed assignment to any Affiliated Lender at least three Business Days prior to the time such assignment is scheduled to occur unless the Administrative Agent shall have been notified thereof by the Affiliated Lender. Additionally, if any Lender becomes an Affiliated Lender at a time that such Lender holds any Term Loans, such Lender shall promptly advise the Parent

Borrower and the Administrative Agent that such Lender is an Affiliated Lender. Copies of the Affiliated Lender Register shall be provided to the Administrative Agent, the Lenders and the Affiliated Lenders upon request. Notwithstanding the foregoing if at any time (if applicable, after giving effect to any proposed assignment to an Affiliated Lender), all Affiliated Lenders (other than Debt Fund Affiliates) own or would, in the aggregate own more than 20% of the principal amount of all then outstanding Term Loans (i) any proposed pending assignment to an Affiliated Lender that is not a Debt Fund Affiliate that would cause such threshold to be exceeded shall not become effective or be recorded in the Affiliated Lender Register, (ii) in the event that an Affiliated Lender that is not a Debt Fund Affiliate has acquired any Term Loans pursuant to an assignment which was not recorded in the Affiliated Lender Register, the assignment of such Term Loans by the relevant Lender shall be null and void ab initio and (iii) if such threshold is exceeded solely as a result of a Lender becoming an Affiliated Lender after it has acquired Term Loans, such Affiliated Lender shall assign sufficient Term Loans so that Affiliated Lenders that are not Debt Fund Affiliates in the aggregate own less than 20% of the aggregate principal amount of Term Loans then outstanding. The Administrative Agent may conclusively rely upon the Affiliated Lender Register in connection with any amendment or waiver hereunder and shall not have any responsibility for monitoring any acquisition or disposition of Term Loans by any Affiliated Lender or for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

SECTION 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by a Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Parent Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Parent Borrower; (g) to the extent that such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority, examiner or self-regulatory authority (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party, its Affiliates or its or its Affiliates’ respective directors, officers, employees, trustees, investment advisors or agents, relating to Holdings or any of its Subsidiaries (including the Borrowers) or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is not clearly identified at the time of delivery as “Public” or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Parent Borrower or any other Loan Party, any such notice being waived by the Parent Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding any account designated as held for the benefit of any Governmental Authority, employees under any benefit plan (other than a rabbi trust) or in escrow for the benefit of a non-Affiliate of the Parent Borrower) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender, L/C Issuer or Affiliate of a Lender or L/C Issuer shall have a right to set off and apply any deposits held or other Indebtedness owing by such Lender, L/C Issuer or Affiliate, as the case may be, to or for the credit or the account of any Foreign Subsidiary of a U.S. Loan Party against the Obligations of the Parent Borrower or any other U.S. Loan Party. Each Lender and L/C Issuer agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

SECTION 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or electronic mail of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or electronic mail be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or electronic mail.

SECTION 10.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

SECTION 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWERS, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. NOTHING IN ANY LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY L/C ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO ANY LOAN DOCUMENT AGAINST HOLDINGS OR THE BORROWERS OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

SECTION 10.16. WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.17. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, Holdings, each Agent and each Lender and their respective successors and assigns.

SECTION 10.18. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following the receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan Party in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Loan Parties (or to any other Person who may be entitled thereto under applicable Law).

SECTION 10.19. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent (which shall not be unreasonably withheld in the case of any action in accordance with the Loan Documents that has been approved by the Required Lenders). The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.20. USA PATRIOT Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify the Loan Parties in accordance with the USA PATRIOT Act.

SECTION 10.21. Agent for Service of Process. The Parent Borrower agrees that promptly following the request by the Administrative Agent it shall cause each Material Foreign Subsidiary for whose account a Letter of Credit is issued to appoint and maintain an agent reasonably satisfactory to the Administrative Agent to receive service of process in New York City on behalf of such Material Foreign Subsidiary to the extent such agency is permitted under applicable Law.

SECTION 10.22. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of Holdings and the Borrowers acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the other Agent-Related Persons and the Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers, the other Agent-Related Persons and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, any Arranger, any other Agent-Related Person or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Arranger, any other Agent-Related Person or any Lender has advised or is currently advising the Borrowers or any of their Affiliates on other matters) and none of the Administrative Agent, any Arranger, any other Agent-Related Person or any Lender has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Arrangers, the other Agent-Related Persons and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Administrative Agent, any Arranger, any other Agent-Related Person or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Arrangers, the other Agent-Related Persons and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Holdings and the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate. Each of Holdings and the Borrowers hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Arrangers, the other Agent-Related Persons and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 10.23. Agency of the Parent Borrower for Each Other Borrower. The Dutch Subsidiary Borrower irrevocably appoints the Parent Borrower as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including execution and delivery to the Agents of Committed Loan Notices) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by the Dutch Subsidiary Borrower, shall be valid and effective if given or taken only by the Parent Borrower, whether or not the Dutch Subsidiary Borrower joins therein, and the Agents and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Parent Borrower under this Section 10.23; provided that nothing in this Section 10.23 shall limit the effectiveness of, or the right of the Agents and the Lenders to rely upon, any notice (including a Committed Loan Notice), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by the Dutch Subsidiary Borrower pursuant to this Agreement.

SECTION 10.24. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Parent Borrower or the Dutch Subsidiary Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 10.25. Express Waivers by Borrowers in Respect of Cross Guaranties and Cross Collateralization. Each Borrower agrees as follows:

(a) Each Borrower hereby waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loans, the issuance of any Letter of Credit or any other financial accommodations made or extended under the Loan Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower’s right to make inquiry of the Administrative Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of the other Borrower or of any other fact that might increase such Borrower’s risk with respect to such other Borrower under the Loan Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Loan Documents; and (vii) all other notices (except if such notice is specifically required to be given to such Borrower hereunder or under any of the other Loan Documents to which such Borrower is a party) and demands to which such Borrower might otherwise be entitled;

(b) Each Borrower hereby waives the right by statute or otherwise to require an Agent or any Lender to institute suit against the other Borrower or to exhaust any rights and remedies which an Agent or any Lender has or may have against the other Borrower; and each Borrower further waives any defense arising by reason of any disability or other defense of the other Borrower (other than the defense of payment in full) or by reason of the cessation from any cause whatsoever of the liability of such Borrower in respect thereof;

(c) Each Borrower hereby waives and agrees not to assert against any Agent, any Lender, or any L/C Issuer: (i) any defense (legal or equitable) other than a defense of payment, set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against the other Borrower or any other party liable under the Loan Documents; (ii) any defense, set-off, counterclaim, or claim of any kind or nature available to the other Borrower (other than a defense of payment) against any Agent, any Lender, or any L/C Issuer, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by any Agent, any Lender, or any L/C Issuer under any applicable law; or (iv) the benefit of any statute of limitations affecting the other Borrower’s liability hereunder;

(d) Each Borrower consents and agrees that, without notice to or by such Borrower and without affecting or impairing the obligations of such Borrower hereunder, the Agents may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Issuer Documents; (ii) release all or any one or more parties to any one or more of the Issuer Documents or grant other indulgences to the other Borrower in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Issuer Documents; or (iv) release or substitute any Person liable for payment of the Obligations, or enforce, exchange, release, or waive any security for the Obligations;

(e) Each Borrower represents and warrants to the Agents and the Lenders that such Borrower is currently informed of the financial condition of the other Borrower and all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower agrees that neither the Agents, any Lender, nor any L/C Issuer has any responsibility to inform any Borrower of the financial condition of the other Borrower or of any other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

SECTION 10.26. Parallel Debt. (a) Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents and solely for the purpose of ensuring and preserving the validity and effect of the security rights granted and to be granted under or pursuant to the Collateral Documents governed by the laws of The Netherlands (the “Dutch Security Agreements”), each of the Lenders and the other parties hereto hereby acknowledges and consents to (i) each Loan Party that is party to the Dutch Security Agreements undertaking herein to pay to the Administrative Agent, in its individual capacity and not as agent, representative or trustee, as a separate independent obligation to the Administrative Agent, the amount of its Dutch Parallel Debt (which each such Loan Party hereby so undertakes to do), and (ii) the security rights contemplated by the Dutch Security Agreements being granted in favor of the Administrative Agent in its individual capacity as security for its claims under the Dutch Parallel Debt.

(b) Each Loan Party acknowledges and agrees that it may not pay its Dutch Parallel Debt other than at the instruction of, and in the manner instructed by, the Administrative Agent; provided, however, that no Loan Party shall be obligated to pay any amount of its Dutch Parallel Debt unless and until a corresponding amount of its Underlying Debt Obligations shall have become due and payable.

(c) To the extent any amount is paid to and received by the Administrative Agent in payment of the Dutch Parallel Debt and the Administrative Agent has turned over any amounts received by it in respect to the Dutch Parallel Debt to the Secured Parties as their interests appeared with respect to the Underlying Debt Obligations, the total amount due and payable in respect of the Underlying Debt Obligations shall be decreased as if such amount were received by the Secured Parties or any of them in payment of the corresponding Underlying Debt Obligations.

SECTION 10.27. Effect of Certain Inaccuracies. In the event that any financial statement delivered pursuant to Section 6.01(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.02(a) is inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Parent Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period and (iii) the Borrowers shall immediately pay to the Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period. This Section 10.27 shall not limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.08(b) and 8.01.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BAUSCH & LOMB INCORPORATED, as Parent Borrower,

By:
Name:
Title:

BAUSCH & LOMB B.V., as Dutch Subsidiary Borrower

By:
Name:
Title:

WP PRISM INC., as Holdings,

By:
Name:
Title:

[B&L Credit Agreement]

CITIBANK, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and as a Lender,

By:
Name:
Title:

[B&L Credit Agreement]

[OTHER BANKS]

By:
Name:
Title:

[B&L Credit Agreement]